EXHIBIT (a)-(1)

PRELIMINARY PROXY STATEMENT OF THE COMPANY

[GRAPHIC TO COME]

             , 2016

Shareholders of Sky-mobi Limited
Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Sky-mobi Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company"), to be held on             , 2016 at            a.m. (Beijing time). The meeting will be held at           . The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be voted on at the extraordinary general meeting, including at any adjournment thereof.

On August 22, 2016, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Amber Shining Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), and Power Rich Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving company (the "Surviving Corporation") and becoming a wholly owned subsidiary of Parent. The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon, amongst other things, a proposal to authorize and approve the Merger Agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the "Cayman Registrar") in connection with the Merger (the "Plan of Merger") and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the "Transactions"), including the Merger. Copies of the Merger Agreement and the form of the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

Merger Sub and Parent were formed solely for the purpose of the Merger. At the effective time of the Merger (the "Effective Time"), Parent will be beneficially owned by Mr. Michael Tao Song (“Mr. Song”), Xplane Ltd. and Mobi Joy Limited. Mr. Song, Xplane Ltd. and Mobi Joy Limited are collectively referred to herein as the "Rollover Shareholders." As of the date of the accompanying proxy statement, the Rollover Shareholders collectively beneficially own 117,998,032 shares of the Company (the "Rollover Shares") (including Shares represented by ADSs and 1,440,000 outstanding unvested Company Restricted Shares (as defined below) held by Mr. Song that entitle him to vote such shares), which represent approximately 50.2% of the Company's issued and outstanding shares, par value US$0.00005 per share (each, a "Share"). Parent, Merger Sub, the Rollover Shareholders and their respective affiliates are collectively referred to as the “Buyer Group.” If the Merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the Buyer Group, and, as a result of the Merger, the Company's American depositary shares ("ADSs"), each representing eight Shares, will no longer be listed on the NASDAQ Global Market ("NASDAQ") and the ADS program for the Shares will terminate.

Under the terms of the Merger Agreement, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive US$0.275 (the “Per Share Merger Consideration”) and each ADS issued and outstanding will represent the right to receive, upon surrender, US$2.2 (less a US$0.05 per ADS cancellation fee pursuant to the terms of the deposit agreement dated December 15, 2010 among the Company, Citibank, N.A. (the “ADS Depositary”) and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)), in each case, in cash, without interest and net of any applicable withholding taxes. Notwithstanding the foregoing, if the Merger is completed, the following Shares (including Shares represented by ADSs), will be cancelled and cease to exist at the Effective Time but will not be converted into the right to receive the consideration described in the immediately preceding sentence:

(a)	the Rollover Shares and Shares held by the Company or any of its subsidiaries (including such Shares represented by ADSs) immediately prior to the Effective Time, which will be cancelled without payment of any consideration or distribution therefor; and

(b)	Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the Companies Law, Cap 22 (Law 3 of 1961 as consolidated and revised) of the Cayman Islands (the “Cayman Islands Companies Law”), which will be cancelled and will entitle the former holders thereof to receive the fair value thereon in accordance with the provisions of Section 238 of the Cayman Islands Companies Law.

At the Effective Time, each option to purchase Shares granted under the Company’s 2016 Share Incentive Plan and the 2010 Share Incentive Plan (together, the “Company Incentive Plans”) (each a “Company Stock Option”) that is vested and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right of the holder of such vested Company Stock Option to receive cash, without interest, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Stock Option and (y) the number of Shares subject to such Company Stock Option (the “Vested Company Option Consideration”), provided that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Per Share Merger Consideration, such Company Stock Option will be cancelled without any cash payment being made in respect thereof.

At the Effective Time, each Company Stock Option that is unvested and outstanding immediately as of the Effective Time will be cancelled in exchange for the right of the holder of such unvested Company Stock Option to receive deferred cash payments, without interest, in an amount equal to the Vested Company Option Consideration, which cash amount will be payable by the Surviving Corporation subject to and in accordance with the vesting schedule and other terms and conditions applicable to such unvested Company Stock Option as in effect immediately prior to the Effective Time, with any such payments to be made within 20 days of the applicable vesting date.

At the Effective Time, each restricted share of the Company granted under the Company Incentive Plans (each a “Company Restricted Share”), except for certain unvested Company Restricted Shares that will be accelerated in accordance with the terms of the Merger Agreement (the “Cashed Out Restricted Shares”) and Company Restricted Shares owned by the Rollover Shareholders, will be cancelled in exchange for the right of the holder of such Company Restricted Share to receive deferred cash payments, without interest, in an amount equal to the Per Share Merger Consideration, which cash amount will be payable by the Surviving Corporation subject to and in accordance with the vesting schedule and other terms and conditions applicable to such Company Restricted Share as in effect immediately prior to the Effective Time, with any such payments to be made within 20 days of the applicable vesting date. At the Effective Time, each Cashed Out Restricted Share will be cancelled in exchange for the right to receive the Per Share Merger Consideration.

A special committee (the "Special Committee") of the board of directors of the Company (the "Board"), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company including members of the Buyer Group (such shareholders and ADS holders are referred to herein as the "Unaffiliated Security Holders"), (b) declared that it was advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

ii

At a meeting held on August 22, 2016, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than Mr. Song, who abstained from the vote) (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; (b) authorized and approved the Merger Agreement, the Plan of Merger, the consummation of the Transactions including the Merger, and the limited guarantee by the Rollover Shareholders in favor of the Company pursuant to which each Rollover Shareholder would guarantee certain obligations of the Parent and Merger Sub under the Merger Agreement (the "Limited Guarantee") and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval.

The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

In considering the recommendation of the Special Committee and the Board, you should be aware that Mr. Song has interests in the Merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of the accompanying proxy statement, Mr. Song, directly and through Mobi Joy Limited, beneficially owns approximately 22.6% of the issued and outstanding Shares as of the date of this proxy statement.

The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the "SEC"), which are available for free at the SEC's website www.sec.gov.

Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger are authorized and approved by a special resolution, being a resolution passed by an affirmative vote of shareholders representing not less than two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the “Company Shareholder Approval”). Given the Buyer Group's ownership as described above and assuming it complies with its voting undertakings under the Support Agreement, based on the number of Shares expected to be issued and outstanding on                        , 2016, the record date for voting Shares at the extraordinary general meeting (the "Share Record Date"), an amount of Shares representing approximately 16.5% of the voting power of the entire issued and outstanding Shares as of the Share Record Date owned by shareholders other than members of the Buyer Group must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

The Rollover Shareholders will demand poll voting at the meeting and voting will take place by poll voting. Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card, in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is                       , 2016 at            a.m. (Beijing time). Each registered holder has one vote for each Share held as of the close of business in the Cayman Islands on the Share Record Date.

Completing and returning the signed proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

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As the registered holder of the Shares represented by ADSs, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on             , 2016 (the "ADS Record Date"). The ADS Depositary must receive such instructions no later than 10:00 a.m. (New York City time) on             , 2016. If a holder of ADSs submits a signed voting instruction without specifying the manner in which the ADS Depositary is to vote the Shares represented by such holder’s ADSs, the Shares represented by such ADSs will be voted in favor of the items set forth on the voting instructions. If the ADS Depositary does not receive instructions from a holder with respect to any Shares underlying such holder’s ADSs, such holder may, under the terms of the Deposit Agreement, be deemed to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company, which shall in this case be the chairman of the extraordinary general meeting (the “Designee”). Under the terms of the Deposit Agreement, the Designee would receive a discretionary proxy from the ADS Depositary, unless (a) the Company does not wish such proxy to be given, (b) substantial opposition exists, or (c) the rights of holders of Shares may be materially adversely affected. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become registered holders of Shares prior to the close of business in the Cayman Islands on           , 2016, the Share Record Date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on             , 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement and any applicable taxes and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for Citibank, N.A. — Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request our share registrar, Codan Trust Company (Cayman) Limited, to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the United States and the ADSs would continue to be listed on NASDAQ. The Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote for the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, which is attached as Annex D to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters' rights with respect to their Shares.

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ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 10:00 A.M. (NEW YORK CITY TIME) ON              , 2016, AND BECOME REGISTERED HOLDERS OF SHARES PRIOR TO              . THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND THE ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares, please contact Fischer Xiaodong Chen at +(86) 571-8777-0978.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

Wei Zhou	Michael Tao Song
Chairman of the Special Committee	Chairman of the Board

The accompanying proxy statement is dated             , 2016, and is first being mailed to the Company's shareholders and ADS holders on or about             , 2016.

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Sky-mobi Limited
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON
            , 2016

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of shareholders of Sky-mobi Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) will be held on                 , 2016, at            a.m. (Beijing time) at            .

Only registered holders of shares of the Company, par value US$0.00005 per share, (each, a “Share”), at the close of business in the Cayman Islands on                 , 2016 or their proxy holders are entitled to attend or to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

•	as special resolutions:

THAT the Agreement and Plan of Merger, dated as of August 22, 2016 (the “Merger Agreement”), among the Company, Amber Shining Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Power Rich Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being substantially in the form attached to the Merger Agreement and which will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”) including (i) the Merger, (ii) the amendment of the authorized share capital of the Company from US$1,000,000 divided into 20,000,000,000 shares of a par value of US$0.00005 each to US$50,000 divided into 1,000,000,000 shares with a par value of US$0.00005 each, and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association in the form attached as Appendix II to the Plan of Merger at the effective time of the Merger, be approved and authorized by the Company;

THAT the directors be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

•	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at 10/F, Building B, United Mansion, No. 2, Zijinghua Road, Hangzhou, Zhejiang 310013, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

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If you own American depositary shares, each of which represents eight Shares (the “ADSs”), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 10:00 a.m. (New York City time) on                 , 2016 in order to vote the underlying Shares at the extraordinary general meeting. Alternatively, you may vote directly at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of the ADSs (US$0.05 per ADS to be cancelled pursuant to the terms of the deposit agreement dated December 15, 2010 among the Company, the ADS depositary and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)) and any applicable taxes, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or alternatively, you will not vote the Shares) before the close of business in New York City on                 , 2016, and become a registered holder of Shares prior to the close of business in the Cayman Islands on              , 2016, the Share Record Date. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting. Furthermore, if a holder of ADSs submits a signed voting instruction without specifying the manner in which the ADS Depositary is to vote the Shares represented by such holder’s ADSs, the Shares represented by such ADSs will be voted in favor of the items set forth on the voting instructions. If holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, they will, under the terms of Deposit Agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a person designated by the Company (the “Designee”) to vote the Shares represented by such holder’s ADSs, unless the Company informs the ADS depositary or the ADS depositary reasonably believes that the Company does not wish such proxy to be given, that substantial opposition exists or that such matters would materially affects the rights of holders of Shares. Likewise, unless the Company informs the ADS depositary or the ADS depositary reasonably believes that the Company does not wish such proxy to be given, that substantial opposition exists or that such matters would materially affects the rights of holders of Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Shares underlying such uninstructed ADSs FOR the resolution to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the resolution to authorize the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the resolution to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies, in the event that there are insufficient proxies received to pass the special resolutions to be proposed at the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of the special committee (the “Special Committee”) of the board of directors of the Company (the "Board") composed solely of directors who are unaffiliated with Parent or Merger Sub (and that are not members of the Company’s management), the Board authorized and approved the Merger Agreement and recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions to be proposed at the extraordinary general meeting.

In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires an affirmative vote of shareholders representing not less than two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Certain existing shareholders of the Company (and/or entities affiliated with or related to them), including Mr. Michael Tao Song, chairman and chief executive officer of the Company, Xplane Ltd. and Mobi Joy Limited (collectively, the “Rollover Holders”) have entered into a support agreement pursuant to which each has agreed, among other things, to vote all of his or its Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger at the extraordinary general meeting of the Company. Collectively, the Rollover Holders beneficially own approximately 50.2% of the total issued and outstanding Shares entitled to vote as of the date of this proxy statement.

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Regardless of the number of Shares that you own, your vote is very important. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card, which is attached as Annex F to the accompanying proxy statement, as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices at 10/F, Building B, United Mansion, No. 2, Zijinghua Road, Hangzhou, Zhejiang 310013, People’s Republic of China, attention: Fischer Xiaodong Chen, so that the proxy card is received by the Company no later than                 , 2016 at          a.m. (Beijing time) (being not less than forty-eight (48) hours before the time appointed for holding the meeting). The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association.

The Rollover Shareholders will demand poll voting at the meeting and voting will place by poll voting. Each registered holder has one vote for each Share held as of the close of business in the Cayman Islands on                 , 2016. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name.

If Shares are registered in your name (that is, you do not hold ADSs) and you abstain from voting, fail to cast your vote in person or you fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, your vote will not be counted. If Shares are registered in your name (that is, you do not hold ADSs) and you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted in favor of the items set forth on the proxy card.

If you hold ADSs and abstain from voting or fail to complete and return your voting instructions in accordance with the instructions set forth on the voting instructions, you will be deemed to have instructed the ADS Depositary to give a discretionary proxy to the Designee to vote the Shares represented by your ADSs. If you hold ADSs and submit a signed voting instruction without specifying the manner in which the ADS depositary is to vote the Shares represented by your ADSs, the Shares represented by your ADSs will be voted in favor of the items set forth on the voting instructions.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted FOR the proposals as described above.

Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is completed, but only if they deliver to the Company, before the vote for the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenter rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of their Shares as determined under the statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

viii

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 10:00 a.m. (NEW YORK CITY TIME) ON              , 2016, AND BECOME REGISTERED HOLDERS OF SHARES PRIOR TO              . THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND THE ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES OR CERTIFICATES EVIDENCING YOUR ADSs (“ADRs”) AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES OR ADRs.

 If you have any questions or need assistance voting your Shares or ADSs, please contact Fischer Xiaodong Chen at +(86) 571-8777-0978.

The Merger Agreement, the Plan of Merger and the Transactions, including the Merger are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.	Where there are joint holders of any Share any one of such joint holders may vote, either in person or by proxy, in respect of such Share as if he were solely entitled thereto, but if more than one of such joint holders be present at the meeting, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

2.	The instrument appointing a proxy must be in writing under the hand of the appointer or of his attorney duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney or other person duly authorized to sign the same.

3.	A proxy need not be a member (registered shareholder) of the Company but must attend the meeting in person to represent you.

4.	A proxy card that is not deposited in the manner permitted (that is, in accordance with the instructions set forth on the proxy card, which is attached as Annex F to the accompanying proxy statement) shall be invalid.

5.	Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed unless notice in writing of such death, insanity or revocation was received by the Company at the Company’s offices at 10/F, Building B, United Mansion, No. 2, Zijinghua Road, Hangzhou, Zhejiang 310013, People’s Republic of China, attention: Fischer Xiaodong Chen, two hours at least before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

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BY ORDER OF THE BOARD,

Michael Tao Song
Chairman of the Board

x

PROXY STATEMENT

Dated                         , 2016

SUMMARY VOTING INSTRUCTIONS

Ensure that your Shares or ADSs of Sky-mobi Limited can be voted at the extraordinary general meeting by submitting your proxy card or ADS voting instructions card, or by contacting your broker, bank or other nominee.

If your Shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your Shares are voted at the extraordinary general meeting.

If your Shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your Shares can be voted at the extraordinary general meeting.

If you submit your signed proxy card without indicating how you wish to vote, the Shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If your ADSs are registered in the name of a broker, bank or other nominee: check the ADS voting instructions card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that the Shares represented by your ADSs are voted at the extraordinary general meeting.

If your ADSs are registered in your name: submit your ADS voting instructions card as soon as possible by signing, dating and returning the enclosed ADS voting instructions card in the enclosed postage-paid envelope, so that the Shares represented by your ADSs can be voted at the extraordinary general meeting on behalf of the ADS depositary, as the registered holder of the Shares represented by your ADSs.

If you submit your ADS voting instructions card without indicating how you wish to vote, the Shares represented by your ADSs will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy materials, please contact Fischer Xiaodong Chen at +(86) 571-8777-0978.

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SUMMARY TERM SHEET

This "Summary Term Sheet" and the "Questions and Answers About the Extraordinary General Meeting and the Merger" highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in "Where You Can Find More Information" beginning on page 106. In this proxy statement, the terms "the Company," "us," "we" or other terms correlative thereto refer to Sky-mobi Limited. All references to "dollars" and "US$" in this proxy statement are to U.S. dollars, and all references to "RMB" in this proxy statement are to Renminbi, the lawful currency of the People's Republic of China.

The Parties Involved in the Merger

The Company

The Company is a mobile application platform and game publisher in China. The Company offers a portfolio of Maopao platform products including Maopao App Store, Maopao Game Center, Maopao Browser and Maopao Community that enable Android smartphone and feature phone users to access and download a wide range of mobile games and other applications and content. As of December 31, 2015, the Company’s Maopao platform products had attracted an aggregate of over 1.9 billion users, including approximately 650 million smartphone users. In addition to the Maopao platform, the Company also publishes licensed and self-developed mobile games through major app stores and mobile browsers in China.

The Company’s principal executive offices are located at 10/F, Building B, United Mansion, No. 2, Zijinghua Road, Hangzhou, Zhejiang 310013, People’s Republic of China. The Company’s business telephone number at this address is +86-571-87770978. The Company’s registered office in the Cayman Islands is located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.

For a description of the Company’s history, development, business and organizational structure, see the Company’s annual report (the “Annual Report”) on Form 20-F for the year ended December 31, 2015 filed on April 29, 2016, which is incorporated herein by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of the Annual Report.

Parent

Amber Shining Investment Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”). Parent was formed by Mr. Michael Tao Song (“Mr. Song”), Xplane Ltd. (“Xplane”) and Mobi Joy Limited (“Mobi Joy”) (collectively, the "Rollover Shareholders), solely for the purpose of holding the equity interest in Merger Sub (as defined below) and arranging, entering into and completing the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the "Transactions"), including the Merger. The business address of Parent is 10/F Building B, United Mansion, No. 2 Zijinghua Road, Hangzhou, Zhejiang 310013, People’s Republic of China. Parent’s business telephone number is +86-571-87770978-8906.

Merger Sub

Power Rich Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”). Merger Sub was formed by Parent solely for the purpose of effecting the Merger. The business address of Merger Sub is 10/F Building B, United Mansion, No. 2 Zijinghua Road, Hangzhou, Zhejiang 310013, People’s Republic of China. Merger Sub’s business telephone number is +86-571-87770978-8906.

Mr. Michael Tao Song

Mr. Song is our founder, chairman and chief executive officer. He has served as the chairman of the board of directors of the Company (the "Board") and chief executive officer since our inception in 2005. Mr. Song is a citizen of the People’s Republic of China. The business address of Mr. Song is 10/F Building B, United Mansion, No. 2 Zijinghua Road, Hangzhou, Zhejiang 310013, People’s Republic of China. Mr. Song’s business telephone number is +86-571-87770978-8906.

Mobi Joy Limited

Mobi Joy is a company incorporated under the laws of the British Virgin Islands. Mobi Joy is wholly owned by Mr. Song. Mobi Joy’s principal business is that of an investment holding company. Mobi Joy’s principal business address is Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands, VG1110. Mobi Joy’s business telephone number is +86-571-87770978-8906.

Xplane Ltd.

Xplane is a company incorporated under the laws of the British Virgin Islands. Xplane’s principal business is that of an investment holding company. Xplane’s principal business address is Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands, VG1110. Xplane’s business telephone number is +86-571-87770978-8906.

During the last five years, none of the persons referred to above under the heading titled “The Parties Involved in the Merger,” or the respective directors or executive officers of the Company, members of the Buyer Group and their affiliates as listed in Annex E of this proxy statement has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Throughout this proxy statement, Mr. Song, Mobi Joy, Xplane, Parent and Merger Sub are collectively referred to herein as the "Buyer Group."

The Merger (Page 78)

The Company, Parent and Merger Sub have entered into an agreement and plan of merger, dated as of August 22, 2016 (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving company (the "Surviving Corporation"). You are being asked to vote upon a proposal to authorize and approve the Merger Agreement, the plan of merger (the "Plan of Merger") required to be filed with the Registrar of Companies of the Cayman Islands (the "Cayman Registrar") in connection with the Merger and the Transactions, including the Merger.

Pursuant to the terms of the Merger Agreement, assuming the Merger Agreement and the Plan of Merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to completion of the Merger are satisfied or waived in accordance with the terms of the Merger Agreement, the following will occur:

•	the Company will file the Plan of Merger with the Cayman Registrar and the Merger will be effective on the date when the Plan of Merger is registered or otherwise on such other date as agreed by Parent, Merger Sub and the Company and specified in the Plan of Merger (the “Effective Time”);

•	the Surviving Corporation will become a wholly owned subsidiary of Parent upon the Merger becoming effective; and

•	at the Effective Time, each share of the Company, par value US$0.00005 each (each, a "Share") issued and outstanding immediately prior to the Effective Time (including Shares represented by American depositary shares ("ADSs"), each ADS representing eight Shares), will be cancelled and cease to exist, in exchange for the right to receive the consideration further described below, except for (i) Shares held by the Rollover Shareholders (the “Rollover Shares”) and Shares held by the Company or any of its subsidiaries (including such Shares represented by ADSs, collectively with the Rollover Shares, the "Excluded Shares") and (ii) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the "Cayman Islands Companies Law") (the "Dissenting Shares"). At the Effective Time, each Excluded Share will be cancelled and cease to exist without payment of any consideration or distribution therefor and each Dissenting Share will be cancelled and cease to exist and will entitle the former holder thereof to receive the fair value of such Shares determined in accordance with the provisions of Section 238 of the Cayman Islands Companies Law.

Following completion of the Merger:

•	the Company, as the Surviving Corporation, will continue to do business under the name "Sky-mobi Limited" and will be a wholly owned subsidiary of Parent;

•	the Company's ADS program for the Shares will be terminated and ADSs will cease to be listed on the NASDAQ Global Market ("NASDAQ"), and price quotations with respect to sales of ADSs in the public market will no longer be available;

•	90 days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of Shares under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated;

•	the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, and the Company's shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company; and

•	the Company's shareholders (other than members of the Buyer Group) will no longer have any interest in, and will no longer be shareholders of, the Company, and will not participate in any of the Company's future earnings or growth.

Copies of the Merger Agreement and the form of the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Merger Consideration (Page 78)

Under the terms of the Merger Agreement, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist, in exchange for the right to receive US$0.275 (the "Per Share Merger Consideration") and each issued and outstanding ADS will represent the right to receive, upon surrender, US$2.20 (the "Per ADS Merger Consideration"), in each case, in cash, without interest and net of any applicable withholding taxes. The holders of ADSs will pay any applicable fees, charges and expenses of the ADS Depositary in connection with the distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees (US$0.05 per ADS cancelled) pursuant to the terms of the Deposit Agreement.

Notwithstanding the foregoing, if the Merger is completed, the following Shares (including Shares represented by ADSs), will be cancelled and cease to exist at the Effective Time but will not be converted into the right to receive the consideration described in the immediately preceding paragraph:

(a)	the Excluded Shares immediately prior to the Effective Time, which will be cancelled without payment of any consideration or distribution therefor; and

(b)	Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Law, which will be cancelled and will entitle the former holders thereof to receive the fair value thereon in accordance with the provisions of Section 238 of the Cayman Islands Companies Law.

At the Effective Time, each ordinary share, par value US$0.00005 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.00005 per share, of the Surviving Corporation.

Treatment of Company Stock Options (Page 79)

At the Effective Time, each option to purchase Shares granted under the Company’s 2016 Share Incentive Plan and the 2010 Share Incentive Plan (together, the “Company Incentive Plans”) (each a “Company Stock Option”) that is vested and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right of the holder of such vested Company Stock Option to receive cash, without interest, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share for such Company Stock Option and (y) the number of Shares subject to such Company Stock Option (the “Vested Company Option Consideration”), provided that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Per Share Merger Consideration, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof.

At the Effective Time, each Company Stock Option that is unvested and outstanding immediately as of the Effective Time will be cancelled in exchange for the right of the holder of such unvested Company Stock Option to receive deferred cash payments, without interest, in an amount equal to the Vested Company Option Consideration, which cash amount will be payable by the Surviving Corporation subject to and in accordance with the vesting schedule and other terms and conditions applicable to such unvested Company Stock Option as in effect immediately prior to the Effective Time, with any such payments to be made within 20 days of the applicable vesting date.

Treatment of Restricted Shares (Page 79)

At the Effective Time, each restricted share of the Company granted under the Company Incentive Plans (each a “Company Restricted Share”), except for certain unvested Company Restricted Shares held by certain designated individuals that will be accelerated in accordance with the terms of the Merger Agreement (the “Cashed Out Restricted Shares”) and Company Restricted Shares owned by the Rollover Shareholders, will be cancelled in exchange for the right of the holder of such Company Restricted Share to receive deferred cash payments, without interest, in an amount equal to the Per Share Merger Consideration, which cash amount will be payable by the Surviving Corporation subject to and in accordance with the vesting schedule and other terms and conditions applicable to such Company Restricted Share as in effect immediately prior to the Effective Time, with any such payments to be made within 20 days of the applicable vesting date. At the Effective Time, each Cashed Out Restricted Share will be cancelled in exchange for the right to receive the Per Share Merger Consideration.

Record Date and Voting (Page 72)

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name in the Company’s register of members at the close of business in the Cayman Islands on             , 2016, the record date for voting Shares at the extraordinary general meeting (the "Share Record Date"). If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card is           , 2016 at             . (Beijing time).

If you own ADSs as of the close of business in New York City on           , 2016 (the "ADS Record Date") (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary in its capacity as the holder of the Shares underlying your ADSs how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 10:00 a.m. (New York City time) on             , 2016 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on           , 2016, the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on              , 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Each issued and outstanding Share on the Share Record Date entitles the registered holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share Record Date, there will be              Shares entitled to be voted at the extraordinary general meeting. See "—Voting Information" below.

Shareholder Vote Required to Approve the Merger Agreement and Plan of Merger (Page 73)

In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company's shareholders, which requires an affirmative vote of shareholders representing not less than two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

As of the date of this proxy statement, the Buyer Group beneficially owns an aggregate of 117,998,032 Shares (including Shares represented by ADSs), which represent approximately 50.2% of the entire issued and outstanding Shares, calculated based on 235,179,475 issued and outstanding Shares as of the date of this proxy statement (including outstanding unvested Company Restricted Shares that entitle the holders thereof to vote such shares, but excluding ADSs representing Shares held by the Depositary and reserved for future issuance pursuant to the Company Incentive Plans). See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 101 for additional information. Pursuant to the terms of the Support Agreement, the Rollover Shareholders have agreed to vote these Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger at the extraordinary general meeting. Assuming the Buyer Group complies with its voting undertakings under the Support Agreement, based on the number of Shares expected to be issued and outstanding on the Share Record Date, an amount of Shares representing approximately 16.5% of the entire issued and outstanding Shares as of the Share Record Date owned by shareholders other than members of the Buyer Group must be voted in favor of the special resolution to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

Support Agreement (Page 58)

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders entered into a Support Agreement (the “Support Agreement”) with Parent. Pursuant to the Support Agreement, among other things: (a) each Rollover Shareholder will vote all of the Rollover Shares (including Shares represented by ADSs) beneficially owned by such Rollover Shareholder in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) the Rollover Shares will, at the Effective Time, be cancelled for no consideration in the Merger. As of the date of the proxy statement, the Rollover Shareholders collectively beneficially own approximately 50.2% of the total number of issued and outstanding Shares.

Voting Information (Page 71)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is             , 2016, at            a.m. (Beijing time). If a broker, bank or other nominee holds your Shares in "street name," your broker, bank or other nominee should provide you with instructions on how to vote your Shares. Your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as "broker non-votes."

If you own ADSs as of the close of business in New York City on             , 2016, the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 10:00 a.m. (New York City time) on             , 2016 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. If a holder of ADSs submits a signed voting instruction without specifying the manner in which the ADS Depositary is to vote the Shares represented by such holder’s ADSs, the Shares represented by such ADSs will be voted in favor of the items set forth on the voting instructions. If the ADS Depositary does not receive instructions from a holder with respect to any Shares underlying such holder’s ADSs, such holder may, under the terms of the Deposit Agreement, be deemed to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company, which shall in this case be the chairman of the extraordinary general meeting (the “Designee”). Under the terms of the Deposit Agreement, the Designee would receive a discretionary proxy from the ADS Depositary, unless (a) the Company does not wish such proxy to be given, (b) substantial opposition exists, or (c) the rights of holders of Shares may be materially adversely affected. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on             , 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for Citibank, N.A. — Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request our share registrar, Codan Trust Company (Cayman) Limited, to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the United States and the ADSs would continue to be listed on NASDAQ. The Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Dissenters' Rights of Shareholders and ADS Holders (Page 96)

Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters' rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 10:00 a.m. (NEW YORK CITY TIME) ON              , 2016, AND BECOME REGISTERED HOLDERS OF SHARES PRIOR TO              . THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND THE ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

We encourage you to read the section of this proxy statement entitled "Dissenters' Rights" as well as Annex D to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters' rights.

Purposes and Effects of the Merger (Page 51)

The purpose of the Merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company's shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company, including members of the Buyer Group (such shareholders and ADS holders are referred to herein as the "Unaffiliated Security Holders") will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable. See "Special Factors—Purposes of and Reasons for the Merger" beginning on page 51 for additional information.

ADSs representing Shares are currently listed on NASDAQ under the symbol "MOBI." It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group. Following the completion of the Merger, the ADSs will no longer be listed on any securities exchange or quotation system, including NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company's application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. 90 days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Following the completion of the Merger, the Company's shareholders will no longer enjoy certain of the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the Merger, the ADS program for the Shares will terminate. See "Special Factors—Effects of the Merger on the Company" beginning on page 52 for additional information.

Plans for the Company after the Merger (Page 54)

Following the consummation of the Merger, Parent will own 100% of the equity interests in the Surviving Corporation. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly-traded company and will instead be a wholly owned subsidiary of Parent and, through Parent, beneficially owned by the Rollover Shareholders and (ii) have substantially more debt than it currently has. The Buyer Group currently plans to repay the debt incurred to finance the Merger using the cash from the resources of the Surviving Corporation in accordance with the terms of the definitive documentation applicable to the Term Facility (as defined in “Special Factors – Financing of the Merger”).

Recommendations of the Special Committee and the Board (Page 32)

A special committee of the Board (the "Special Committee"), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger are fair to and in the best interests of the Company and the Unaffiliated Security Holders, (b) declared that it was advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

The Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than Mr. Song, who abstained from the vote) (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; (b) authorized and approved the Merger Agreement, the Plan of Merger, the consummation of the Transactions, including the Merger, and the limited guarantee by the Rollover Shareholders in favor of the Company pursuant to which each Rollover Shareholder would guarantee certain obligations of the Parent and Merger Sub under the Merger Agreement (the "Limited Guarantee") and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE THE DIRECTORS TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE SPECIAL RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the Merger Agreement and the approval of the Transactions, including the Merger, and in determining that the Merger is fair to and in the best interest of the Company and the Unaffiliated Security Holders, see "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 32 and "Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger" beginning on page 53. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Buyer Group as to Fairness (Page 38)

Each member of the Buyer Group believes that the Merger is fair to the Unaffiliated Security Holders. Their belief is based upon the factors discussed under the section entitled "Special Factors—Position of the Buyer Group as to the Fairness of the Merger" beginning on page 38.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Financing of the Merger (Page 56)

The Buyer Group estimates that the total amount of funds necessary to complete the Transactions, including the Merger, will be approximately US$39.5 million, assuming no exercise of dissenters’ rights by holders of Shares of the Company. This amount includes the cash to be paid to the Unaffiliated Security Holders and holders of Company Stock Options and Restricted Shares as well as the related costs and expenses, in connection with the Merger and the other Transactions. It does not include the value of the Excluded Shares (which includes the Rollover Shares) or ADSs representing Shares held by the Depositary and reserved for future issuance pursuant to the Company Incentive Plans, which will be cancelled for no consideration in the Merger. For additional information regarding such cancellation, please see “the Merger Agreement – Merger Consideration” beginning on page 78. For a discussion of the Rollover Shares and the transactions contemplated by the Support Agreement, please see “Special Factors – Support Agreement” beginning on page 58.

The total amount of funds necessary to consummate the Merger and the other Transactions is expected to be provided through the debt financing commitment of up to US$40 million by China Merchants Bank Co., Ltd., New York Branch (the “Lender”) pursuant to a debt commitment letter executed by Parent, Merger Sub and the Lender (the “Debt Commitment Letter”). As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to obtain the funds necessary for the consummation of the Merger and the other Transactions.

Limited Guarantee (Page 57)

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders executed and delivered a limited guarantee in favor of the Company with respect to certain obligations of Parent under the Merger Agreement for the termination fee, reimbursement of certain costs and expenses and indemnification, that in each case, may become payable to the Company by Parent under certain circumstances as set forth in the Merger Agreement. See "Special Factors—Limited Guarantee" beginning on page 57 for additional information.

Opinion of the Special Committee's Financial Advisor (Page 43)

On August 21, 2016 (Beijing time), Roth Capital Partners, LLC (“Roth”) rendered its oral opinion, subsequently confirmed in writing, to the Special Committee that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the Per Share Merger Consideration and Per ADS Merger Consideration to be received by the holders of the Shares and ADSs (other than holders of Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such shareholders.

Roth's opinion was directed to our Special Committee and only addressed the fairness from a financial point of view of the Per Share Merger Consideration and Per ADS Merger Consideration to be received by holders of the Shares and ADSs (other than holders of the Excluded Shares) in the Merger and does not address any other aspect or implication of the Merger. The summary of Roth's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Roth in preparing its opinion. The opinion did not address the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party, nor did it address the underlying business decision of the Special Committee, the Board, the Company, its security holders or any other party or entity to proceed with or effect the Merger or any terms or aspects of any voting or other agreements to be entered into in connection with the Merger, any potential financing for the Merger or the likelihood of consummation of such financing. Roth's opinion should not be construed as creating any fiduciary duty on Roth's part to any party or entity. Roth's opinion was not intended to be, and does not constitute, advice or a recommendation to our Special Committee, Board or any shareholder as to how to act or vote with respect to the Merger or related matters.

See "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 43 for additional information.

Interests of the Company's Executive Officers and Directors in the Merger (Page 59)

In considering the recommendations of the Board, the Company's shareholders should be aware that certain of the Company's directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders and ADS holders generally. These interests include, among others:

•	the cancellation of each Company Stock Option that is vested and outstanding immediately as of the Effective Time in exchange for the right to receive cash, without interest, in the amount equal to the Vested Company Option Consideration, provided that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Per Share Merger Consideration, such Company Stock Option will be cancelled without any cash payment being made thereof;

•	the cancellation of each Company Stock Option that is unvested and outstanding immediately as of the Effective Time in exchange for the right to receive deferred cash payments, without interest, in the amount equal to the Vested Company Option Consideration, which cash amount will be payable by the Surviving Corporation subject to and in accordance with the vesting schedule and other terms and conditions applicable to such unvested Company Stock Option as in effect immediately prior to the Effective Time, with any such payments made within 20 days of the applicable vesting date;

•	the cancellation of each Company Restricted Share, except for the Cashed Out Restricted Shares and Company Restricted Shares owned by the Rollover Shareholders, in exchange for the right to receive deferred cash payments, without interest, in an amount equal to the Per Share Merger Consideration, which cash amount will be payable by the Surviving Corporation subject to and in accordance with the vesting schedule and other terms and conditions applicable to such Company Restricted Share as in effect immediately prior to the Effective Time;

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Corporation to current and former directors and officers of the Company pursuant to the Merger Agreement;

•	the monthly compensation of US$15,000 for each of the members of the Special Committee in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the Merger or the Special Committee's or the Board's recommendation of the Merger); and

•	the expected continuation of service of the executive officers of the Company with the Surviving Corporation in positions that are substantially similar to their current positions, including the expected continuation of service of Mr. Song as the chief executive officer and chairman of the board of directors of the Surviving Corporation, allowing them to benefit from remuneration arrangements with the Surviving Corporation.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 59 for additional information.

Limitation on Solicitation of Competing Transactions (Page 86)

The Merger Agreement restricts the Company’s ability, until the Effective Time, or if earlier, the termination of the Merger Agreement, to solicit or engage in discussions or negotiations with third parties regarding Competing Transactions (as defined in the section entitled “The Merger Agreement—Competing Transactions”). See and read carefully “The Merger Agreement—Competing Transactions” and “The Merger Agreement—No Change of Recommendation” beginning on page 86 and page 88, respectively.

Conditions to the Merger (Page 91)

The consummation of the Merger is subject to the satisfaction of the following conditions:

•	the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, being authorized and approved by the shareholders at the extraordinary general meeting of the Company; and

•	no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

The obligations of Parent and Merger Sub to complete the Merger are also subject to the satisfaction, or written waiver by Parent or Merger Sub, of the following conditions:

•	(i) certain representations and warranties of the Company being true and correct in all respects (except for de minimis inaccuracies with respect to some of these representations and warranties) and (ii) certain other representations and warranties of the Company contained in the Merger Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) being true and correct except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, would not constitute a Company Material Adverse Effect, in each case as of the date of this Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date);

•	the Company having (i) complied with certain of its obligations under the Merger Agreement, and (ii) performed or complied in all material respects with all other agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time;

•	since the date of the Merger Agreement, there having not been a Company Material Adverse Effect;

•	the Company having delivered to Parent a certificate, dated the closing date of the Merger, signed by an executive officer of the Company, certifying as to the fulfillment of the above three conditions; and

•	The holders of no more than 5% of the Shares will have validly served a notice of dissent under Section 238(5) of the Cayman Islands Companies Law.

The obligations of the Company to complete the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub contained in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” set forth therein), in each case as of the date of the Merger Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date) except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the impair the ability of Parent and Merger Sub to consummate the Merger;

•	Parent and Merger Sub having performed or complied in all material respects all agreements and covenants required to be performed or complied with by them under the Merger Agreement at or prior to the Effective Time; and

•	Parent and Merger Sub having delivered to the Company a certificate, dated the closing date of the Merger, signed by a director of Parent and Merger Sub, certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement (Page 92)

The Merger Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written consent of Parent and the Company;

(b)	by either Parent or the Company (provided that this termination right is not available to either Parent or the Company, as applicable, whose failure to fulfill any obligation under the Merger Agreement or other breach has been the primary cause of, or resulted in, the failure of the applicable condition(s) being satisfied), if:

i.	the Merger is not consummated by May 22, 2017 (the “End Date”);

ii.	any law or order enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions, including the Merger being in effect and having become final and non-appealable; or

iii.	the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger or the Transactions by the requisite shareholder vote at the extraordinary general meeting or any adjournment thereof;

(c)	by the Company:

i.	upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement such that the corresponding closing conditions would not be satisfied and such breach would not be curable by the End Date or, if curable has not been cured within the earlier of (i) 30 calendar days following receipt of written notice by Parent from the Company of such breach and (ii) the 10th calendar day prior to the End Date, provided that the Company is not then in breach of any representations and warranties, covenants or agreements set forth in the Merger Agreement that would result in certain closing conditions not being satisfied;

ii.	if (a) all the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived by Parent and Merger Sub, and (b) Parent and Merger Sub fail to complete the closing of the Merger within ten business days following the date on which the closing of the Merger should have occurred, provided that the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the closing of the Merger during such period; or

iii.	prior to receipt of the Company Shareholder Approval, in order to enter into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement, in each case as defined in the section entitled “The Merger Agreement—No Change of Recommendation”) with respect to a Superior Proposal (as defined in the section entitled “The Merger Agreement—Competing Transactions”) in accordance with the terms of the Merger Agreement, provided that the Superior Proposal did not result from any breach by the Company of its non-solicitation obligations under the Merger Agreement;

(d)	by Parent:

i.	upon a breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement such that the corresponding conditions to closing would not be satisfied and such breach would not be curable by the End Date or, if curable, has not been cured within the earlier of (a) thirty calendar days (or in the case of a breach of the no-shop undertakings set forth in Section 7.03 of the Merger Agreement, the fifth calendar day) following receipt of written notice by the Company from Parent of such breach and (b) the 10th calendar day prior to the End Date, provided that Parent is not then in breach of any representations and warranties, covenants or agreements set forth in the Merger Agreement that would result in certain closing conditions not being satisfied;

ii.	if the Board (or any committee thereof) has (a) withheld, withdrawn, qualified or modified its recommendation to the shareholders of the Company in a manner adverse to Parent (b) adopted, approved or recommended to the shareholders of the Company a Competing Transaction; (c) failed to include its recommendation in this proxy statement; (d) failed to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement of such Competing Transaction; (e) entered into any letter of intent, memorandum of understanding or other document or contract relating to any Competing Transaction; or (f) take any other action or make any other public statement that would reasonably be expected to be inconsistent with the recommendation of the Board that the shareholders of the Company approve and adopt the Merger Agreement and the Transactions; or

iii.	if the Company has materially breached its obligations set forth under the sections entitled “Company Shareholders’ Meetings” or “Competing Transactions” in the Merger Agreement.

Termination Fees and Reimbursement of Expenses (Page 93)

The Company is required to pay Parent a termination fee of US$1 million if the Merger Agreement is terminated:

•	by Parent if (a) the Company breaches its representations, warranties, covenants or agreements under the Merger Agreement (and such breach remains uncured); (b) the Board changes its recommendation in favor of the Merger; (c) the Board or any committee thereof (V) adopt, approve or recommend to the shareholders of the Company a Competing Transaction; (W) fail to include its recommendation in this proxy statement; (X) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement of such Competing Transaction; (Y) enter into any letter of intent, memorandum of understanding or other document or contract relating to any Competing Transaction; or (Z) take any other action or make any other public statement that would reasonably be expected to be inconsistent with the recommendation of the Board that the shareholders of the Company approve and adopt the Merger Agreement and the Transactions; or (d) if the Company has materially breached its obligations set forth under the sections entitled “Company Shareholders’ Meetings” or “Competing Transactions” in the Merger Agreement;

•	by the Company in order to enter into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal; or

•	by either of the Company or Parent due to (a) the Merger not being completed by the End Date or the failure of the Company’s shareholders to approve the Transactions, and (b) within 12 months following the termination of the Merger Agreement, the Company consummates certain Competing Transactions.

Parent is required to pay the Company a termination fee of US$2 million if the Merger Agreement is terminated:

•	by the Company due to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements under the Merger Agreement (and such breach remains uncured); or

•	by the Company due to the failure of Parent to complete the Merger within ten business days following the date on which the closing should have occurred pursuant to the Merger Agreement and (a) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied (or waived by Parent and Merger Sub) and (b) the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the closing

In the event that the Company or Parent fails to pay the termination fee when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, will be required to reimburse the other party for its reasonably documented costs and expenses (including reasonable legal fees and expenses) in connection with collection of such unpaid termination fee, together with accrued interest on such unpaid termination fee.

Material U.S. Federal Income Tax Consequences (Page 63)

The receipt of cash pursuant to the Merger or through the exercise of dissenters' rights in connection with the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. See "Special Factors—Material U.S. Federal Income Tax Consequences" beginning on page 63. The tax consequences of the Merger or the exercise of dissenters' rights to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.

Material PRC Income Tax Consequences (Page 67)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for the Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the Merger by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-sourced income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs is subject to PRC tax if the holders of such Shares or ADSs are PRC residents. You should consult your own tax advisor regarding the tax consequences of the Merger to you, including any PRC tax consequences. See "Special Factors—Material PRC Income Tax Consequences" beginning on page 67 for additional information.

Material Cayman Islands Tax Consequences (Page 68)

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares under the terms of the Merger. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed in or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette. See "Special Factors—Material Cayman Islands Tax Consequences" beginning on page 68 for additional information.

Regulatory Matters (Page 63)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and the publication of the notice of Merger in the Cayman Islands Gazette.

Litigation Related to the Merger (Page 63)

We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger (Page 63)

Upon completion of the Merger, the Company would cease to be a publicly traded company, and the Company expects to account for the Merger at historical cost.

Market Price of the ADSs (Page 69)

The closing price of ADSs on NASDAQ on June 22, 2016, the last trading date immediately prior to the Company's announcement on June 23, 2016 that it had received a going-private proposal, was US$1.76 per ADS. The consideration of US$2.20 per ADS to be paid in the Merger represents a premium of approximately 25.0% over that closing price. This premium reflects the benefits associated with closing the Merger. Without the Merger, this premium will not be available.

Fees and Expenses (Page 62)

Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the Transactions, including the Merger, will be paid by the party incurring such costs and expenses except as otherwise provided in the Merger Agreement.

Remedies and Limitations on Liability (Page 94)

The Company’s sole and exclusive remedy, in addition to receipt of reimbursement of certain costs and expenses pursuant to the financing provisions of the Merger Agreement, will be its right to terminate the Merger Agreement and receive a termination fee of US$2 million. In no event will the Company or any shareholder, director, employee, or affiliate be entitled to seek specific performance of the Merger Agreement.

Each of Parent and Merger Sub are entitled to an injunction to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement against the Company, which remedies are in addition to any other remedy to which they are entitled at law or in equity.

While Parent and Merger Sub may pursue both a grant of specific performance and monetary damages until such time as the Company pays the termination fee, Parent and Merger Sub will not be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and payment of a termination fee of US$1 million. Upon payment of the termination fee of US$1 million, then the remedy of specific performance will not be available against the Company and the Company’s related parties.

Other than the equitable remedies described above, Parent’s sole and exclusive remedy will be the right to terminate the Merger Agreement and receive a termination fee of US$1 million.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING
AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On August 22, 2016, we entered into the Merger Agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the following proposals:

(a)	as a special resolution, to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

(b)	as a special resolution, to authorize the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

(c)	if necessary, as an ordinary resolution, to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	What is the Merger?

A:	The Merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the Merger Agreement and the Plan of Merger are approved and authorized by the Company's shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation resulting from the Merger. If the Merger is completed, the Company will continue its operations as a privately held company beneficially owned solely by the Buyer Group and, as a result of the Merger, the ADSs will no longer be listed on NASDAQ and the ADS program for the Shares will terminate.

Q:	What will I receive in the Merger if I own Shares or ADSs and am not a member of the Buyer Group?

A:	If you are a registered holder of Shares immediately prior to the Effective Time and are not a member of the Buyer Group and the Merger is completed, you will be entitled to receive the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes, for each Share you own immediately prior to the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters' rights under Section 238 of the Cayman Islands Companies Law, which is attached as Annex D to this proxy statement, with respect to the Merger, in which event you will be entitled to receive the fair value of your Shares as determined in accordance with Section 238 of the Cayman Islands Companies Law).

If you own ADSs immediately prior to the Effective Time and are not a member of the Buyer Group and the Merger is completed, you will be entitled to receive the Per ADS Merger Consideration in cash, without interest and net of any applicable withholding taxes and the ADS cancellation fee (US$0.05 per ADS cancelled), for each ADS you own immediately prior to the Effective Time. You will pay any applicable fees, charges and expenses of the ADS Depositary in connection with the distribution of the merger consideration to you, including applicable ADS cancellation fees.

See "Special Factors—Material United States Federal Income Tax Consequences," "Special Factors—Material PRC Income Tax Consequences" and "Special Factors—Material Cayman Islands Tax Consequences" beginning on page 63, page 67 and page 68, respectively, for a more detailed description of the tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:	How will the Company's options to purchase Shares be treated in the Merger?

A:	If the Merger is consummated, at the Effective Time, (i) each Company Stock Option that is vested and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right of the holder of such vested Company Stock Option to receive cash, without interest, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share for such Company Stock Option and (y) the number of Shares subject to such Company Stock Option, provided that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Per Share Merger Consideration, such Company Stock Option will be cancelled without any cash payment being made in respect thereof; and (ii) each Company Stock Option that is unvested and outstanding immediately as of the Effective Time will be cancelled in exchange for the right of the holder of such unvested Company Stock Option to receive deferred cash payments, without interest, in an amount equal to the Vested Company Option Consideration, which cash amount will be payable by the Surviving Corporation subject to and in accordance with the vesting schedule and other terms and conditions applicable to such unvested Company Stock Option as in effect immediately prior to the Effective Time, with any such payments made within 20 days of the applicable vesting date.

Q:	How will the Company's restricted shares be treated in the Merger?

A:	If the Merger is consummated, at the Effective Time each Company Restricted Share, except for the Cashed Out Restricted Shares and Company Restricted Shares owned by the Rollover Shareholders, will be cancelled in exchange for the right of the holder of such Company Restricted Share to receive deferred cash payments, without interest, in an amount equal to the Per Share Merger Consideration, which cash amount will be payable by the Surviving Corporation subject to and in accordance with the vesting schedule and other terms and conditions applicable to such Company Restricted Share as in effect immediately prior to the Effective Time, with any such payments made within 20 days of the applicable vesting date. At the Effective Time, each Cashed Out Restricted Share will be cancelled in exchange for the right to receive the Per Share Merger Consideration.

Q:	After the Merger is completed, how will I receive the Merger consideration for my Shares?

A:	If you are a registered holder of Shares immediately prior to the Effective Time and are not a member of the Buyer Group, promptly after the Effective Time (and in any event no more than five business days after the Effective Time), a paying agent appointed by Parent will mail to you (a) a form of letter of transmittal for the purpose of specifying how the delivery of the Per Share Merger Consideration to you is to be effected and (b) instructions for effecting the surrender of any issued share certificates representing Shares (or affidavits and indemnities of loss in lieu of share certificates) in exchange for the Per Share Merger Consideration. If your Shares are represented by share certificates, unless you validly exercise and have not effectively withdrawn or lost your dissenters' rights in accordance with Section 238 of the Cayman Islands Companies Law, upon your surrender of the share certificates (or an affidavit and indemnity of loss in lieu of the share certificates) together with a duly completed letter of transmittal, the paying agent will send you the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes, for each Share represented by the share certificates in exchange for the cancellation of your Shares after completion of the Merger. If you hold your Shares in book-entry form (that is, without a share certificate), unless you validly exercise and have not effectively withdrawn or lost your dissenters' rights in accordance with Section 238 of the Cayman Islands Companies Law, the paying agent will automatically send you the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your Shares after completion of the Merger.

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the merger consideration in respect of such Shares may be paid to such transferee upon delivery of evidence to the satisfaction of Parent (or its agent) of such transferee's entitlement to such Shares and evidence that any applicable share transfer taxes have been paid or are not applicable.

If your Shares are held in "street name" by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the Merger consideration for those Shares.

Q:	After the Merger is completed, how will I receive the Merger consideration for my ADSs?

A:	If you are not a member of the Buyer Group and you are a registered holder of ADSs that are evidenced by certificates, also referred to as American depositary receipts ("ADRs"), unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the Effective Time, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the Effective Time), the ADS Depositary will send you a check for the Per ADS Merger Consideration, without interest and net of any applicable withholding taxes and ADS cancellation fees, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the Merger. If you are not a member of the Buyer Group and you hold your ADSs in un-certificated form (that is, without an ADR), unless you have surrendered your ADSs to the ADS Depositary for cancellation prior to the Effective Time, the ADS Depositary will automatically send you a check for the Per ADS Merger Consideration, without interest and net of any applicable withholding taxes and ADS cancellation fees, in exchange for the cancellation of each of your ADSs after the completion of the Merger. Any applicable fees, charges and expenses of the ADS Depositary in connection with the distribution of the merger consideration to you, including ADS cancellation fees, will be deducted from the Per ADS Merger Consideration paid to you.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable.

The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your ADSs are held in "street name" by your broker, bank or other nominee, you will not be required to take any action to receive the Merger consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the Per ADS Merger Consideration (net of any applicable fees, taxes and expenses, including ADS cancellation fees) to DTC (the clearance and settlement system for the ADSs) for distribution to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the Per ADS Merger Consideration, please contact your broker, bank or other nominee.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on , 2016, at a.m. (Beijing time) at .

Q:	What vote of the Company's shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:	In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger must be authorized and approved by a special resolution of the Company's shareholders, which requires an affirmative vote of shareholders representing not less than two-thirds of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

At the close of business in the Cayman Islands on,           , 2016, the Share Record Date for the extraordinary general meeting,              Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.

Pursuant to the Support Agreement, (a) the Rollover Shareholders will vote (or cause to be voted) all of the Shares (including the Shares represented by ADSs) and other voting securities beneficially owned by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) the Rollover Shares will, at the Effective Time, be cancelled for no consideration in the Merger.

Given the Rollover Shareholders' ownership as described above and assuming their compliance with their voting obligations under the Support Agreement, based on the number of Shares expected to be issued and outstanding on the Share Record Date, an amount of Shares representing approximately 16.5% of the voting power of the entire issued and outstanding Shares as of the Share Record Date owned by shareholders other than members of the Buyer Group must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

Q:	What vote of the Company's shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:	The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of shareholders representing a majority of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee, the Board recommends that you vote:

•	FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	FOR the proposal to authorize the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger; and

•	FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 32 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company's directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company's shareholders generally. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 59.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share Record Date is , 2016. Only shareholders whose names are entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The ADS Record Date is , 2016. Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote the Shares represented by their ADSs at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on , 2016 and become a registered holder of Shares by the close of business in the Cayman Islands on the Share Record Date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	Two registered shareholders entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than one-third in nominal value of the total issued voting Shares in the Company throughout the meeting shall constitute quorum.

Q:	What effects will the Merger have on the Company?

A:	As a result of the Merger, the Company will cease to be a publicly traded company and will be beneficially owned by the Buyer Group. You will no longer have any interest in our future earnings or growth. Following consummation of the Merger, the registration of our Shares and our reporting obligations with respect to our Shares under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the Merger, our ADSs will no longer be listed or traded on any stock exchange, including NASDAQ, and the ADS program for the Shares will terminate.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect the Merger to close in the fourth quarter of 2016 or the first quarter of 2017, after all conditions to the Merger have been satisfied or waived. In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:	If the Company's shareholders do not authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or if the Merger is not completed for any other reason, the Company's shareholders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any options or restricted shares receive payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ's listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs.

Under specified circumstances, the Company may be required to pay Parent or its designees a termination fee and reimburse Parent for its expenses in connection with enforcing the payment of such termination fee, or Parent may be required to pay the Company a termination fee and reimburse the Company for its expenses in connection with enforcing the payment of such termination fee , in each case as described in "The Merger Agreement—Termination Fee" beginning on page 93.

Q:	How will our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?

A:	Pursuant to the Support Agreement, Mr. Song, has agreed to vote (or cause to be voted) all Shares (including Shares represented by ADSs) beneficially owned by him in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this proxy statement, Mr. Song, individually and through Mobi Joy, beneficially owns 53,047,288 Shares (including Shares represented by ADSs and 1,440,000 outstanding unvested Company Restricted Shares held by Mr. Song that entitle him to vote such shares), which represents approximately 22.6% of the entire issued and outstanding Shares as of the date of this proxy statement, calculated based on 235,179,475 issued and outstanding Shares as of the date of this proxy statement (including outstanding unvested Company Restricted Shares that entitle the holders thereof to vote such shares, but excluding ADSs representing Shares held by the Depositary and reserved for future issuance pursuant to the Company Incentive Plans). See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 101 for additional information.

Q:	Do any of the Company's directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:	Yes. Some of the Company's directors or executive officers have interests in the Merger that may differ from those of other shareholders. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 59 for a more detailed discussion of how some of the Company's directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company's shareholders generally.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the Share Record Date for shareholder voting, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible. The deadline to lodge your proxy card so that your Shares may be represented and voted at the extraordinary general meeting is , 2016 at ( time).

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger FOR the proposal to authorize the directors to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 10:00 a.m. (New York City time) on , 2016 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. If a holder of ADSs submits a signed voting instruction without specifying the manner in which the ADS Depositary is to vote the Shares represented by such holder’s ADSs, the Shares represented by such ADSs will be voted in favor of the items set forth on the voting instructions. If the ADS Depositary does not receive instructions from a holder with respect to any Shares underlying such holder’s ADSs, such holder may, under the terms of the Deposit Agreement, be deemed to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company, which shall in this case be the Designee. Under the terms of the Deposit Agreement, the Designee would receive a discretionary proxy from the ADS Depositary, unless (a) the Company does not wish such proxy to be given, (b) substantial opposition exists, or (c) the rights of holders of Shares may be materially adversely affected. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on             , 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for Citibank, N.A. — Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request our share registrar, Codan Trust Company (Cayman) Limited, to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the United States and the ADSs would continue to be listed on NASDAQ. The Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Q:	If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares or ADSs may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:	If Shares are registered in your name (that is, you do not hold ADSs) and you abstain from voting, fail to cast your vote in person or you fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, your vote will not be counted. If Shares are registered in your name (that is, you do not hold ADSs) and you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted in favor of the items set forth on the proxy card.

If you hold ADSs and abstain from voting or fail to complete and return your voting instructions in accordance with the instructions set forth on the voting instructions, you will be deemed to have instructed the ADS Depositary to give a discretionary proxy to the Designee to vote the Shares represented by your ADSs. If you hold ADSs and submit a signed voting instruction without specifying the manner in which the ADS Depositary is to vote the Shares represented by your ADSs, the Shares represented by your ADSs will be voted in favor of the items set forth on the voting instructions.

Q:	May I change my vote?

A:	Yes. If you are a registered holder of Shares, you may change your vote in one of the following three ways:

•	First, you may revoke a proxy by written notice of revocation given to the Designee at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to the Company's offices at 10/F, Building B, United Mansion, No. 2 Zijinghua Road, Hangzhou, Zhejiang 310013 People’s Republic of China, attention: Fischer Xiaodong Chen.

•	Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than (Beijing time) on , 2016, which is the deadline to lodge your proxy card.

•	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 10:00 a.m. (New York City time) on             , 2016. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:	Should I send in my Share certificates or my ADRs now?

A:	No. After the Merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the Merger is completed, the ADS Depositary will call for the surrender of all ADRs for delivery of the merger consideration.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive the applicable merger consideration shortly after the Merger is completed without any further action required on the part of such holders.

If your Shares or your ADSs are held in "street name" by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be completed. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the Per Share Merger Consideration in cash without interest to such person, so long as such person is registered as the owner of such Shares when the Merger is completed. In such case, your vote is still very important and you are encouraged to vote.

The ADS Record Date is the close of business in New York City on       , 2016. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the Per ADS Merger Consideration in cash without interest (and net of any applicable fees, taxes and expenses, including ADS cancellation fees) to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is completed.

Q:	Am I entitled to dissenters' rights?

A:	Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to approve the Merger is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters' rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters' rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters' rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters' rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary's fees required for the cancellation of their ADSs, provide instructions for the registration of the corresponding Shares in the Company's register of members, and certify that they have not given, and will not give, voting instructions as to their ADS (or, alternatively, that they will not vote the corresponding Shares) before 10:00 a.m. (New York City time) on              , 2016, and become registered holders of Shares prior to              . Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters' rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law. If the Merger is not completed, the Company would continue to be a public company in the United States and the ADSs would continue to be listed on NASDAQ. The Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if a former ADS holder has cancelled his, her or its ADSs to exercise dissenters' rights and the Merger is not completed and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder would need to deposit his, her or its Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

We encourage you to read the section of this proxy statement entitled "Dissenters' Rights" beginning on page 96 as well as "Annex D—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238" to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters' rights.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares or ADSs registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact Fischer Xiaodong Chen at +(86) 571-8777-0978.

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than five business days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

Most of the events leading to the execution of the Merger Agreement described in this "Background of the Merger" occurred in the PRC or Hong Kong. As a result, all dates and times referenced in this Background of the Merger refer to China Standard Time.

The Board and senior management of the Company periodically review the Company's long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management of the Company have, from time to time, considered strategic alternatives that may be available to the Company.

Beginning in May 2016, representatives of the Rollover Shareholders consulted with Gibson Dunn & Crutcher LLP (“Gibson”) about general issues related to a potential going-private transaction involving the Company. The discussions concerned, among other things, recent market trends, recent trends in going-private transactions, the Company’s long term strategic plans, and the structure, timetable, pros and cons of a potential acquisition of the Company. On June 23, 2016, the Rollover Shareholders submitted a preliminary non-binding proposal letter to the Board to acquire all of the outstanding Shares of the Company not already beneficially owned by the Rollover Shareholders in a going-private transaction for US$2.10 per ADS or US$0.2625 per Share in cash (the "Proposal"). In the Proposal, the Rollover Shareholders stated, among things, that they did not intend to sell their stake in the Company to a third party.

On the same day, the Company issued a press release regarding its receipt of the Proposal, and furnished the press release to the SEC as an exhibit to its current report on Form 6-K.

On June 24, 2016, Mr. Song, Xplane Ltd. and Mobi Joy Limited jointly filed a Schedule 13D with the SEC in connection with the Proposal.

On June 25, 2016, all of the directors of the Company had a telephonic meeting to discuss the Proposal. During the meeting, a representative of Cleary Gottlieb Steen & Hamilton LLP ("Cleary"), the Company's outside U.S. legal counsel, provided the Board with an overview of the procedures, process and duties of the directors of the Company as well as best practices in connection with a going-private transaction as contemplated by the Proposal and the possibility of establishing a special committee composed solely of directors who are unaffiliated with Mr. Song or any member of the management of the Company to evaluate the Proposal. During the meeting, the attending directors discussed the various qualifications of the directors of the Company to serve on the Special Committee and unanimously passed a resolution to form the Special Committee, being comprised of Mr. Wei Zhou, who is an independent director of the Company and is unaffiliated with the Proposal, and Mr. Carl Yeung, who is a non-executive and disinterested director of the Company and is unaffiliated with the Proposal. Mr. Zhou was elected the chairman of the Special Committee.

During the same meeting, the Board granted to the Special Committee the power to (i) evaluate the terms of the Proposal, (ii) discuss with the parties to the potential transaction relating to the Proposal, and their respective representatives, any terms of the potential transaction and its implementation as the Special Committee deems appropriate, (iii) consider and explore other alternatives available to the Company, including but not limited to, whether to remain independent or whether to solicit alternative proposals from other bidders; (iv) make such investigation of the Proposal, the potential transaction, any alternative proposal and any matter relating thereto as the Special Committee, in its sole discretion, deems appropriate, (v) negotiate definitive agreements with respect to the potential transaction relating to the Proposal, or any alternative proposal, with full and sole authority, the execution and delivery of any such agreements being subject, however, to the approval of the Board, (vi) report to the Board the recommendations and conclusions of the Special Committee with respect to the potential transaction, and take any and all such action as is necessary, advisable or appropriate in the Special Committee’s discretion in connection with the potential transaction or any other alternative available to the Company and (vii) retain, engage and employ such outside legal, accounting, financial and other advisors, as well as consultants, agents, translators and interpreters, as the Special Committee determines appropriate to carry out its duties.

On June 27, 2016, the Company issued a press release regarding the formation of the Special Committee, and furnished the press release to the SEC as an exhibit to its current report on Form 6-K filed on the same day.

Between June 25, 2016 and July 1, 2016, the Special Committee invited and interviewed four investment banks and financial services firms to act as the financial advisor to the Special Committee.

On July 1, 2016, the Special Committee convened its first meeting by telephone. During the meeting, members of the Special Committee had a discussion on the qualifications, experience and other characteristics of each potential financial advisor. Considering its significant experience in dealing with China-based U.S.-listed companies in the internet industry and its substantial experience in representing special committees in going-private transactions, the Special Committee decided to retain Roth as its financial advisor in connection with the review and evaluation of the Proposal, so as to take advantage of its experience and strengths. The Special Committee further noted that Roth had no prior relationship with the Company.

At the same meeting, the Special Committee also considered proposals from several prospective U.S. legal counsels. The Special Committee noted that Orrick, Herrington & Sutcliffe LLP (“Orrick”) had extensive experience in advising on going-private transactions and transactions for China-based U.S.-listed companies in the internet industry. The Special Committee decided to retain Orrick to act as its U.S. legal counsel in connection with the proposed transaction.

On July 1, 2015, at the Special Committee's request and authorization, Orrick sent a draft confidentiality agreement to be entered into between the Company and the Buyer Group to Gibson.

On July 5, 2016, the Company issued a press release regarding the engagement of a financial advisor and legal counsel by the Special Committee, and furnished the press release to the SEC as an exhibit to its current report on Form 6-K filed on July 6, 2016.

On July 5, 2016, the Special Committee retained Conyers Dill & Pearman (“Conyers”) as its Cayman Islands legal counsel in connection with the Proposal.

On July 6, 2016, the Special Committee convened its second meeting by telephone with representatives of Roth, Orrick and Conyers. A representative from Conyers provided the Special Committee with a summary of the merger process and the directors' fiduciary duties under the laws of the Cayman Islands in the context of a going-private transaction. Representatives of Roth and Orrick also provided the Special Committee with an overview of the general process of a going-private transaction and the advisors' roles in assisting the Special Committee in its work. The Special Committee then instructed the Company's management to accommodate requests for information from the Special Committee's financial advisor for its fairness analysis in connection with the proposed transaction, as well as due diligence requests from the Rollover Shareholders and its representatives and financing sources, subject to the Rollover Shareholders’ entering into a confidentiality agreement on terms acceptable to the Special Committee.

Between July 1, 2016 and July 8, 2016, Orrick and Gibson engaged in negotiations on the terms of the confidentiality agreement, following which, the Special Committee, on behalf of the Company, entered into the confidentiality agreement with the Rollover Shareholders on July 8, 2016 (the "Confidentiality Agreement").

Representatives of the Buyer Group then held preliminary discussions with multiple potential funding sources regarding the debt financing for the Merger. Based on the preliminary discussions with, and the key terms offered by, potential debt financing sources, the Buyer Group determined that China Merchants Bank Co., Ltd., New York Branch (the “Lender”) and two other China-based banks were the most likely sources to provide debt financing for the Merger. The Buyer Group then engaged in further negotiations with these three potential debt financing sources on the key terms of the debt financing and the terms of the corresponding debt commitment letters.

On July 22, 2016, the Special Committee convened its third meeting by telephone with representatives of Orrick and Roth. During the meeting, Orrick provided a summary of the material terms of the draft Merger Agreement, and highlighted potential implications of various positions with respect to these material terms, including (i) the merger consideration, (ii) the treatment of the outstanding unvested options and restricted shares in the Merger; (iii) the shareholders' approval requirement with respect to the Transactions; (iv) closing conditions for the Merger; (v) interim operating covenants which would restrict the Company’s ability to take certain actions from the date of signing the Merger Agreement until the closing of the Merger; (vi) restrictions on the Company's right to solicit competing acquisition proposals after the signing of the Merger Agreement; (vii) the Buyer Group's match right in case of a Superior Proposal; (viii) the Company's obligation to provide assistance in connection with the Buyer Group's debt financing for the Transactions; (ix) the long stop date (end date) after which if the Merger is not consummated, either the Company or the Parent may terminate the Merger Agreement; (x) the trigger events for the payment, and the amount, of the Company termination fee; and (xi) the trigger events for the payment, and the amount, of the Buyer Group termination fee. The Special Committee discussed with Orrick and Roth whether the consummation of the proposed transactions, including the Merger, should be conditioned upon the approval by the affirmative vote of holders of Shares representing more than fifty percent (50%) of the voting rights of the Shares, excluding the Rollover Shares (the “Majority of the Minority Approval”) in addition to the statutory shareholders’ voting requirement required under Cayman Islands law. The Special Committee further discussed whether it was meaningful to include a “go-shop” period after the signing of the Merger Agreement, during which the Company may actively solicit competing acquisition proposals from potential bidders. Roth and Orrick noted that the Majority of the Minority Approval was not a statutory requirement under the law of the Cayman Islands and that it was not common to have such a requirement in going-private transactions involving Cayman Islands companies. In addition, in light of the Buyer Group’s shareholding position and voting power, and the fact that no other competing proposal had been made since the announcement of the Proposal, the Special Committee concluded that it would be unlikely to attract any bona fide third party to make competing proposals for the Company through the “go-shop” process. The Special Committee decided that it would reserve its right to revisit these points depending on the outcomes of the other negotiating points with the Buyer Group, including the Buyer Group’s offer price. Representative of Roth also indicated to the Special Committee that they were continuing to progress their financial analysis, including a review of the financial forecasts prepared by the Company's management and understanding from the Company's management the assumptions underlying such financial forecasts. See "Special Factors—Certain Financial Projections" beginning on page 41. Members of the Special Committee then discussed with its advisors possible negotiation strategies. With respect to the negotiation of price, the Special Committee stressed the need to negotiate the highest reasonably obtainable consideration for the Unaffiliated Security Holders and decided to request the Buyer Group to increase its offer price.

On July 26, 2016, representatives of Roth and Mr. Song, as representative of the Buyer Group, held a meeting by telephone with the Special Committee in attendance. During the meeting, Mr. Song discussed the difficulties with the business and the market in general that resulted in the basis for the offer price, and primarily, in no particular order of importance, that (i) there was increased competition in their markets and that, as a result of the increased competition, the market was becoming more commoditized, (ii) the market in general for mobile gaming was difficult, (iii) smaller companies had difficulties in making a profit, (iv) growth for the Company was slowing, and (v) there were increased issues in dealing with China phone manufacturers due to their increased market share and market strength, resulting in decreased opportunities to pre-install the Company’s software on phones. Roth then discussed the offer price as well as the offer price relative to other major terms of the draft Merger Agreement. Roth noted that, based on its preliminary analysis, the offer price was at the lower end of the range of a number of the valuation methodologies. Roth also noted that combined with some of the other material terms, the offer price should be increased for the benefit of the Unaffiliated Security Holders, and thus requested that the Buyer Group review and revise its offer.

On July 29, 2016, the Special Committee convened its fourth meeting by telephone with representatives of Orrick and Roth. During the meeting, Orrick presented to the Special Committee a list of the key issues identified in the draft Merger Agreement and its recommendations on these issues based on the discussions during the previous meeting of the Special Committee. After careful consideration and discussion, the Special Committee decided that: (i) the Company would request a higher price per ADS/Share than set forth in the Proposal, and the Buyer Group should bear any depositary fees in connection with the distribution of the merger consideration to the ADS holders (including ADS cancellation fees); (ii) in addition to the statutory shareholders’ voting requirement, the consummation of the Transactions, including the Merger, should be conditioned upon the Majority of the Minority Approval; (iii) the Company should have a 30-day “go-shop” period (the “Go-Shop Period”), during which the Company may actively solicit competing acquisition proposals from potential bidders; (iv) the Company’s representations and warranties, covenants and obligations should be reduced in scope, in light of the Buyer Group’s familiarity with the Company, and a number of qualifications and limitations should be added to the Company’s representations and warranties, including with respect to the actual and constructive knowledge of certain members of the Buyer Group; (v) certain closing conditions in the Buyer Group’s draft Merger Agreement should be revised in the Company’s favor, including the requirement that holders representing no greater than 10% of the Shares have exercised their dissenting right (instead of holders representing no greater than 1% of the Shares having exercised their dissenting right as proposed by the Buyer Group) and that the definition of a “material adverse effect” on the Company should include substantially more exceptions as a result of factors outside of the Company’s control; (vi) the “force the vote” provision, pursuant to which the Buyer Group would have the right to force a shareholder vote even if a change in the company recommendation was made by the Board (the “Force the Vote Provision”), should be rejected; (vii) certain triggers for the payment of the termination fee by the Company to the Buyer Group should be revised in the Company’s favor; (viii) the long stop date shall be on the six-month anniversary of the signing date of the Merger Agreement (rather than on the twelve-month anniversary as proposed by the Buyer Group); (ix) the termination fee payable by the Buyer Group upon certain triggering events should be increased to 6% of the Company's equity value implied by the merger consideration (instead of US$600,000 as proposed by the Buyer Group); and (x) the termination fee payable by the Company under certain triggering events should remain at US$600,000, as the Buyer Group had proposed in its draft Merger Agreement.

During the meeting, representatives of Roth reported to the Special Committee on the progress of its financial analysis. With respect to the deal terms negotiation, the Special Committee instructed Orrick to revise the Merger Agreement reflecting the Special Committee's positions outlined during the meeting.

On August 1, 2016, Orrick sent a revised draft of the Merger Agreement to Gibson.

On August 9, 2016, Gibson sent a further revised draft of Merger Agreement back to Orrick, and indicated that the Buyer Group was prepared to increase the merger consideration to US$2.15 per ADS if the Company agreed to the revised terms proposed by the Buyer Group, including: (i) the deletion of the Majority of the Minority Approval; (ii) the deletion of the Go-Shop Period; (iii) the ADS holders should bear any depositary fees in connection with the distribution of the merger consideration to the ADS holders (including ADS cancellation fees); (iv) it being a condition to the Closing that holders representing no greater than 1% of the Shares have exercised their dissenting rights; (v) inclusion of the Force the Vote Provision; (vi) the long stop date should be on the ninth-month anniversary of the signing date of the Merger Agreement; (vii) the Buyer Group’s match right in case of a Superior Proposal should be for a five business day period; (viii) revising certain aspects of the trigger for the payment of the termination fee by the Company to the Buyer Group in the Buyer Group’s favor; (ix) the termination fee payable by the Buyer Group upon certain triggering events should be US$1,000,000; and (x) the termination fee payable by the Company under certain triggering events should also be US$1,000,000.

On August 11, 2016, Gibson sent a draft of the Debt Commitment Letter to Orrick.

On August 12, 2016, the Special Committee convened its fifth meeting by telephone with representatives of Orrick and Roth. During the meeting, Orrick presented to the Special Committee the key outstanding issues in the revised draft of the Merger Agreement sent by Gibson. The Special Committee discussed with its advisors, among other matters, the valuation analysis of the Buyer Group’s revised offer to increase the merger consideration to US$2.15 per ADS. After careful consideration, the Special Committee decided to insist on receiving a higher offer price from the Buyer Group. In addition, following the discussion with its advisors, the Special Committee decided to: (i) insist on the Majority of the Minority Approval as a condition to the consummation of the Transactions, including the Merger; (ii) reserve on whether to include the Go-Shop Period pending receipt of a higher offer price from the Buyer Group; (iii) insist that the Buyer Group would have to bear any depositary fees in connection with the distribution of the merger consideration to the ADS holders (including ADS cancellation fees) rather than the ADS holders; (iv) request that it be a condition to the Closing that holders representing no greater than 10% of the Shares have exercised their dissenting rights; (v) insist on deletion of the Force the Vote Provision; (vi) revise certain aspects of the triggering events for the payment of the termination fee by the Company to the Buyer Group in the Company’s favor; (vii) propose the termination fee payable by the Buyer Group upon certain triggering events should be 6% of the Company’s total equity value implied by the merger consideration; and (viii) reserve on the size of the termination fee payable by the Company under certain triggering events pending resolution of the size of the termination fee payable by the Buyer Group.

On August 15, 2016, Orrick and Gibson had a telephonic meeting to discuss the key outstanding issues in the Merger Agreement. Orrick indicated to Gibson during the telephonic meeting that the Company’s position on whether to insist on the inclusion in the Merger Agreement of (i) the Majority of the Minority Approval as a condition to the consummation of the Transactions, including the Merger and (ii) the Go-Shop Period was pending receipt of a higher offer price from the Buyer Group and its review of the terms of the Merger Agreement as a whole, including resolution of the size of the termination fee payable by the Buyer Group upon certain triggering events and the size of the termination fee payable by the Company upon certain triggering events. In addition, Orrick also indicated that the Company would not accept a Force the Vote Provision as it was not common to have such a requirement based on past going-private transactions involving Cayman Islands companies, and that the condition to the Closing that holders representing no greater than 1% of the Shares have exercised their dissenting rights instead be expanded to 10% of the Shares. Gibson and Orrick also exchanged views on other outstanding issues under the Merger Agreement.

On August 16, 2016, Orrick sent Gibson a revised draft of the Merger Agreement reflecting the views presented by the Special Committee at its meeting on August 12, 2016 and the discussions between Orrick and Gibson on August 15.

On August 15, 2016, Gibson sent to Orrick drafts of the Limited Guarantee and the Support Agreement. Between August 16, 2016 and August 19, 2016, after reviewing these other transaction documents and the Debt Commitment Letter, Orrick sent revised drafts of, or comments on, each of these documents to Gibson.

On August 17, Gibson sent Orrick a revised draft of the Merger Agreement.

On August 18, 2016, Gibson and Orrick held a telephonic meeting where Orrick requested, on behalf of the Special Committee, that the Buyer Group raise its offer price in order to progress the remaining outstanding issues in the Merger Agreement.

On August 18, 2016, Gibson, on behalf of the Buyer Group, sent Orrick, Roth and the Special Committee an e-mail correspondence indicating that, based on the telephonic meeting with Orrick earlier in the day, it understood that the Special Committee had not accepted the Buyer Group’s proposal to delete the (1) Majority of the Minority Approval and (2) the Go-Shop Period. Gibson further indicated that it believed (1) its current offer price of US$2.15 per ADS constituted a fair price to the shareholders of the Company, (2) that the terms of its last draft of the Merger Agreement were fair, reasonable and customary for a transaction of this nature and (3) that neither the Majority of the Minority Approval or the Go-Shop Period were required under Cayman Islands law and that if included, would result in delay and significant uncertainty. Gibson finally noted that in the interest of expediting the proposed transaction, the Buyer Group was prepared to further increase its offer price to US$2.18 per ADS, subject to the Special Committee’s acceptance of the deletion of the (1) Majority of the Minority Approval and (2) Go-Shop Period, and entering into a mutually acceptable merger agreement with respect to the remaining key terms on an expeditious basis, including (i) the ADS holders should bear any depositary fees in connection with the distribution of the merger consideration to the ADS holders (including ADS cancellation fees); (ii) it being a condition to the Closing that holders representing no greater than 5% of the Shares have exercised their dissenting rights (rather than the 10% of the Shares proposed by the Special Committee); (iii) inclusion of the Force the Vote Provision; (vi) the long stop date should be on the ninth-month anniversary of the signing date of the Merger Agreement; (iv) the Buyer Group’s match right in case of a Superior Proposal should be for a five business day period (rather than the four business day period proposed by the Special Committee); (v) acceptance by the Special Committee of certain aspects proposed by the Buyer Group of the triggering events for the payment of the termination fee by the Company to the Buyer Group; (vi) the termination fee payable by the Buyer Group upon certain triggering events should be US$2,000,000; and (vii) the termination fee payable by the Company under certain triggering events should be US$1,000,000.

On August 19, 2016, the Special Committee convened its sixth meeting by telephonic meeting with representatives of Orrick and Roth. During the meeting, representatives of Roth and Orrick discussed the revised package proposal from the Buyer Group. The Special Committee had an extensive discussion with its advisors, during which the Special Committee noted that (1) based on preliminary feedback from Roth, the Special Committee should continue to seek to negotiate a higher offer price from the Buyer Group, (2) that in light of the fact that the Cayman Islands laws do not require a merger to be conditioned upon the Majority of Minority Approval, and this condition not being customary in going-private transactions involving Cayman Islands companies, it was prepared to accept deletion of this point conditioned upon the Buyer Group agreeing to a higher offer price and (3) in light of the Buyer Group’s shareholding position and voting power, the fact that no other competing proposal had been made since the announcement of the Proposal, and as a result that the Special Committee would be unlikely to attract any bona fide third party to make competing proposals for the Company through the “go-shop” process, it was also prepared to accept deletion of this point conditioned upon the Buyer Group agreeing to a higher offer price. In addition, following the discussion with its advisors, the Special Committee also decided to: (i) insist that the Buyer Group would have to bear any depositary fees in connection with the distribution of the merger consideration to the ADS holders (including ADS cancellation fees) rather than the ADS holders; (ii) request that it be a condition to the Closing that holders representing no greater than 10% of the Shares have exercised their dissenting rights; (iii) insist on deletion of the Force the Vote Provision; (iv) revise certain aspects of the triggering events for the payment of the termination fee by the Company to the Buyer Group in the Company’s favor; (v) insist that the termination fee payable by the Buyer Group upon certain triggering events should be US$2,500,000; and (vi) reserve on the size of the termination fee payable by the Company under certain triggering events pending resolution of the size of the termination fee payable by the Buyer Group. The Special Committee also decided to accept that the Buyer Group’s match right in case of a Superior Proposal would be a five business day period.

On August 20, 2016, Orrick sent Gibson a revised draft of the Merger Agreement.

On August 20, 2016, Gibson, on behalf of the Buyer Group, sent Orrick, Roth and the Special Committee a revised draft of the Merger Agreement, along with an e-mail correspondence indicating that it understood the Special Committee continued to request that the Buyer revise its offer price higher. Gibson further indicated that in the interest of expediting the proposed transaction, the Buyer Group was prepared to increase its offer price to US$2.20 per ADS and that this represented the Buyer Group’s best and final offer and was further subject to the Special Committee’s acceptance of the terms of the draft Merger Agreement being sent with the e-mail correspondence, including (i) the deletion of the Majority of the Minority Approval as a condition to the consummation of the Transactions, including the Merger; (ii) the deletion of the Go-Shop Period; (iii) the reinstatement that the ADS holders would have to bear any depositary fees in connection with the distribution of the merger consideration to the ADS holders (including ADS cancellation fees) rather than the Buyer Group; (iv) that it be a condition to the Closing that holders representing no greater than 5% of the Shares have exercised their dissenting rights (rather than the 10% of the Shares proposed by the Special Committee); (v) revision of certain aspects of the triggering events for the payment of the termination fee by the Company to the Buyer Group in the Buyer Group’s favor; (vi) the termination fee payable by the Buyer Group upon certain triggering events remaining at US$2,000,000 (rather than the US$2,500,000 proposed by the Special Committee); and (vii) the termination fee payable by the Company under certain triggering events remaining at US$1,000,000. The draft Merger Agreement also indicated that the Buyer Group would be willing to delete the Force the Vote Provision.

On August 21, 2016, Gibson sent Orrick revised drafts of the Limited Guarantee and Support Agreement.

On August 22, 2016, the Buyer Group and the Lender delivered the executed Debt Commitment Letter and Fee Letter to the Special Committee and Orrick.

On August 22, 2016, Orrick and Gibson held a telephonic meeting to discuss the key outstanding issues in the Limited Guarantee and Support Agreement, after which the Special Committee and Buyer Group agreed that (1) there would remain an aggregate cap on the liability of the Guarantors under the Limited Guarantee of US$2,000,000 and (2) that the Company would be a third party beneficiary with the right to enforce any breach of the obligations of the parties to the Support Agreement.

On August 22, 2016, the Special Committee convened the seventh telephonic meeting with representatives of Roth and Orrick. Orrick reviewed the terms of the substantially final draft Merger Agreement, the Support Agreement and the Limited Guarantee, as well as the Debt Commitment Letter, with the Special Committee. Roth then presented to the Special Committee its financial analysis with respect to the merger consideration of US$2.20 per ADS, or US$0.275 per Share at which the Buyer Group proposed to acquire the ADSs and the Shares, other than Shares already owned by members of the Buyer Group. Roth then rendered its oral opinion (which was subsequently confirmed by delivery of its written opinion dated the same date) that, as of August 22, 2016 (August 21, New York City time), the merger consideration of US$2.20 per ADS, or US$0.275 per Share, was fair, from a financial point of view, to the Unaffiliated Security Holders, based upon and subject to the factors, assumptions, qualifications and limitations set forth in its written opinion. Following a comprehensive and detailed discussion of the updated terms of the Merger Agreement and other ancillary documents, as well as Roth’s financial presentation and opinion, the Special Committee unanimously resolved to approve and recommend that the Board approve the proposed Merger Agreement, the Plan of Merger and the transactions thereunder, including the Merger. The written opinion of Roth was later delivered on the same day. The full text of the written opinion of Roth is attached as Annex C to this proxy statement. For additional information regarding the financial analyses performed, and the opinion rendered, by Roth, please refer to “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 43.

On the same day following the meeting of the Special Committee, the Board held a telephonic meeting. Mr. Song, after announcing his presence at the meeting and disclosing his interests relating to the Transactions, including the Merger, recused himself from the meeting. Then, all the directors of the Company (other than Mr. Song), based on the unanimous recommendation of the Special Committee and after consulting with Cleary, approved the proposed Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommended that the Company's shareholders vote to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Please see "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 32 for a description of the resolutions of the Board at this meeting.

Late in the evening on August 22, 2016, the Company, Parent and Merger Sub executed the Merger Agreement, and the Company issued a press release announcing the execution of the Merger Agreement.

On August 23, 2016, the Company furnished the press release, the executed Merger Agreement and the executed Limited Guarantee to the SEC as exhibits to its current report on Form 6-K filed on the same day.

On August 24, 2016, the Buyer Group jointly filed with the SEC Amendment No. 1 to its Schedule 13D in connection with the execution by the Buyer Group of the Merger Agreement, the Support Agreement, the Debt Commitment Letter and the Limited Guarantee.

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Special Committee and the Board believe that, as a privately held entity, the Company's management may have greater flexibility to focus on improving the Company's long-term financial performance without the pressures created by the public equity market's emphasis on short-term period-to-period financial performance.

In addition, as an SEC-reporting company, the Company's management and accounting staff, which comprises a relatively small number of individuals, must devote significant time to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information, which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

At a meeting on August 22, 2016, the Special Committee reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Security Holders, (b) declared that it was advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

At a meeting on August 22, 2016, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than Mr. Song, who abstained from the vote) (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (b) authorized and approved the Merger Agreement, the Plan of Merger, the consummation of the Transactions including the Merger, and the Limited Guarantee, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the Merger, including the following, which are not listed in any relative order of importance:

•	the Special Committee's and the Board's knowledge of the Company's business, financial condition, results of operations, prospects and competitive position and their belief that the Merger is financially more favorable to the Unaffiliated Security Holders than any other alternative reasonably available to the Company and the Unaffiliated Security Holders;

•	estimated forecasts of the Company's future financial performance prepared by the Company's management, together with the Company's management's view of the Company's financial condition, results of operations, business, prospects and competitive position;

•	the fact that the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

•	the current and historical market prices of ADSs, and the fact that the Per Share Merger Consideration of US$0.275 and the Per ADS Merger Consideration of US$2.20 offered to the Unaffiliated Security Holders implies a 25% premium over the Company's closing price of US$1.76 per ADS on June 22, 2016, the last full trading day prior to the Company's announcement on June 23, 2016 that it had received a going-private proposal, a 21.5% premium over the Company's closing price of US$1.81 per ADS on June 15, 2016, one week prior to the announcement and a 22.2% premium over the Company's closing price of US$1.80 per ADS on May 20, 2016, one month prior to the announcement;

•	the limited trading volume of the Company’s ADSs on NASDAQ;

•	the increased costs of regulatory compliance for public companies;

•	the trends in the Company’s industry, including competition;

•	the recognition that, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a relatively small number of individuals, must devote significant time to SEC reporting and compliance;

•	the recognition that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance;

•	the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help our actual or potential competitors, customers, lenders and vendors compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be;

•	the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly-traded entity and the perceived risks of that alternative), the range of potential benefits to its shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account of the likelihood of execution as well as business, competitive, industry and market risks;

•	the relative likelihood that the trading price of ADSs would at any time in the foreseeable future, or ever, reach and sustain a level equal to or greater than the Per ADS Merger Consideration of US$2.20, as adjusted for present value;

•	the negotiations with respect to the Per Share Merger Consideration and Per ADS Merger Consideration and the Special Committee's determination that, following extensive negotiations with the Buyer Group, US$0.275 per Share and US$2.20 per ADS was the highest price that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the Special Committee and its advisors;

•	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):

•	the fact that Parent and Merger Sub had obtained the debt financing commitment for the Merger, the conditions to the financing and the reputation of the financing sources;

•	the absence of a financing condition in the Merger Agreement;

•	the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to closing;

•	the Company’s ability, as set out in Support Agreement, to seek specific performance to prevent breaches of the Support Agreement and to enforce specifically the terms of the Support Agreement, including the commitment of the Rollover Shareholders to cancel the Shares and ADSs held by them pursuant to the Support Agreement;

•	the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company a termination fee of US$2 million and the guarantee of such payment obligation by the Rollover Shareholders pursuant to the Limited Guarantee (see "The Merger Agreement—Termination Fee" and "Special Factors—Limited Guarantee" beginning on page 93 and page 57);

•	following its formation, the Special Committee's independent control of the sale process with the advice and assistance of Roth, as its financial advisor, and Orrick, Herrington & Sutcliffe LLP and Conyers Dill & Pearman, as its legal advisors, reporting solely to the Special Committee;

•	the financial analysis reviewed and discussed with the Special Committee by representatives of Roth, as well as the written opinion of Roth rendered to the Special Committee on August 21, 2016 (Beijing time) as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing Excluded Shares) in the Merger, as of August 21, 2016 (Beijing time), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Roth in preparing its opinions (see "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 43 for additional information); and

•	since the announcement of the Proposed Transaction on June 23, 2016, no party other than the members of the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Security Holders, which procedural safeguards include the following, which are not listed in any relative order of importance:

•	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of two unaffiliated directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee's authority;

•	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with the Buyer Group and their respective legal and financial advisors on behalf of the Unaffiliated Security Holders;

•	all of the members of the Special Committee during the entire process were and are unaffiliated directors and free from any affiliation with the Buyer Group; in addition, none of the members of the Special Committee has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members' receipt of board and Special Committee compensation (which is not contingent upon the completion of the Merger or the Special Committee's or the Board's recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;;

•	the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by Roth, as its financial advisor, and Orrick, Herrington & Sutcliffe LLP and Conyers Dill & Pearman, as its legal advisors;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group in connection with the Proposed Transaction from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Proposed Transaction in connection therewith from that date forward was considered by the Board for approval until the Special Committee had recommended such action to the Board;

•	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

•	the Special Committee was empowered to exercise the full power and authority of the Board in connection with the Proposed Transaction and related process;

•	the Special Committee held telephonic meetings on multiple occasions to consider and review the terms of the Merger Agreement and the Proposed Transaction;

•	the recognition by the Special Committee and the Board that the Special Committee had no obligation to recommend the Merger or any other transaction;

•	the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, the Company has the ability (subject to certain limitations and restrictions set forth in the Merger Agreement) to consider a Competing Transaction which constitutes, or is reasonably likely to lead to, a Superior Proposal (as defined in the section entitled “The Merger Agreement—Competing Transactions” beginning on page 86) until the Company Shareholder Approval;

•	the Board and the Special Committee’s ability, under certain circumstances (and subject to certain limitations and restrictions set forth in the Merger Agreement), to withhold, withdraw, qualify or modify the Company Recommendation (as defined in the section entitled “Merger Agreement—No Change of Recommendation” beginning on page 88) that the Company’s shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of the Company Shareholder Approval in order to enter into an alternative transaction proposed by a third party that is a Superior Proposal (as defined in the section entitled “Merger Agreement—Competing Transactions” beginning on page 86); and

•	the availability of dissenters' rights to the registered shareholders of the Company who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters' rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

•	approval of the Merger Agreement is not subject to any additional approval by the Unaffiliated Security Holders and, given that the Buyer Group has approximately 50.2% of the issued and outstanding Shares, the Buyer Group has the ability to authorize and approve the Merger Agreement at the extraordinary general meeting unless a substantial majority (or possibly all, depending on the number of Shares voted at the meeting) of the Unaffiliated Security Holders vote against the proposal to authorize and approve the Merger Agreement;

•	the Unaffiliated Security Holders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company's future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares and ADSs, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

•	the restrictions on the conduct of the Company's business prior to the completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the Merger;

•	since the Company became publicly listed on NASDAQ in December 2010, the highest historical closing price of ADSs (US$22.03 per ADS on April 28, 2011) exceeds the Per ADS Merger Consideration, although the ADSs have not traded above the Per ADS Merger Consideration since the week of April 25, 2016;

•	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company's business and customer relationships;

•	the Company may be required, under certain circumstances, to pay Parent a termination fee of US$1 million in connection with the termination of the Merger Agreement;

•	the Company's remedy in the event of breach of the Merger Agreement by Parent or Merger Sub is limited to receipt of a reverse termination fee of US$2 million (and the Company is not entitled to seek specific performance with respect to such a breach), and under certain circumstances the Company may not be entitled to a reverse termination fee or expenses at all;

•	the terms of the Buyer Group's participation in the Merger and the fact that the Buyer Group may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Security Holders (see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 59 for additional information);

•	the possibility that the Merger might not be completed and the negative impact of such a public announcement on the Company's sales and operating results, and the Company's ability to attract and retain key management, marketing and technical personnel; and

•	the taxability of an all-cash transaction to the Unaffiliated Security Holders who are U.S. Holders (as defined under "—Material U.S. Federal Income tax Consequences") for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Security Holders in other jurisdictions.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.

In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered financial analyses presented by Roth as an indication of the going-concern value of the Company. These analyses included, among others, selected comparable public companies, selected comparable transactions, selected premiums paid in other mergers and acquisitions transactions, selected premiums paid in other minority take private transactions, the 52 week high and low, discounted cash flows, and the Sequoia transaction. All of the material analyses as presented to the Special Committee on August 21, 2016 are summarized below under the section entitled "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 43. The Special Committee expressly adopted these analyses and opinions, among other factors considered, in reaching its determination as to the fairness of the Transactions, including the Merger.

Neither the Special Committee nor the Board considered the liquidation value of Company's assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company's assets that might be realized in a liquidation would be less than its going-concern value. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company's going-concern value. Each of the Special Committee and the Board also considered the historical market prices of our ADSs as described under the section entitled "Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs" beginning on page 69. Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under "Transactions in the Shares and ADSs." Neither the Special Committee nor the Board, however, considered the Company's net book value, which is defined as total assets minus total liabilities, attributable to the Company's shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. The Company's net book value per Share as of December 31, 2015 was US$2.92 (or US$2.94 based on the weighted average number of issued and outstanding Shares during 2015).

In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company's shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under "Special Factors— Background of the Merger," and adopted such recommendations and analysis. During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company's directors and shareholders, including the chairman of the Board, have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Company's Unaffiliated Security Holders generally, as described under the section entitled "—Interests of Certain Persons in the Merger" beginning on page 59.

For the foregoing reasons, the Company believes that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going-private transactions, each member of the Buyer Group is an affiliate of the Company, and therefore, required to express its belief as to the fairness of the Transactions to the Unaffiliated Security Holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Transactions are not intended and should not be construed as a recommendation to any holder of Shares or ADSs as to how to vote on the proposal to authorize and approve the Merger Agreement the Plan of Merger and the Transactions, including the Merger. The Buyer Group has interests in the Transactions that are different from, and in addition to, those of the Unaffiliated Security Holders by virtue of their continuing interests in the Surviving Corporation after the consummation of the Transactions. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 59 for additional information.

The Buyer Group believes the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to them, rather than to the Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. No member of the Buyer Group participated in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s legal or financial advisors as to, the fairness of the Transactions to the Unaffiliated Security Holders. Furthermore, the members of the Buyer Group did not engage a financial advisor for the purpose of performing any independent valuation or other analysis to assist them in assessing the fairness of the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, to the Company’s Unaffiliated Security Holders.

Based on their knowledge and analysis of available information regarding the Company, as well as the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Board discussed in “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 32, the Buyer Group believes the Transactions are substantively and procedurally fair to the Unaffiliated Security Holders. In particular, the Buyer Group’s belief is based on the consideration of the following factors, which are not listed in any relative order of importance:

•	the Per ADS Merger Consideration of US$2.2 represents a 25% premium over the Company's closing price of US$1.76 per ADS on June 22, 2016, the last full trading day prior to the Company's announcement on June 23, 2016 that it had received a going-private proposal, a 21.5% premium over the Company's closing price of US$1.81 per ADS on June 15, 2016, one week prior to the announcement and a 22.2% premium over the Company's closing price of US$1.80 per ADS on May 20, 2016, one month prior to the announcement. This premium reflects the benefits associated with closing the Merger. Without the Merger, this premium will not be available;

•	the Company’s ADSs traded as low as US$1.75 per ADS during the 52-week period prior to the announcement of the execution of the Merger Agreement;

•	the recognition of the potential disadvantages that the Company would continue to face as an SEC-reporting public company, including continuing to be subject to the (i) increased costs of regulatory compliance estimated at US$2.1 million per year; (ii) requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help the Company’s actual or potential competitors, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be and (iii) the limited trading volume of the Company’s ADSs on NASDAQ;

•	the Special Committee consists solely of directors who are unaffiliated with any member of the Buyer Group and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than (i) the directors’ receipt of Board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the Merger (which is not contingent upon the consummation of the Merger or the Special Committee’s or Board’s recommendation of the Merger) and (iii) the directors’ indemnification and liability insurance rights under the Merger Agreement;

•	the Special Committee was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Transactions, including the Merger;

•	the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board (other than Mr. Song, who abstained from the vote) unanimously determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are in the best interests of the Unaffiliated Security Holders;

•	the Buyer Group did not participate in or seek to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•	the Special Committee and the Board had no obligation to recommend the authorization and the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the Special Committee retained and was advised by an independent legal counsel and independent financial advisor, each of whom are experienced in advising committees such as the Special Committee in similar transactions;

•	the Per Share Merger Consideration and the Per ADS Merger Consideration, and other terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions were the result of robust negotiations between the Buyer Group and the Special Committee through their respective advisors;

•	under the terms of the Merger Agreement, in certain circumstances relating to an unsolicited bona fide proposal which constitutes, or would reasonably be expected to lead to a Superior Proposal, prior to obtaining the Company Shareholder Approval of the Merger, the Company is permitted (subject to certain limitations and restrictions set forth in the Merger Agreement) to furnish information to and participate in discussions or negotiations with persons making such proposal and the Board is permitted to withhold, withdraw, amend or modify its recommendation of the Merger Agreement if the failure to make a change in the Company’s recommendation would be inconsistent the directors’ fiduciary duties (subject to certain other conditions, limitations and restrictions set forth in the Merger Agreement);

•	the ability of the Company to terminate the Merger Agreement under the terms of the Merger Agreement to enter into a Superior Proposal or upon a Change in the Company Recommendation (as defined in the section entitled “The Merger Agreement—No Change of Recommendation”) under certain circumstances, subject to compliance with the terms and conditions of the Merger Agreement;

•	the termination fee payable by the Company to Parent if the Merger Agreement is terminated under certain circumstances is US$1 million, or approximately 1.58% of the Company’s total equity value implied by the Per Share Merger Consideration, while the termination fee payable by Parent to the Company if the Merger Agreement is terminated under certain circumstances is US$2 million, or approximately 3.16% of the Company’s total equity value implied by the Per Share Merger Consideration, which is twice the amount of the termination fee payable by the Company to Parent if the Merger Agreement is terminated under certain circumstances;

•	the Rollover Shareholders agreed to guarantee the obligations of Parent under the Merger Agreement to pay the termination fee to the Company and reimburse or pay certain costs and expenses, or liabilities, of the Company in relation to such termination fee;

•	notwithstanding that the Buyer Group may not rely upon the opinion provided by the financial advisor to the Special Committee, the Special Committee received from its financial advisor a written opinion with respect to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received in the Merger by holders of the Shares and ADSs, as applicable (other than holders of the Excluded Shares, including Excluded Shares represented by ADSs, and the Dissenting Shares), as of August 21, 2016 (Beijing time), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Roth in preparing its opinion;

•	the availability of dissenters’ rights to the registered shareholders of the Company (and any ADS holder who elects to first convert his or her ADSs for the Shares) who comply with the required procedures under Section 238 of the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such holders to seek appraisal of the fair value of their Shares by the Grand Court of the Cayman Islands;

•	the consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize certainty of value and liquidity for all of their Shares or ADSs, without incurring brokerage and other costs typically associated with market sales;

•	Parent has obtained a commitment to provide debt financing for the Transactions pursuant to the Debt Commitment Letter; and

•	the Board was fully informed about the extent to which the interests of the Rollover Shareholders in the Merger differed from those of the Unaffiliated Security Holders.

In its consideration of the procedural fairness of the Merger, the Buyer Group noted that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, is not subject to a majority-of-the-minority requirement.

Nevertheless, the Buyer Group believes the Merger is procedurally fair to the Unaffiliated Security Holders because (i) the Cayman Islands laws do not require a merger to be conditioned upon a majority-of-the-minority voting requirement and this condition is not customary in going-private transactions involving Cayman Islands companies and (ii) various safeguards and protective steps have been adopted to ensure the procedural fairness of the Transactions, including without limitation (a) the formation of and the broad authorities granted to the Special Committee in reviewing, evaluating and negotiating (and ultimately authorizing and approving) the terms of the Merger Agreement, (b) the Special Committee retained and was advised by competent and experienced independent legal counsels and an independent financial advisor, (c) the rights of the Company with regard to an unsolicited bona fide written Superior Proposal and (d) the availability of dissenters’ rights to the registered shareholders of the Company.

The Buyer Group did not consider the Company’s net book value, which is an accounting concept based on historical costs, as a factor because it believed that net book value is not a material indicator of the Company’s value as a going concern but rather is indicative of historical costs.

In its consideration of the fairness of the Merger, the Buyer Group did not undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the Unaffiliated Security Holders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup. In addition, the Buyer Group did not consider the Company’s liquidation value to be a relevant valuation method because they consider the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the Merger.

The Buyer Group did not seek to establish a pre-Merger going concern value for the Company’s Shares and ADSs to determine the fairness of the merger consideration to the Unaffiliated Security Holders because following the Merger the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the ADSs, the merger consideration represented a premium to the going concern value of the Company.

Members of the Buyer Group were not aware of, and thus did not consider in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company’s assets or (c) the purchase of the Company’s voting securities that would enable the holder to exercise control over the Company.

The foregoing discussion of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders is not intended to be exhaustive, but is believed to include all material factors considered. The Buyer Group found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders. Rather, the Buyer Group made the fairness determinations after considering all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder or ADS holder of the Company to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Buyer Group does not make any recommendation as to how such shareholders or ADS holders should vote relating to the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting.

Certain Financial Projections

The Company does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of the Company has prepared certain financial projections set forth below for the fiscal year ending December 31, 2016 through the fiscal year ending December 31, 2020 for the Special Committee and Roth in connection with the financial analysis of the Merger. The accompanying financial projections was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants or International Financial Reporting Standards (“IFRS”) with respect to projected financial information, but, in the view of the Company's management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers are cautioned not to place undue reliance on the projected financial information.

The financial projections are not a guarantee of performance. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding fiscal years ending December 31, 2016 through December 31, 2020. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by management that management believed were reasonable at the time the projections were prepared. This information is not, however, fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for the Company’s existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of management, may cause actual future results to differ materially from the results forecasted in these financial projections.

In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the Merger or any changes to the Company’s operations or strategy that may be implemented after the time the projections were prepared. We cannot assure you that the projections will be realized or that actual results will not be significantly different from those contained in the projections.

Neither the Company’s independent registered public accounting firm, Deloitte Touche Tohmatsu Certified Public Accountants LLP (“DTT”), nor any other independent accountants have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

The DTT report accompanying the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2015 incorporated by reference in this proxy statement refers exclusively to the Company’s historical information and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the financial advisor and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal for his, her or its Shares.

The following table shows the financial projections prepared by our management to Roth:

	Financial Projections Fiscal Year Ending December 31,
	2016	2017	2018	2019	2020
	(in million RMB except percentage)
Revenue	330	340	350	361	371
Single-player games	240	241	242	243	244
Multiplayer games	12	13	13	14	14
Other Revenues	78	86	94	104	112

Cost	254	262	270	278	285
Single-player games	177	177	177	176	176
Multiplayer games	10	10	11	11	12
Other Revenues	68	74	82	90	97

Gross Profit Margin	76	78	81	83	85
Consolidated gross profit margin	23%	23%	23%	23%	23%
-Single-player games	26%	27%	27%	27%	28%
-Multiplayer games	18%	18%	18%	18%	18%
-Other Revenues	14%	14%	14%	14%	14%

Selling, General and Administrative Expenses	76	78	81	83	85
Labor-related expenses	37	49	49	50	51
Office expenses	2	2	2	2	2
Travel allowance	3	3	4	4	4
Communication cost	1	1	1	1	1
Marketing expenses	6	7	9	10	11
Rental and property charges	13	13	13	13	13
Depreciation & Amortization	2	2	2	2	2
Professional expenses	13	2	1	1	1

Other operating Income	4	4	4	3	3
IDC rental income	2	2	2	2	2
Disposal of PPE	0	0	0	0	0
Subsidies	3	3	2	2	2
Technology development income
Reimbursement from depository bank

Other gains and losses
Investment income/expense

EBIT	4	4	4	3	3
Income tax expenses	1	1	1	0	0
Net Profit	4	4	3	3	3

Depreciation & amortization	2	2	2	2	2

EBITDA	6	6	6	5	5

Note:	This projection does not include financial expenses and investment related income/loss. The income tax expense is calculated on the basis of operating profit.

Opinion of the Special Committee's Financial Advisor

Pursuant to an engagement letter dated July 3, 2016, the Special Committee retained Roth to act as its financial advisor in connection with the Merger and, at the Special Committee’s request, to render an opinion to the Special Committee as the fairness, from a financial point of view, of the Per Share Merger Consideration and Per ADS Merger Consideration to be received by the holders of the Shares and ADSs (other than holders of Excluded Shares) pursuant to the Merger Agreement to such holders.

On August 21, 2016, Roth rendered its oral opinion, subsequently confirmed in writing, to the Special Committee that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the Per Share Merger Consideration and Per ADS Merger Consideration to be received by the holders of the Shares and ADSs (other than holders of Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such shareholders.

The full text of Roth’s written opinion, dated August 21, 2016, is attached to this proxy statement as Annex C and is incorporated by reference herein. Shareholders of the Company are urged to read the entire opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by Roth in rendering its opinion. The analysis performed by Roth should be viewed in its entirety; none of the methods of analysis should be viewed in isolation when reaching a conclusion on whether the merger consideration was fair. The opinion addresses only the fairness, from a financial point of view, of the Per Share Merger Consideration and Per ADS Merger Consideration to the holders of the Shares and ADSs of the Company (other than holders of Excluded Shares), as of the date of the opinion and does not address the Company’s underlying business decision to proceed with or effect the Merger or the likelihood of consummation of the Merger. Roth’s opinion was directed to the Special Committee in connection with its consideration of the Merger and was not intended to be, and does not constitute, a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger or any other matter.

In arriving at its opinion, Roth:

•	reviewed certain publicly available financial statements and other business and financial information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

•	reviewed certain financial projections concerning the Company prepared by the management of the Company (the “Financial Projections”);

•	discussed the past and current operations, financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the reported prices and trading activity for the ADSs;

•	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions we deemed comparable with the Merger and compared such financial terms with those of the Merger;

•	compared the financial performance of the Company and the prices and trading activity of the ADSs with that of certain other publicly-traded companies we deemed comparable with the Company and its securities;

•	participated in certain discussions with representatives of the Special Committee and its legal advisors;

•	reviewed the Merger Agreement delivered to Roth on August 20, 2016; and

•	performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

For its opinion, Roth assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by the Company, which formed a substantial basis for the opinion, and further relied upon the assurances of the management of the Company that such information did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in any material respect. With respect to the Company’s non-operating outstanding investments as described in footnotes 15, 16, and 19 of the Company’s Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission on April 29, 2016 and amended on June 30, 2016, Roth assumed that the value of such assets as provided to Roth by management represented the best currently available estimates and judgments of management as to the fair market value of such assets and Roth expressed no view as to the assumptions on which they were based. In addition, in analyzing the realizable value to the Company’s shareholders of the Company’s cash or potential cash from an assumed sale of non-operating investments, Roth was provided a tax opinion to the Company by Da Hui Lawyers, and upon direction of management, Roth applied such tax analysis to the Company’s cash or potential cash from an assumed sale of non-operating investments, and Roth expressed no view as to such opinion or the assumptions on which such opinion was based. With respect to the Financial Projections, Roth was advised by the management of the Company, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and Roth expressed no view as to the assumptions on which they were based. In addition, Roth assumed that the final executed Merger Agreement would not differ in any material respect from the draft Merger Agreement reviewed by Roth, and that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Roth also assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions would be imposed that would have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger.

Roth is not a legal, tax, accounting or regulatory advisor. Roth is a financial advisor only and has relied upon, without independent verification, the assessment of the Company and its legal, tax, accounting and regulatory advisors with respect to legal, tax, accounting and regulatory matters. Roth expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Per Share Merger Consideration and Per ADS Merger Consideration to be received by the holders of Shares and ADSs in the Merger. Roth’s opinion did not address the fairness of any consideration to be received by Mr. Song, Mobi Joy Limited, Xplane Ltd. or their affiliates or the Rollover Shareholders pursuant to the Merger Agreement or to the holders of any other class of securities, creditors or other constituencies of the Company. Roth’s opinion did not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or were available. Roth has not made any independent valuation or appraisal of the assets or liabilities (fixed, contingent or otherwise) of the Company, nor was Roth furnished with any such valuations or appraisals, nor did Roth assume any obligation to conduct, nor did Roth conduct, any physical inspection of the properties, facilities or other assets of the Company. Roth did not evaluate the solvency of the Company under any law of any jurisdiction relating to bankruptcy, insolvency or similar matters. Roth is not a legal expert, and for purposes of its analysis, Roth did not make any assessment of the status of any outstanding litigation involving the Company and excluded the effects of any such litigation in its analysis. Roth’s opinion was based on financial, economic, market and other conditions as in effect on, and the information made available to Roth as of, the date its opinion. Events occurring after the date of Roth’s opinion may affect the opinion and the assumptions used in preparing it, and Roth did not assume any obligation to update, revise or reaffirm its opinion.

Roth’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, of the Per Share Merger Consideration and Per ADS Merger Consideration to be received by the holders of the Shares and ADSs (other than the holders of Excluded Shares) in the proposed Merger.  The issuance of Roth’s opinion was approved by a fairness opinion committee of Roth.

Summary of Material Financial Analysis

The following is a summary of the material financial analyses performed by Roth and reviewed by the Special Committee in connection with Roth’s opinion relating to the Merger and does not purport to be a complete description of the financial analyses performed by Roth. The rendering of an opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Roth or of its presentation to the Special Committee on August 21, 2016. The order of analyses described below does not represent the relative importance or weight given to those analyses by Roth. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Roth’s financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Roth’s financial analyses.

In performing its analyses, Roth made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the Merger Agreement. Roth does not assume any responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below.

Selected Publicly Traded Comparable Companies. In order to assess how the public market values shares of publicly traded companies similar to the Company, Roth reviewed and compared certain financial information relating to the Company with selected companies, which, in the exercise of its professional judgment and based on its knowledge of the industry, Roth deemed relevant to the Company. Although none of the selected companies is identical to the Company, Roth selected these companies because they had publicly traded equity securities and were deemed to be similar to the Company in one or more respects including the nature of their business, size, financial performance, geographic concentration and listing jurisdiction.  The selected comparable companies were:

Company	Ticker
Linekong Interactive	SEHK: 8267
KongZhong	KZ
Changyou.com	CYOU
Sohu.com Inc.	SOHU

For the Company and each of the selected companies, Roth calculated and compared various financial multiples and ratios of the Company and the selected comparable companies based on each respective company’s public filings for historical information and third-party research estimates for forecasted information.

In its review of the selected companies, Roth considered, among other things, (i) market capitalizations (computed using closing stock prices as of August 19, 2016), (ii) enterprise values (“EV”), (iii) EV as a multiple of reported revenue for the latest twelve-month period (“LTM”) for each company, and estimated revenue for calendar years 2016 and 2017, (iv) EV as a multiple of LTM and estimated calendar year 2016 and 2017 EBITDA, (v) price as a multiple of LTM and estimated calendar year 2016 and 2017 earnings, (vi) projected growth rates for calendar years 2015 to 2016 and 2016 to 2017, (vii) and LTM gross margins, EBITDA margins and net income margins. Given the lower gross margin of the Company relative to the comparable companies, Roth also adjusted the EV as a multiple of LTM and calendar year 2016 and 2017 revenue by multiplying each comparable company’s multiple by the proportion of the Company’s gross margin to the comparable company’s gross margin. Roth considered the resulting EV as an adjusted multiple of LTM and calendar year 2016 and 2017 revenue. This information and the results of these analyses are summarized in the following table:

		Diluted	Share Price	Mkt. Cap	TEV	EV/Revenue						EV/EBITDA						P/Earnings						Proj. Growth		LTM Margins (%)			Reporting
Company	Ticker	Shares (M)	08/19/16	08/19/16 (M)	08/19/16 (M)	LTM		CY 2016		CY 2017		LTM		CY 2016		CY 2017		LTM		CY 2016		CY 2017		15-16	16-17	Gross	EBITDA	Net	Period
Linekong Interactive	SEHK:8267	360.7	$0.55	$197.2	$84.4	1.0	x	0.6	x	0.5	x	NM		NA		NA		NM		NM		10.7	x	51.4%	27.7%	45.3	(20.4)	(19.7)	06/30/15
KongZhong	KZ	47.5	$6.31	$299.7	$221.5	1.2	x	NA		NA		9.9	x	NA		NA		22.9	x	NM		NM		NA	NA	43.3	12.4	2.9	03/31/16
Changyou.com	CYOU	53.1	$21.46	$1,139.8	$482.9	0.8	x	0.9	x	0.8	x	2.5	x	3.5	x	3.6	x	8.0	x	9.2	x	8.7	x	(29.9)%	10.4%	71.3	32.3	30.3	06/30/16
Sohu.com Inc.	SOHU	38.7	$38.73	$1,498.5	$711.0	0.4	x	0.4	x	0.4	x	2.5	x	7.9	x	4.4	x	NM		NM		NM		(12.8)%	10.2%	54.8	15.7	(4.1)	06/30/16

	Min	0.0	$0.55	$0.0	$(75.7)	(0.4	x)	0.4	x	0.4	x	2.5	x	3.5	x	3.6	x	8.0	x	9.2	x	8.7	x	(29.9)%	9.9%	45.2	(20.4)	(19.7)
	20th PCTL	23.2	$4.00	$118.3	$20.4	0.1	x	0.5	x	0.4	x	2.5	x	4.9	x	3.7	x	8.0	x	9.2	x	9.1	x	(23.1)%	9.9%	45.3	(1.0)	(10.3)
	Median	45.9	$13.89	$668.5	$283.7	0.6	x	0.6	x	0.5	x	2.5	x	6.9	x	4.0	x	8.0	x	9.2	x	9.7	x	(12.8)%	9.9%	50.0	13.8	8.8
	80th PCTL	176.1	$28.37	$1,283.3	$574.2	0.9	x	0.8	x	0.7	x	2.5	x	9.0	x	4.3	x	8.0	x	9.2	x	10.3	x	25.3%	20.6%	61.4	22.3	25.2
	Max	360.7	$38.73	$1,498.5	$711.0	1.0	x	0.9	x	0.8	x	2.5	x	10.3	x	4.5	x	8.0	x	9.2	x	10.7	x	50.8%	27.7%	71.3	32.3	30.3

Sky-mobi Limited	MOBI	30.0	$2.20	$66.0	$4.9	0.09	x	0.10	x	0.10	x	NM		5.3	x	5.4	x	39.0	x	116.6	x	122.7	x	(45.8)%	3.0%	21.2	(3.5)	7.3

		Diluted	Share Price	Mkt. Cap	TEV	Adj. EV/Revenue[2]
Company	Ticker	Shares (M)	08/19/16	08/19/16 (M)	08/19/16 (M)	LTM		CY 2016		CY 2017
Linekong Interactive	SEHK:8267	360.7	$0.55	$197.2	$84.4	0.5	x	0.3	x	0.2	x
KongZhong	KZ	47.5	$6.31	$299.7	$221.5	0.6	x	NA		NA
Changyou.com	CYOU	53.1	$21.46	$1,139.8	$482.9	0.2	x	0.3	x	0.2	x
Sohu.com Inc.	SOHU	38.7	$38.73	$1,498.5	$711.0	0.2	x	0.2	x	0.1	x

	Min	0.0	$0.55	$0.0	$(75.7)	(0.20	)X	0.16	x	0.15	x
	20th PCTL	23.2	$4.00	$118.3	$20.4	0.01	x	0.21	x	0.18	x
	Median	45.9	$13.89	$668.5	$283.7	0.19	x	0.27	x	0.23	x
	80th PCTL	176.1	$28.37	$1,283.3	$574.2	0.33	x	0.29	x	0.24	x
	Max	360.7	$38.73	$1,498.5	$711.0	0.46	x	0.30	x	0.25	x

Sky-mobi Limited	MOBI	30.0	$2.20	$66.0	$4.9	0.09	x	0.10	x	0.10	x

Notes to the tables:

1.	Source: Capital IQ. Projected financials based on median analyst estimates
1.	Enterprise Value = Market Cap + Debt + Minority Interest – Cash

All EV/EBITDA multiples less than 0 or greater than 50 are considered "NM"

All P/E multiples less than 0 or greater than 50 are considered "NM"

2.	Adjusted revenue multiples calculated = Comparable Multiple x (MOBI G.M.)/(Comparable G.M.)

Roth noted that, although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to the Company’s business. Accordingly, Roth’s comparison of selected companies to the Company and analyses of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and the Company.

Roth noted that the revenue multiples for the Company at the ADS merger consideration of US$2.20 were below the low end of the range of the comparable company revenue multiples, that the EBITDA multiples were at or above the high end of the range of the comparable company EBITDA multiples, and that the P/E multiples were significantly above the high end of the range of the comparable company P/E multiples.

Selected Comparable Transaction Analysis.  Roth reviewed and compared the purchase prices and financial multiples paid in selected other transactions primarily in the application software, Internet software & services and mobile gaming space from January 1, 2013 to present that had publicly available data and that Roth, in the exercise of its professional judgment, determined to be relevant. For each of the selected transactions, Roth compared the EV in the transaction as a multiple of LTM revenue and EBITDA, the equity price in the transaction to LTM earnings and the target company’s gross margin. Similar to the comparable company analysis, Roth also adjusted and compared the EV to LTM revenue multiples based on the relative difference between the target company’s gross margin and the Company’s gross margin. Such multiples for the selected transactions were based on publicly available information at the time of the relevant transaction. The selected transactions analyzed are set out in the following table:

Closed Date	Target	Buyer	Transaction Value ($M)	EV/LTM REV		EV/LTM EBITDA		P/LTM E		Target Gross Margin (%)		Adj. EV/REV		Description
06/15/16	Gameloft	Vivendi	$535.1	2.5	x	45.2	x	-		84.8		0.6	x	Mobile games
05/04/16	Cricket Media Group	ZG Ventures	$32.1	2.2	x	-		-		38.4		1.2	x	Digital apps
04/21/16	LTS Education	K12, Inc.	$20.0	2.5	x	-		-		-		NA		Digital game-based software
12/04/15	HERE	Daimler	$3,069.3	2.9	x	-		-		-		NA		Mobile location content
11/20/15	Diandian Interactive	Shanghai Jingyao	$9.4	1.6	x	-		16.1	x	-		NA		Mobile social games
10/22/15	Millennial Media	AOL	$206.0	0.8	x	-		-		40.9		0.4	x	Mobile ad solutions
08/25/15	Gannaway Web	Frankly	$45.0	1.7	x	6.9	x	24.5	x	-		NA		Mobile content mgmt
08/10/15	China Mobile Games	Changjiang Growth	$718.7	2.7	x	12.7	x	16.4	x	61.8		0.9	x	Mobile games in China
07/28/15	Perfect World	-	$918.0	1.1	x	5.9	x	13.2	x	71.2		0.3	x	Online games in China
03/06/15	Appia	Digital Turbine	$100.0	2.1	x	-		-		-		NA		Mobile performance apps
12/04/14	Nexage	Millennial Media	$110.0	3.1	x	-		-		17.7		3.7	x	Mobile ad solutions
04/02/14	Lakana	Nexstar	$18.8	0.9	x	-		-		-		NA		Mobile apps for media publishers
01/31/14	KnowledgePath Solutions	Digital Management	$22.0	1.5	x	-		-		-		NA		eCommerce apps
12/31/13	GlobalLogic	Apax Partners	$420.0	1.7	x	-		-		-		NA		Mobile apps
12/04/13	Siriusware	accesso	$14.3	1.6	x	-		-		-		NA		Mobile software solutions
11/08/13	Beijing Manyougu	Chengdu B-ray	$165.9	NM		-		12.5	x	-		NA		Operates web games in China
11/01/13	Index	SEGA Games	$337.8	2.0	x	31.4	x	-		-		NA		Developes online games
10/09/13	Antenna	Pegasystems	$27.7	0.7	x	-		-		-		NA		Platform for mobile apps

		Min	$9.4	0.7	x	5.9	x	12.5	x	17.7	x	0.3	x
		20th PCTL	$20.8	1.2	x	6.7	x	13.1	x	38.4	x	0.4	x
		Median	$105.0	1.7	x	12.7	x	16.1	x	51.4	x	0.8	x
		80th PCTL	$489.0	2.5	x	34.2	x	18.0	x	71.2	x	1.2	x
		Max	$3,069.3	3.1	x	45.2	x	24.5	x	84.8	x	3.7	x

		MOBI	$4.9	0.09	x	NM		39.0	x	21.2		0.1	x

Roth noted that, although the selected transactions were used for comparison purposes, no business of any selected company was either identical or directly comparable to the Company’s business. Accordingly, Roth’s comparison of selected companies to the Company and analyses of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and the Company.

Roth noted that the EV to LTM revenue multiple for the Merger at the ADS merger consideration of US$2.20 was below the range of the EV to LTM revenue multiples for the comparable transactions, but that the price to LTM earnings multiple for the Merger at the ADS merger consideration of US$2.20 was above the range of the price to LTM earnings multiples for the comparable transactions.

Analyses of M&A Premia. Roth reviewed and compared the offer price to certain closing prices in selected other transactions primarily in the application software, Internet software & services and mobile gaming space from January 1, 2015 to present that had publicly available data and that Roth, in the exercise of its professional judgment, determined to be relevant. For each of the transactions, Roth calculated and compared the premium of the offer price to (i) the closing price on the last trading day prior to the announcement of the offer, (ii) the closing price of seven days prior to the offer, and (iii) the closing price 30 days prior to the offer. The selected transactions analyzed are set out in the following table:

Date	Target	Buyer	Target Mkt. Cap 1-Day Before Announcement ($M)	Percent Sought (%)	Premium - 1 Day Prior (%)	Premium - 7 Days Prior (%)	Premium - 30 Days Prior (%)
05/31/16	SciQuest	Accel-KKR	$369.0	95.1	33.8	34.2	28.4
04/28/16	Textura	Oracle	$521.2	100.0	30.7	33.3	37.8
03/30/16	Eighting Co.	Colopl	$28.8	68.2	(48.6)	(50.3)	(47.7)
03/25/16	VirtualScopics	BioTelemetry	$13.5	66.6	(9.6)	1.2	(3.8)
02/18/16	Gameloft	Vivendi	$511.1	70.0	48.2	67.4	54.4
02/15/16	Diligent	Insight Venture Partners	$328.1	100.0	30.7	24.9	20.4
11/30/15	Industrial and Financial Systems	EQT Partners	$1,017.6	63.0	0.3	0.7	9.7
11/09/15	iStudy Co.	V-cube	$8.1	67.5	0.5	(3.1)	5.7
11/05/15	Polaris Consulting	Virtusa Consulting	$307.6	53.0	1.7	8.4	12.4
11/03/15	King Digital	Activision Blizzard	$4,832.5	100.0	15.8	22.6	30.1
11/02/15	MedAssets	Pamplona Capital	$1,420.9	100.0	32.4	36.3	46.6
10/21/15	SolarWinds	Silver Lake; Thoma Bravo	$3,845.5	100.0	19.7	23.7	44.1
10/19/15	CTI Group	Enghouse Systems	$10.3	100.0	84.7	84.7	105.9
10/13/15	EXINI	Progenics	$3.7	100.0	93.3	100.6	85.3
10/09/15	Jagged Peak	Singapore Post	$12.3	71.1	32.0	32.0	33.8
09/13/15	Solera	Vista Equity Partners	$3,314.8	100.0	12.9	14.9	25.4
09/11/15	T.D.I.	Three Like Co.	$71.7	72.2	38.9	40.7	37.5
08/27/15	Medworxx Solutions	Aptean	$10.1	100.0	15.4	4.7	2.8
06/24/15	CompuClearing	Wisetech Global	$19.9	76.5	(4.4)	(3.5)	1.9
06/09/15	Hubwoo	Perfect Commerce	$20.3	100.0	35.7	35.7	26.7
05/27/15	Rally Software	CA, Inc.	$350.0	100.0	42.9	43.5	27.5
05/18/15	China Mobile Games	Changjiang Growth Capital	$638.1	100.0	8.0	10.0	7.0
04/30/15	ClickSoftware	Francisco Partners	$326.9	100.0	28.8	33.9	43.9
04/07/15	Informatica	Microsoft	$5,015.3	100.0	6.4	11.2	14.0
03/30/15	Catamaran	OptumRx	$9,941.1	100.0	28.4	25.9	25.1
02/02/15	Advent Software	SS&C	$2,163.6	100.0	5.7	18.4	46.8

		Min	$3.7	53.0	(48.6)	(50.3)	(47.7)
		20th PCTL	$13.5	70.0	1.7	4.7	7.0
		Median	$339.1	100.0	24.0	24.3	27.1
		80th PCTL	$2,163.6	100.0	35.7	36.3	44.1
		Max	$9,941.1	100.0	93.3	100.6	105.9

		MOBI	$52.8	45.7	25.0	24.3	20.9

Roth compared the ADS merger consideration of US$2.20 to closing price of the Company’s on the day prior to the announcement of the merger offer, to the closing price of the Company’s shares seven days prior to the public announcement of the offer, and to the closing price of the Company’s shares 30 days prior to the public announcement of the offer. Roth noted that the implied premiums at the ADS merger consideration of US$2.20 was above the median premium for comparable transaction premia for the day prior to an offer, at the median for comparable transaction premia for the seven days prior to the offer and between the twenty-fifth percentile and the median for the 30 days prior to the offer.

Analysis of Premia in Minority Take Private Transactions. Roth reviewed and compared the offer price to certain closing prices in selected other take private transactions where the buying group already owned a majority of the company. For each of the transactions, Roth calculated and compared the premium of the offer price to (i) the closing price on the last trading day prior to the announcement of the offer, (ii) the closing price of seven days prior to the offer, and (iii) the closing price 30 days prior to the offer. The selected transactions analyzed are set out in the following table:

Date	Target	Buyer	Transaction Status	Percent Sought (%)	Premium - 1 Day Prior (%)	Premium - 7 Days Prior (%)	Premium - 30 Days Prior (%)
08/18/16	Emmis Comm.	-	Announced	48	2.76	5.13	3.2
03/07/16	OSIM	-	Closed	30.8	13.5	25.2	42.6
02/17/16	Jumei	Sequoia Capital China	Announced	45.6	19.9	32.1	4.6
01/15/16	Synutra	-	Announced	37.1	54.3	48.5	15.9
10/27/15	China Yida	-	Closed	42.2	0.6	9.9	3.3
07/06/15	China Nepstar	-	Closed	20.5	18.2	8.8	2.8
06/05/09	Man Wah	-	Closed	18.5	9.5	7.0	24.3
12/11/07	ProSiebenSat	KKR	Closed	12.0	6.8	9.6	15.8
02/14/05	Rexel	Merrill Lynch Global Private Equity; Others	Closed	26.6	0.5	0.5	0.5
04/01/03	ReNeuron	Excalibur Fund Managers	Closed	47.4	95.1	86.0	81.8

			Min	12.0	0.5	0.5	0.5
			20th PCTL	20.1	2.3	6.6	3.2
			Median	33.9	11.5	9.8	10.2
			80th PCTL	46.0	26.8	35.4	28.0
			Max	48.0	95.1	86.0	81.8

			MOBI	45.7	25.0	24.3	20.9

Roth compared the ADS merger consideration of US$2.20 to closing price of the Company’s on the day prior to the announcement of the merger offer, to the closing price of the Company’s shares seven days prior to the public announcement of the offer, and to the closing price of the Company’s shares 30 days prior to the public announcement of the offer. Roth noted that the implied premiums at the ADS merger consideration of US$2.20 was above the median premium for comparable transaction premia for the day prior, seven days prior and 30 days prior to the offer.

Discounted Cash Flow Analysis. Roth performed a discounted cash flow analysis of the Company by calculating ranges of the estimated net present value of the unlevered, after-tax free cash flows attributable to shareholders of the Company that the Company forecasted to generate from August 31, 2016 through calendar year 2020. All of the information used in Roth’s analysis was based on publicly available sources and the Company Financial Projections provided by the Company’s management, which internal financial projections can be found under the caption “—Certain Financial Projections” beginning on page       . The following tables set forth the free cash flows and calculations used in Roth’s analysis:

	FY	FY	FY	FY	FY
Cash Flow Projections	2016E	2017E	2018E	2019E	2020E

Revenue	$49.6	$51.1	$52.6	$54.2	$55.7
EBITDA	$0.9	$0.9	$0.8	$0.7	$0.8

EBIT	$0.7	$0.6	$0.6	$0.5	$0.5
NOPAT[2]	$0.6	$0.6	$0.5	$0.4	$0.4
D&A	$0.3	$0.3	$0.3	$0.3	$0.3
Capex	$0.0	$0.0	$0.0	$0.0	$0.0
(Increase)/Decrease in NWC	$(7.1)	$(2.1)	$0.2	$(0.6)	$(0.2)

Unlevered Free Cash Flow	$(6.3)	$(1.2)	$1.0	$0.1	$0.5
PV of Free Cash Flow	$(2.0)	$(1.1)	$0.7	$0.1	$0.2

End of Year Discount Period:	0.3	1.3	2.3	3.3	4.3
Mid-Year Discount Period:	0.2	0.8	1.8	2.8	3.8

DCF Assumptions & Output[4]

Discount Rate:	21.1%

Exit EBITDA Multiple[3]	12.7	x
Terminal EBITDA	$0.8
Terminal Value	$9.7
PV of Terminal Value	$4.2
Sum of PV of Cash Flows	$(2.1)

Implied EV	$2.1
Less Debt	$0.0
Plus Investment	$10.8
Plus Cash	$50.2
Implied Equity Value	$63.2
Implied Price/ADS	$2.11

In performing its discounted cash flow analysis, Roth calculated ranges of the estimated present values of the Company’s unlevered, after-tax free cash flows attributable to shareholders of the Company that the Company forecasted to generate for partial year 2016 to year 2020 by applying discount rates ranging from 19.1% to 23.1%, reflecting Roth’s estimates of the Company’s weighted-average cost of capital. The weighted-average cost of capital was calculated by adding (a) the market value of equity as a percentage of the total market value of the Company’s capital multiplied by the Company’s estimated cost of equity, and (b) the market value of debt as a percentage of the total market value of the Company’s capital multiplied by the Company’s estimated after-tax market cost of debt. The Company’s estimated cost of equity was calculated using the Capital Asset Pricing Model which took into account the Company’s beta, betas of comparable companies, the risk-free rate, a historical equity market risk premium and a historical small capitalization risk premium, which risk premiums were sourced from the 2015 Valuation Handbook. Following is the calculation for the Company’s weighted-average cost of capital:

WACC Calculation

Step 1 - Calculate Average Portfolio Beta (a)
Calculated Average Portfolio Equity Beta	1.12

Step 2 - Unlever Portfolio Beta (b)
Average Debt-to-Equity Ratio	3.0%
Average Tax Rate	30.0
Unlevered Average Portfolio Equity Beta	1.44

Step 3 - Arrive at MOBI Equity Beta
Unlevered Average Portfolio Equity Beta	1.44
MOBI Debt-to-Equity Ratio (c)	0.0%
Effective Tax Rate (d)	11.0%
Levered MOBI Equity Beta	1.44

Step 4
Risk Free Rate (e)	1.6%
Equity Risk Premium (f)	7.0%
Levered Equity Beta	1.44
Cost of Equity Capital (g)	11.6%
Size Premium (h)	9.5%
MOBI Adjusted Cost of Equity Capital	21.1%

Step 5
Debt-to-Capital Ratio	0.0%
Equity-to-Capital Ratio	100.0%
Pre-tax Cost of Debt (i)	0.0%
After-tax Cost of Debt	0.0%
Cost of Equity Capital	21.1%
Weighted Average Cost of Capital (j)	21.1%

a)	Beta was found using Capital IQ. Only comparable companies that had a minimum of 60 months of trading history were used. Capital IQ calculates beta on a monthly basis. Roth uses mid-year conventions to discount cash flows as Roth assume that cash flows come in continuously throughout the year. Assumes a valuation date of 08/31/16
b)	B(u) = B(l) / (1+(1-Tax Rate) x Debt-to-Equity)
c)	Assumes debt as of 06/30/16. Further assumes this amount of leverage persists as the Company's target leverage ratio
d)	Effective tax rate provided by management
e)	Source: 10-Year Treasury yield at 08/19/16
f)	Source: 2015 Valuation Handbook; page 3-28
g)	CAPM Cost Equity Capital Calculation: Risk Free Rate + (Equity Beta x Equity Risk Premium)
h)	Source: 2015 Valuation Handbook; page 4-10. 10z percentile
i)	Provided by management
j)	Weighted Average Cost of Capital = (Debt-to-Capital x Cost of Debt x (1-Tax Rate)) + (Equity-to-Capital x Cost of Equity Capital)

Roth used the following companies to calculate the portfolio beta:

•	Linekong Interactive
•	KongZhong
•	Changyou.com
•	Sohu.com Inc.

Roth also calculated the ranges of estimated terminal value amounts for the Company by applying a range of terminal EBITDA exit multiples of 10.7x to 14.7x to the Company’s estimated terminal year EBITDA. The range of terminal EBITDA exit multiples utilized in Roth’s discounted cash flow analysis was based on the median EV to EBITDA multiple of the selected comparable transactions. The range of estimated present values of these estimated terminal value amounts was then calculated by applying discount rates ranging from 19.1% to 23.1%. Combining the total present value of the estimated unlevered free cash flows and the present value of the terminal values resulted in a range of implied enterprise values for the Company. Roth then deducted outstanding debt and added outstanding cash and cash equivalents from the Company balance sheet as of June 30, 2016 to determine a range of implied equity values of the Company. The discounted cash flow analysis implied an equity value range for the Company’s shares of US$2.08 to US$2.14 per ADS.

Roth noted that the Per ADS Merger Consideration of US$2.20 was above the high end of the range of implied values ADS calculated based on the discounted cash flow analysis.

Other Analysis. Roth considered the 52-week high and low of the Company’s stock price between August 21, 2015 and August 21, 2016. Roth noted that the 52-week high was US$3.41 per ADS and that the 52-week low was US$1.76 per ADS. Roth noted that the Per ADS Merger Consideration of US$2.20 was at the lower end of the range of the range, but that the Company’s stock price had dropped below the Per ADS Merger Consideration in December 2015 and had stayed below the Per ADS Merger Consideration for most of the time period since December 2015.

Roth also consider the cash per share available to shareholders of the Company. In calculating the cash per share available to shareholders of the Company, Roth took into account both the cash and the non-operating investments on the Company’s balance sheet. Roth tax effected these amounts pursuant to the Da Hui Lawyers tax opinion. For the non-operating investments, Roth also took into account the fact that these investments are investments in private companies that may not be readily saleable. Roth reduced the investments by a marketability discount that, in Roth’s professional opinion, was appropriate for private company investments. Roth noted that the Per ADS Merger Consideration of US$2.20 was above the resulting US$2.04 cash per ADS available to shareholders.

Roth also considered Company’s share repurchase from Sequoia Capital China Partners Fund II, L.P., Sequoia Capital China Principals Fund II, L.P. and Sequoia Capital China II, L.P. (collectively, “Sequoia”). On April 25, 2016, the Company entered into a share purchase agreement with Sequoia to repurchase an aggregate 1,308,781 ADSs at US$2.00 per ADS. At the time, Sequoia’s shares represented approximately 4.6% of the then outstanding shares of the Company, and Sequoia was one of the Company’s largest independent institutional shareholders. Roth noted that the Per ADS Merger Consideration of US$2.20 was above the US$2.00 per ADS price paid to Sequoia.

General.

 The summary set forth above does not contain a complete description of the analyses performed by Roth, but does summarize the material analyses performed by Roth in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Roth believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Roth opinion. In arriving at its opinion, Roth considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Roth made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Roth’s view of the actual value of the Company.

As described above, Roth’s opinion was only one of many factors considered by the Special Committee and the board of directors in making its determination to approve the Merger. Roth was not requested to, and did not solicit any expressions of interest from any other parties with respect to any business combination with the Company.

 We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, part of which is contingent upon the closing of the Merger. The fee for this opinion is not contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement, which indemnity obligation is not contingent on the consummation of the Merger.

Roth is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, Roth and its affiliates may acquire, hold or sell, for it and its affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company and the other parties to the Merger, and, accordingly, may at any time hold a long or a short position in such securities. Roth has not otherwise had a material relationship with, nor otherwise received fees from, the Company or any other parties to the Merger during the two years preceding the date its opinion. Roth and its affiliates may in the future provide investment banking and other financial services to the Parent and its respective affiliates for which Roth would expect to receive compensation.

Roth is acting as financial advisor to the Special Committee of the board of directors of the Company in connection with the Merger. Pursuant to its engagement letter with Roth, the Company has agreed to pay Roth a fixed fee upon the delivery of its fairness opinion to the Special Committee as well as a fixed fee upon the closing of the Merger. The fairness opinion fee is not contingent upon the Merger closing. These fees were determined by Roth and proposed to the Special Committee. In addition, the Company has agreed to indemnify Roth for certain liabilities that may arise out of its engagement by the Special Committee and the rendering of Roth’s opinion.

Purposes of and Reasons for the Merger

Under a possible interpretation of the SEC rules governing going-private transactions, each member of the Buyer Group may be deemed to be engaged in a going-private transaction and, therefore, required to express his or its reasons for the Merger to the Company’s Unaffiliated Security Holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the Merger is to enable Parent to acquire 100% ownership and control of the Company in a transaction in which the Company’s Unaffiliated Security Holders (other than the Excluded Shares and the Dissenting Shares) will be cashed out in exchange for the Per Share Consideration and Per ADS Merger Consideration, as applicable, so that Parent will bear the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the Merger will allow members of the Buyer Group to maintain a significant portion of their investment in the Company through their respective direct and indirect ownership in Parent as described under “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group” below and at the same time enable members of the Buyer Group to maintain their leadership role with the Company.

The Buyer Group believes the operating environment has become more challenging due to recent operating conditions and industry trends. There is greater competition against both domestic and multinational companies in many of the service areas in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002.

The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because Parent and Merger Sub were able to obtain debt financing in connection with the Merger. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures, because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

Effects of the Merger on the Company

Private Ownership

The ADSs representing the Shares are currently listed on NASDAQ under the symbol "MOBI." It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group. Following the completion of the Merger, the ADSs will no longer be listed on any securities exchange or quotation system, including NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the Shares under the Exchange Act may be terminated upon the Company's application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. After the completion of the Merger, the Company's shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the Merger, the ADS program for the Shares will terminate.

Upon completion of the Merger, each issued and outstanding Share (other than the Excluded Shares and the Dissenting Shares, in each case including such Shares represented by ADSs), will be cancelled in exchange for the right to receive the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes. Upon completion of the Merger, each ADS will represent the right to receive, upon surrender to the ADS Depositary, the Per ADS Merger Consideration, net of any applicable fees, taxes and expenses (including ADS cancellation fees). At the Effective Time, (a) the Excluded Shares (including Shares represented by ADSs) will be cancelled for no consideration or distribution therefor and (b) the Dissenting Shares will be cancelled and will entitle the former holders thereof to receive the fair value thereon as determined in accordance with Section 238 of the Cayman Islands Companies Law. At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable ordinary share of the Surviving Corporation. As a result, current shareholders and ADS holders of the Company, other than the Rollover Shareholders, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the Merger. As a result, the Company's shareholders and ADS holders, other than the Rollover Shareholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than the Rollover Shareholders, will, after the completion of the Merger, not be exposed to the risk of loss in relation to their investment in the Company.

At the Effective Time, each Company Stock Option that is vested and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right of the holder of such vested Company Stock Option to receive cash, without interest, in the amount equal to the Vested Company Option Consideration, provided that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Per Share Merger Consideration, such Company Stock Option will be cancelled without any cash payment being made in respect thereof.

At the Effective Time, each Company Stock Option that is unvested and outstanding immediately as of the Effective Time will be cancelled in exchange for the right of the holder of such unvested Company Stock Option to receive deferred cash payments, without interest, in an amount equal to the Vested Company Option Consideration, which cash amount will be payable by the Surviving Corporation subject to and in accordance with the vesting schedule and other terms and conditions applicable to such unvested Company Stock Option as in effect immediately prior to the Effective Time, with any such payments made within 20 days of the applicable vesting date.

At the Effective Time, each Company Restricted Share, except for the Cashed Out Restricted Shares owned by certain designated individuals and Company Restricted Shares owned by the Rollover Shareholders, will be cancelled in exchange for the right of the holder of such Company Restricted Share to receive deferred cash payments, without interest, in an amount equal to the Per Share Merger Consideration, which cash amount will be payable by the Surviving Corporation subject to and in accordance with the vesting schedule and other terms and conditions applicable to such Company Restricted Share as in effect immediately prior to the Effective Time, with any such payments made within 20 days of the applicable vesting date.

At the Effective Time, each Cashed Out Restricted Share will be cancelled in exchange for the right to receive the Per Share Merger Consideration.

Directors and Management of the Surviving Corporation

If the Merger is completed, the current memorandum and articles of association of the Company will be replaced in their entirety by the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the Merger (except that, at the Effective Time, Clause I of the memorandum of association of the Surviving Corporation will be amended to read as follows: "The name of the company is Sky-mobi Limited"). In addition, the directors of Merger Sub immediately prior to the completion of the Merger (identified below in "Annex E—Directors and Executive Officers of the Company and Each Entity in the Buyer Group") will become the directors of the Surviving Corporation and the officers of the Company will remain the officers of the Surviving Corporation.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Unaffiliated Security Holders include the following:

•	The receipt by the Unaffiliated Security Holders of US$0.275 per Share or US$2.20 per ADS (net of any applicable fees, taxes and expenses, including ADS cancellation fees) in cash, representing a premium of 25.0%, 21.5% and 22.2% to the closing price on June 22, 2016, the last full trading day prior to the Company's announcement that it had received a going-private proposal, June 15, 2016, one week prior to the announcement, and May 20, 2016, one month prior to the announcement, respectively. This premium reflects the benefits associated with closing the Merger. Without the Merger, this premium will not be available.

•	The avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the Merger.

The primary detriments of the Merger to the Unaffiliated Security Holders include the following:

•	Such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Company's Shares, if any.

•	In general, the receipt of cash pursuant to the Merger or through the exercise of dissenters' rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See "—Material U.S. Federal Income Tax Consequences."

The primary benefits of the Merger to the Buyer Group include the following:

•	If the Company successfully executes its business strategies, the value of the Buyer Group's equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, which will accrue to Parent.

•	The Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analyst to make decisions that may produce better short-term results, but which may not maximize equity value in the long term.

•	The Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation.

•	The Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts' quarterly expectations.

•	The Company will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts.

•	There will be a reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements.

The primary detriments of the Merger to the Buyer Group include the following:

•	All of the risk of any possible decrease in our revenues, free cash flow or value following the Merger will be borne by Parent.

•	The business risks facing the Company, including increased competition and government regulation, will be borne by Parent.

•	An equity investment in the Surviving Corporation by Parent following the Merger will involve substantial risk resulting from the limited liquidity of such an investment.

•	Following the Merger, there will be no trading market for the Surviving Corporation's equity securities.

The Company's Net Book Value and Net Earnings

The table below sets out the indirect interest in the Company's net book value and net earnings for the Buyer Group before and after the Merger, based on the historical net book value and net earnings of the Company as of December 31, 2015. The indirect interest in the Company's net book value and net earnings for the Buyer Group after the Merger also reflects a shareholding adjustment among the members of the Buyer Group after the Merger contemplated by the Buyer Group.

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$'000%		$'000%		$'000%		$'000%
Mobi Joy	141,754	21.5	9,353	21.5	282,849	42.9	18,663	42.9
Xplane	181,973	27.6	12,007	27.6	362,627	55.0	23,927	55.0
Mr. Song	149,007	22.6	9,832	22.6	296,694	45.0	19,576	45.0

(1)	Ownership percentages are based on 235,179,475 Shares issued and outstanding as of the date of this proxy statement (including outstanding unvested Company Restricted Shares that entitle the holders thereof to vote such shares, but excluding ADSs representing Shares held by the Depositary and reserved for future issuance pursuant to the Company Incentive Plans).

Plans for the Company after the Merger

Following the consummation of the Merger, Parent will own 100% of the equity interests in the Surviving Corporation. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly-traded company and will instead be a wholly owned subsidiary of Parent and, through Parent, beneficially owned by the Rollover Shareholders and (ii) have substantially more debt than it currently has. The Buyer Group currently plans to repay the debt incurred to finance the Merger using cash from the resources of the Surviving Corporation in accordance with the terms of the definitive documentation applicable to the Term Facility.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on June 27, 2016 in response to the receipt of the Proposal Letter from the Rollover Shareholders on June 23, 2016. In light of (i) the Rollover Shareholders’ express intention to not sell their Shares or ADSs to any third party and their beneficial ownership of approximately 50.2% of the Company's issued and outstanding Shares (as of the date of this proxy statement); and (ii) since the announcement of the proposed transaction and prior to the entry into the Merger Agreement, no party other than the members of the Buyer Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company , the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group.

The Special Committee also took into account that, the Company, subject to compliance with the terms and conditions of the Merger Agreement, and prior to the receipt of the Company Shareholder Approval, can terminate the Merger Agreement in order to accept an alternative transaction proposed by a third party that is a Superior Proposal, subject to the payment of a termination fee of US$1 million, as provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is, or is reasonably expected to result in, a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company's shareholders).

In addition, the Special Committee also considered other alternatives available to the Company to enhance shareholder value, including remaining as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the significant offer premium implied by the merger consideration, the increased costs of regulatory compliance for public companies, the challenges to the Company’s efforts to increase shareholder value as an independent publicly-traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market.

Effects on the Company if the Merger Is Not Completed

If the Merger Agreement is not authorized and approved by the shareholders or if the Merger is not completed for any other reason, the shareholders will not receive any payment for their Shares or ADSs in connection with the Merger nor will the holders of any options or the Company Restricted Shares receive payment in accordance with the Merger Agreement. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ's listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares or ADSs. Accordingly, if the Merger is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

Under specified circumstances in connection with the termination of the Merger Agreement, the Company may be required to pay Parent or its designees a termination fee of US$1 million and reimburse Parent for certain expenses in the event that the Company fails to pay the applicable termination fee when due in accordance with the requirements of the Merger Agreement, or Parent may be required to pay the Company a termination fee of US$2 million and reimburse the Company for certain expenses and liabilities in the event that the Company fails to pay the applicable termination fee when due in accordance with the requirements of the Merger Agreement, in each case as described in the section entitled "The Merger Agreement—Termination Fee" beginning on page 101.

If the Merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Buyer Group estimates that the total amount of funds necessary to complete the Transactions, including the Merger, will be approximately US$39.5 million, assuming no exercise of dissenters’ rights by registered holders of Shares of the Company. This amount includes the cash to be paid to the Unaffiliated Security Holders and holders of Company Stock Options and Company Restricted Shares as well as the related costs and expenses, in connection with the Merger and the other Transactions. It does not include the value of the Excluded Shares (which includes the Rollover Shares), which will be cancelled for no consideration in the Merger. For additional information regarding such cancellation, please see “the Merger Agreement – Merger Consideration” beginning on page 78. For a discussion of the Rollover Shares and the transactions contemplated by the Support Agreement, please see “Special Factors – Support Agreement” beginning on page 58.

The total amount of funds necessary to consummate the Merger and the other Transactions is expected to be provided through the debt financing commitment of up to US$40 million (as discussed below). As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to obtain the funds necessary for the consummation of the Merger and the other Transactions.

On August 22, 2016, Parent and Merger Sub received the Debt Commitment Letter from the Lender, pursuant to which and subject to the conditions set forth therein, the Lender committed to arrange and provide a senior secured term loan facility of up to US$40 million in aggregate principal amount (the “Term Facility”) for Merger Sub to complete the Merger. Under the terms of the Debt Commitment Letter, the Lender has committed to provide 100% of the Term Facility.

The Debt Commitment Letter expires on the earliest of (i) any termination of the Merger Agreement by Merger Sub in a signed writing in accordance with the terms of the Merger Agreement (or a written confirmation or public announcement thereof by Merger Sub), (ii) the consummation of the Transactions without the funding of the Term Facility and (iii) 11:59 p.m. (New York City time) on the date that is five business days after the End Date, as such End Date may be extended pursuant to the terms of the Merger Agreement.

The Lender’s commitment to provide the Term Facility to Merger Sub is subject to, among other things:

•	no Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties”) will have occurred since the date of the Merger Agreement;

•	the Merger will have been consummated, or substantially simultaneously with the borrowing under the Term Facility, will be consummated, in all material respects in accordance with the terms of the Merger Agreement, after giving effect to any modifications, amendments, consents or waivers by Merger Sub thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lender unless consented to in writing by the Lender (such consent not to be unreasonably withheld or delayed);

•	the Lender will have received evidence of the deposit of the Cash Pledge Amount (as defined below) and maintenance of such amount in the Cash Pledge Accounts;

•	the closing of the Term Facility having occurred on or before the expiration of the Debt Commitment Letter;

•	(i) the execution and delivery by Merger Sub of the Term Facility definitive documentation (including the pledge and control agreement in respect of the Cash Pledge Accounts and provision for automatic release of the signatures of such pledge and control agreement immediately upon the occurrence of the Effective Time) and (ii) delivery to the Lender of customary U.S. and Cayman Islands legal opinions from counsels to Merger Sub customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions where applicable, in each case with respect to Merger Sub;

•	no bankruptcy event in relation to Parent will have occurred and be continuing on such date (immediately prior to giving effect to the extensions of credit requested to be made) or would result after giving effect to the extensions of credit requested to be made on the closing of the Transactions; and

•	certain other customary conditions set forth in the Debt Commitment Letter.

The Term Facility will be borrowed in a single drawing on the closing date of the Term Facility. The Term Facility will mature one year after the closing date of the Term Facility.

The interest rate of the Term Facility will be equal to the sum of (a) the London interbank offered rate for U.S. dollar deposits for a three-month interest period plus (b) 2.00% per year.

Prior to the funding of the Term Facility, the Company is required to establish and maintain one or more segregated bank accounts with the Lender (the “Cash Pledge Accounts”) and will ensure that prior to the funding under the Term Facility, an aggregate amount in USD that is no less than 100% of the sum of (x) the entire principal amount of the Term Facility to be borrowed on the Closing Date and (y) the first installment of the interest thereon (collectively, the “Cash Pledge Amount”) is on deposit in the Cash Pledge Accounts and subject to the control of the Lender. The obligations of the Surviving Corporation under the Term Facility (as borrower under the Term Facility after the Effective Time (the “Borrower”)) will be secured by a first priority pledge over the Cash Pledge Accounts and all funds on deposit in such accounts.

The definitive documents governing the Term Facility have not been executed as of the date of this proxy statement, accordingly the actual terms of the Term Facility may differ from those described in this proxy statement. The parties to the Debt Commitment Letter have undertaken to negotiate in good faith such definitive documents in a manner consistent with the Debt Commitment Letter.

The Buyer Group currently plans to cause the Borrower to repay the debt incurred to finance the Merger using cash from resources of the Borrower in accordance with the terms of the definitive documentation applicable to the Term Facility.

The foregoing summary of the Debt Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Debt Commitment Letter.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, the Rollover Shareholders and the Company entered into the Limited Guarantee, pursuant to which the Rollover Shareholders guaranteed to the Company, on the terms and subject to the conditions set forth therein, the due and punctual payment when due of the payment obligations of Parent to the Company with respect to (i) the Parent Termination Fee (as defined in the section entitled “The Merger Agreement—Termination Fee”) pursuant to Section 9.03(b) of the Merger Agreement and (ii) reasonable and documented indemnification, reimbursement and expense obligations of Parent under Section 7.15 of the Merger Agreement (collectively, the “Guaranteed Obligations”). The Rollover Shareholders agreed to guarantee the Guaranteed Obligations severally and not jointly in accordance with the following percentages:

Mr. Song: 2.034%

Mobi Joy: 42.922%

Xplane: 55.044%

In addition, the Rollover Shareholders also agreed to directly pay any reasonable and documented out-of-pocket expenses of the Company in connection with any action, pursuant to Section 1.03(c) of the Limited Guarantee. The Rollover Shareholders’ aggregate liability under the Limited Guarantee will not exceed US$2 million, plus any amount payable under Section 1.03(c) of the Limited Guarantee.

The Limited Guarantee will terminate as of the earliest of (i) the Effective Time; (ii) in the case of a termination of the Merger Agreement in accordance with its terms in circumstances where the Guaranteed Obligations pursuant to the Merger Agreement would not be payable, upon such termination; and (iii) 90 days after the termination of the Merger Agreement in accordance with its terms in any circumstances in which the Guaranteed Obligation would be payable (unless, in the case of clause (iii) above, the Company has previously made a claim under the Limited Guarantee prior to such date, in which case the Limited Guarantee will terminate upon the final, non-appealable resolution of such action and satisfaction by the Rollover Shareholders of any obligations finally determined or agreed to be owed by the Rollover Shareholders).

The foregoing summary of the Limited Guarantee does not purport to be complete and is qualified in its entirety by reference to the Limited Guarantee.

Support Agreement

Concurrently with the execution of the Merger Agreement, Parent entered into the Support Agreement with the Rollover Shareholders, respectively, pursuant to which they have agreed, among other things, to have an aggregate of 117,998,032 Shares of the Company (including Shares represented by ADSs and 1,440,000 outstanding unvested Company Restricted Shares held by Mr. Song that entitle him to vote such shares), the equivalent of an aggregate value of approximately US$32,449,458.8, at US$0.275 per Share, cancelled in the Merger, which Shares will not be converted into the right to receive any merger consideration.

Pursuant to the Support Agreement, each of the Rollover Shareholders also agreed with Parent that (i) when a meeting of the shareholders of the Company is held, to appear at such meeting or otherwise cause its Shares to be counted as present for purposes of calculating a quorum and (ii) to vote or otherwise cause to be voted at such meeting all Rollover Shares (A) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (B) against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to approval of the Merger Agreement or in competition or in consistent with the Transactions, including the Merger, (C) against any other action, agreement or transaction that could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the Support Agreement or the performance by such Rollover Shareholder of its obligations under the Support Agreement, (D) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Rollover Shareholder contained in the Support Agreement or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger, (E) in favor of any adjournment of any shareholders’ meeting of the Company as may be requested by Parent and (F) in favor of any other matter necessary to the consummation of the Transactions, including the Merger.

In addition, from the date of the Support Agreement until its termination, the Rollover Shareholders will not, directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Shares or any interest therein, or with respect to any limitation on voting right of any Securities, in each case involving any Shares, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the Support Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Shares, (d) knowingly take any action that would make any representation or warranty of any Rollover Shareholder set forth in the Support Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Fonder Shareholder from performing any of its obligations under the rollover agreement, or (e) agree (whether or not in writing) to take any of the foregoing actions..

Under the terms of the Support Agreement, the Company is an express third-party beneficiary of the Support Agreements, and will be entitled to specific performance of the terms thereof (in addition to any other available remedy at law or in equity).

The Support Agreements will terminate immediately upon the earlier to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms.

The foregoing summary of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Support Agreement.

Remedies

The Company’s right to receive the applicable termination fee from Parent, and certain reimbursement obligations of Parent under the Merger Agreement, will be the sole and exclusive remedy of the Company Group (as defined below) against the Parent Group (as defined below) for any loss or damage suffered as a result of such breach or failure to perform under the Merger Agreement or other failure of the Merger to be consummated. Neither Parent nor any member of the Parent Group will otherwise have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with the Merger Agreement or any of the transactions contemplated thereby, and in no event will any of the members of the Company Group otherwise seek, or permit to be sought, any monetary damages from any member of the Parent Group in connection with the Merger Agreement or any of the Transactions other than any rights against Parent or Merger Sub under the Merger Agreement.

Parent’s right to receive the applicable termination fee and expense reimbursement from the Company will be, subject to certain rights to equitable relief, including specific performance, described below, the sole and exclusive remedy of any member of the Parent Group against the Company Group for any loss or damage suffered as a result of such breach or other failure to perform under the Merger Agreement or other failure of the Merger to be consummated. Neither the Company nor any member of the Company Group will otherwise have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with the Merger Agreement or any of the transactions contemplated thereby, and in no event will any of the members of the Parent Group otherwise seek, or permit to be sought, any monetary damages from any member of the Company Group in connection with the Merger Agreement or any of the any of the Transactions. In no event will the Company or any shareholder, director, employee, or affiliate be entitled to seek specific performance of the Merger Agreement.

In this section of the proxy statement, the “Company Group” refers to, collectively, the Company, its subsidiaries and their respective direct or indirect former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or any other person, or any of their respective affiliates or representatives.

In this section of the proxy statement, the “Parent Group” refers to, collectively, (A) Parent, Merger Sub, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of Parent or Merger Sub, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Merger Sub or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

Prior to termination of the Merger Agreement in accordance with its terms, Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement against the breaching party or parties. While Parent and Merger Sub may pursue both a grant of specific performance and the payment of the applicable termination fee, neither the Parent and Merger Sub will be permitted or entitled to receive both a grant of specific performance resulting in the closing of the Merger and payment of such termination fee.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company's shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Interests of the Buyer Group

As the result of the Merger, Parent will own 100% of the equity interests in the Surviving Corporation and the Buyer Group will own, through its equity interests in Parent, 100% of the equity interests in Surviving Corporation immediately following the completion of the Merger.

Because of Parent's equity interests in the Surviving Corporation, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company pursuant to the transactions contemplated by the Merger Agreement. The Buyer Group will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. The Buyer Group's investment in the Surviving Corporation will be illiquid, with no public trading market for the Surviving Corporation's shares and no certainty that an opportunity to sell its shares in the Surviving Corporation at an attractive price will arise, or that dividends paid by the Surviving Corporation will be sufficient to recover its original investment pursuant to the Transactions.

The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Treatment of Company Stock Options and Company Restricted Shares

If the Merger is completed, at the Effective Time, each Company Stock Option that is vested and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right of the holder of such vested Company Stock Option to receive cash, without interest, in the amount equal to the Vested Company Option Consideration, provided that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Per Share Merger Consideration, such Company Stock Option will be cancelled without any cash payment being made in respect thereof.

At the Effective Time, each Company Stock Option that is unvested and outstanding immediately as of the Effective Time will be cancelled in exchange for the right of the holder of such unvested Company Stock Option to receive deferred cash payments, without interest, in an amount equal to the Vested Company Option Consideration, which cash amount will be payable by the Surviving Corporation subject to and in accordance with the vesting schedule and other terms and conditions applicable to such unvested Company Stock Option as in effect immediately prior to the Effective Time, with any such payments to be made within 20 days of such applicable vesting date.

At the Effective Time, each Company Restricted Share, except for the Cashed Out Restricted Shares and Company Restricted Shares owned by the Rollover Shareholders, will be cancelled in exchange for the right of the holder of such Company Restricted Share to receive deferred cash payments, without interest, in an amount equal to the Per Share Merger Consideration, which cash amount will be payable by the Surviving Corporation subject to and in accordance with the vesting schedule and other terms and conditions applicable to such Company Restricted Share as in effect immediately prior to the Effective Time, with any such payments to be made within 20 days of such applicable vesting date.

At the Effective Time, each Cashed Out Restricted Share will be cancelled in exchange for the right to receive the Per Share Merger Consideration.

Under the terms of the Merger Agreement, the Company Incentive Plans and any relevant award agreements applicable to the Company Incentive Plans will be terminated at or prior to the Effective Time.

As of the date of this proxy statement, our directors and executive officers as a group and excluding Mr. Song held an aggregate of (i) 2,060,000 Company Restricted Shares granted under the Company Incentive Plans and (b) outstanding and unexercised Company Stock Options to purchase 100,000 Shares with an exercise price of US$1.00 per Share issued under the Company Incentive Plans.

The following table shows, as of the date of this proxy statement, for each director and executive officer of the Company, (a) the number of Shares owned, (b) the cash payment that will be made in respect of the Shares at the Effective Time, (c) the number of Company Stock Options to purchase Shares granted under the Company Incentive Plans, whether vested or unvested, (d) the cash payment that will be made in respect of the Company Stock Options to purchase Shares granted under the Company Incentive Plans at the Effective Time, (e) the number of Company Restricted Shares granted under the Company Incentive Plans, whether vested or unvested, (f) the cash payment that will be made in respect of the Company Restricted Shares at the Effective Time, and (g) the total cash payment such person may receive in respect of all payments described in this table if the Merger is consummated (in all cases before applicable withholding taxes).

	Shares		Company Stock Options		Company Restricted Shares
Name of Directors and Executive Officers	Shares Beneficially Owned	Cash Payment Thereof	Shares Underlying	Cash Payment Therefor	Shares Underlying	Cash Payment Therefor
Michael Tao Song	74,821,681	—	—	—	*	*
Wei Zhou	—	—	*	—	—	—
Jimmy Lai	—	—	—	—	*	*
Carl Yeung	—	—	—	—	—	—
Min Xu	—	—	—	—	*	*
Fischer Xiaodong Chen	—	—	—	—	*	*
Long Zhang	—	—	—	—	*	*
All Directors and Executive Officers as a Group	74,821,681	—	100,000	—	1,960,000	$539,000

* Aggregate Company Stock Options or Company Restricted Shares are less than 1% of issued and outstanding Shares as of the date of this proxy statement.

After the completion of the Merger, the maximum amount of cash payments our directors and executive officers (excluding Mr. Song) may receive in respect of their Shares, Company Stock Options and Company Restricted Shares is approximately US$0.54 million.

Indemnification; Directors' and Officers' Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

•	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and officers, as in effect at the Effective Time, will survive the Merger and may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights of such indemnified parties thereunder.

•	The Surviving Corporation and its subsidiaries (and Parent will cause the Surviving Corporation and its subsidiaries to) will honor and fulfill in all respects the obligations of the Company and its subsidiaries under any indemnification, advancement and exculpation provisions set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its subsidiaries in effect on the date of the Merger Agreement and all indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time (the “Indemnified Parties”).

•	For a period of six years from the Effective Time, the memorandum and articles of association of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

•	From and after the Effective Time, the Surviving Corporation will comply with all of the Company’s obligations, and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless the Indemnified Parties against any and all damages arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director or officer of the Company or any of its subsidiaries and (B) any acts or omissions occurring or alleged to have occurred prior to the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the Merger Agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law in connection with such Indemnified Party serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

•	The Company may purchase a six-year “tail” prepaid policy prior to the Effective Time. If a “tail” prepaid policy has been obtained by the Company prior to the closing of the Merger, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time on terms with respect to coverage and amount equivalent to the existing insurance; provided that the Surviving Corporation will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance.

The Special Committee

On June 25, 2016, the Board established a Special Committee of directors to consider the proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of unaffiliated directors: Wei Zhou, who is an independent director of the Board and is unaffiliated with the proposal from the Buyer Group, and Carl Yeung, who is a non-executive and disinterested director of the Board and is unaffiliated with the proposal from the Buyer Group. Other than their receipt of Board and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee's or the Board's recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement, none of the members of the Special Committee has a financial interest in the Merger or any of transactions contemplated thereby and none of them is related to any member of the Buyer Group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

We compensate the members of the Special Committee in exchange for their service in such capacity at a monthly rate of US$15,000.00 for each member of the Special Committee (the payment of which is not contingent upon the completion of the Merger or the Special Committee's or the board's recommendation of the Merger).

Position with the Surviving Corporation

After completion of the Merger, Mr. Song expects to continue to serve as the chairman of the board of directors and chief executive officer of the Surviving Corporation and it is anticipated that the other executive officers of the Company will hold positions with the Surviving Corporation that are substantially similar to their current positions.

Related-Party Transactions

We have adopted an audit committee charter, which requires the audit committee to review and approve all related-party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. For a description of our related-party transactions, see "Item 7. Major Shareholders and Related-Party Transactions" included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, incorporated by reference into this proxy statement. See "Where You Can Find More Information" beginning on page 106 for a description of how to obtain a copy of our Annual Report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement to be as follows:

Description	Amount (US$)
Financing fees and expenses and other professional fees
Legal fees and expenses
Special Committee fees
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs)
Total

These fees and expenses will not reduce the aggregate merger consideration to be received by the Company shareholders and ADS holders. Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the Transactions, including the Merger will be paid by the party incurring such costs and expenses except as otherwise stated in the section entitled "The Merger Agreement—Termination Fee".

Voting by the Rollover Shareholders at the Extraordinary General Meeting

Pursuant to the Support Agreement, each of the Rollover Shareholders has agreed to vote all of the Shares and other voting securities it beneficially owns in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement including the Merger at the extraordinary general meeting of the Company. As of the Share Record Date, we expect that the Rollover Shareholder will beneficially own, in the aggregate, approximately 50.2% of the entire issued and outstanding Shares.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the Merger Agreement or any of the Transactions, including the Merger.

Accounting Treatment of the Merger

Upon completion of the Merger, the Company would cease to be a publicly traded company, and the Company expects to account for the Merger at historical cost.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and publication of the notice of Merger in the Cayman Islands Gazette. See "Merger Agreement—Conditions to the Merger" beginning on page 91 for additional information.

Dissenters' Rights

Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to approve the Merger is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters' rights with respect to their Shares. These procedures are complex and they should consult their Cayman Islands legal counsel if they wish to exercise such right. If they do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, they will lose their dissenters' rights (as described under the section entitled "Dissenters' Rights" on page 96).

Material U.S. Federal Income Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences to only U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the Merger Agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the "IRS"), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below. Any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be relied upon, and cannot be relied upon by investors, for the purpose of avoiding penalties that may be imposed under the Code.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a "functional currency" other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the Merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in Parent or the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

As used herein, a "U.S. Holder" is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenters' Rights

The receipt of cash, either as consideration in the Merger or as a result of a U.S. Holder exercising its dissenters' rights (as described under the section entitled "Dissenters' Rights"), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder's adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under "Passive Foreign Investment Company" below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder's holding period for the Shares exchanged is greater than one year at the Effective Time.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC "resident enterprise" under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see —Material PRC Income Tax Consequences), you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People's Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the "Treaty")). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger Agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

In general, we will be a passive foreign investment company, or a "PFIC," for any taxable year in which (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value of our assets (based on a quarterly value of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income (the "asset test"). For this purpose, passive income generally includes dividends, interest, royalties and rents. If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation's assets and receiving our proportionate share of the other corporation's income. For purposes of the asset test any cash and other current assets readily convertible into cash will count as producing passive income or held for the production of passive income.

We disclosed in our annual reports for the year ended December 31, 2015 that it is likely that we were a PFIC for our taxable year ended December 31, 2015. This determination was made based on the market price of our ADSs, the value of our assets and the composition of our income and assets. However, because the application of the PFIC rules to our facts and circumstances is unclear in many important legal and factual respects, and the required calculations for 2015 yielded results that were close to the line, no assurances may be given in this regard. We must make a separate determination after the close of each taxable year as to whether we were a PFIC for that year. Accordingly, we may continue to be, or become, a PFIC in the current taxable year ended December 31, 2016 or future taxable years. Whether we are or will be classified as a PFIC in the current or any future taxable year will be determined on the basis of, among other things, the market price of our ADSs or Shares (which may fluctuate considerably), our asset values (including, among other items, the level of cash, cash equivalents, and securities held for investment purposes), and gross income (including whether such income is active versus passive income) for such taxable year, all of which are subject to change. Our PFIC status for the current taxable year will not be determinable until the close of the taxable year ending December 31, 2016. We have not sought a ruling from the Internal Revenue Service, or IRS, with respect to our PFIC status. In the event that we determine that we are not a PFIC in 2016 or in a future taxable year, there can be no assurance that the IRS or a court will agree with our determination.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election or qualified electing fund election, any gain recognized by a U.S. Holder on the disposition of a Share generally would be allocated ratably over such U.S. Holder's holding period for the Share. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income in the current taxable year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held ADSs (but not Shares) and certain conditions relating to the regular trading of the Company's ADSs have been met in the past, a U.S. Holder of ADSs (but not Shares) may have been able to make a so-called "mark-to-market" election with respect to their ADSs. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the Merger would generally be treated as ordinary income or ordinary loss (limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any). Because a mark-to-market election cannot be made for any of our subsidiaries that may have been PFICs, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We did not and do not intend to provide the information U.S. Holders would need to make a qualified electing fund election for the current taxable year, and as such the qualified electing fund election has not been and will not be available to U.S. Holders.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the Merger to such U.S. Holder if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Certain U.S. Holders may be required to report information with respect to their investment in our Shares not held through a custodial account with a U.S. financial institution to the IRS. U.S. Holders should consult their tax advisors regarding their reporting obligation with respect to the disposition of their Shares

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) such holder's "net investment income" (or undistributed "net investment income" in the case of an estate or trust) for the relevant taxable year and (2) the excess of such holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between US$125,000 and US$250,000, depending on the individual's circumstances). A U.S. Holder's net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Shares.

Consequences to the Company

No gain or loss is expected to be recognized by the Company.

Material PRC Income Tax Consequences

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of Enterprise Income Tax Law, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China and also defines a Chinese-controlled offshore incorporated enterprise as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with China.

The Company does not believe it is a resident enterprise defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of cash consideration for your Share should otherwise be subject to PRC income tax to holders of such Shares that are not PRC residents as none of our shareholders is a PRC company or PRC corporate group, however, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of cash consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”) issued by the State Administration of Taxation, which became effective as of January 1, 2008, the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises (“Bulletin 24”) issued by the State Administration of Taxation, which became effective as of April 1, 2011, and the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015 and replaced or supplemented certain previous rules under Circular 698 and Circular 24, if a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, the non-resident enterprise may have an obligation to report to the competent PRC tax authorities within 30 days after the execution of relevant equity transfer agreement and be subject to a 10% PRC income tax on the gain from such equity transfer, unless such non-resident enterprise both acquired and disposed of shares of such offshore holding company on a public securities market in accordance with standard rules of such market,

Where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% income tax on the gain from such offshore share transfer. Circular 698 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Merger where non-PRC resident corporate shareholders or ADS holders were involved, if the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Circular 698 or Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the Merger by the Company’s non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares and ADSs under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed in or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY'S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for ADSs on NASDAQ under the symbol "MOBI" for each quarter during the past two years:

	Sales Price Per ADS (in US$)
Quarterly:	High	Low
2014
First quarter	11.47	3.89
Second quarter	9.40	6.08
Third quarter	10.42	5.96
Fourth quarter	7.78	3.81
2015
First quarter	4.80	3.42
Second quarter	6.37	3.83
Third quarter	5.00	2.34
Fourth quarter	3.26	2.26
2016
First quarter	2.24	1.76
Second quarter	2.23	1.76
Third quarter (through September 2, 2016)	2.09	1.82

The Per ADS Merger Consideration implies a 25% premium over the Company's closing price of US$1.76 per ADS on June 22, 2016, the last full trading day prior to the Company's public announcement that it had received a going-private proposal, a 21.5% premium over the Company's closing price of US$1.81 per ADS on June 15, 2016, one week prior to the public announcement and a 22.2% premium over the Company's closing price of US$1.80 per ADS on May 20, 2016, one month prior to the public announcement. This premium reflects the benefits associated with closing the Merger. Without the Merger, this premium will not be available. On September 2, 2016, the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of ADSs were US$2.06 and US$2.04, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

In May 2010, the Company declared and paid dividends in the amount of RMB13.0 million to its common shareholders, and the Company also approved a distribution payable to its preferred shareholders who have participating rights in the amount of RMB4.3 million. The Company did not declare or pay any dividends in 2014, 2015 or 2016 through the date of this proxy statement to its shareholders. The Company does not plan to declare and pay any dividends on its shares or ADSs in the near future. The Company intends to retain its available funds and any future earnings to operate and expand its business.

Under the terms of the Merger Agreement, the Company is not permitted to pay any dividends or repurchase any of the Shares pending consummation of the Merger.

In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the payment of future dividends will be subject to the discretion of the Board and the approval of the Company’s shareholders may be required. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company's future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If the Company pays any dividends, the ADS Depositary will distribute such payments to the Company's ADS holders to the same extent as holders of the Shares, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder. Cash dividends on the Shares, if any, will be paid in U.S. dollars.

We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiaries in China to fund our payment of dividends, if any, to our shareholders. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its accumulated after-tax profits each year, if any, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiaries in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Furthermore, the EIT Law that became effective on January 1, 2008 eliminates the exemption of enterprise income tax on dividend derived by foreign investors from foreign invested enterprises and imposes on our subsidiaries in China an obligation to withhold tax on dividend distributions to their non-PRC shareholders, provided that such non-PRC shareholders are not classified as resident enterprises.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on                     , 2016, at            a.m. (Beijing time) at         .

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as special resolutions:

THAT the Merger Agreement, the Plan of Merger required to be registered with the Registrar of Companies in the Cayman Islands in order to give effect to the Merger, and the Transactions including (i) the Merger (ii) the amendment of the authorized share capital of the Company from US$1,000,000 divided into 20,000,000,000 shares of a par value of US$0.00005 each to US$50,000 divided into 1,000,000,000 shares with a par value of US$0.00005 each, and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association in the form attached as Appendix II to the Plan of Merger at the effective time of the Merger, be authorized and approved;

THAT the directors of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions; and

•	if necessary, as an ordinary resolution:

THAT to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is completed, each issued and outstanding Share, other than the Excluded Shares (including such Shares represented by ADSs) and the Dissenting Shares, will be cancelled in exchange for the right to receive the Per Share Merger Consideration in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the Merger Agreement. Upon completion of the Merger, each ADS will represent the right to receive, upon surrender to the ADS Depositary, the Per ADS Merger Consideration, net of any applicable fees, taxes and expenses (including ADS cancellation fees). The Excluded Shares and ADSs representing the Excluded Shares will be cancelled without payment of any consideration or distribution therefor. The Dissenting Shares will be cancelled and thereafter represent only the right to receive the fair value of such Share as determined under the Cayman Islands Companies Law.

In addition to the foregoing, at the Effective Time,

(i)	each Company Stock Option that is vested and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right of the holder of such vested Company Stock Option to receive cash, without interest, in the amount equal to the Vested Company Option Consideration, provided that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Per Share Merger Consideration, such Company Stock Option will be cancelled without any cash payment being made in respect thereof.

(ii)	each Company Stock Option that is unvested and outstanding immediately as of the Effective Time will be cancelled in exchange for the right of the holder of such unvested Company Stock Option to receive deferred cash payments, without interest, in an amount equal to the Vested Company Option Consideration, which cash amount will be payable by the Surviving Corporation subject to and in accordance with the vesting schedule and other terms and conditions applicable to such unvested Company Stock Option as in effect immediately prior to the Effective Time, with any such payments made within 20 days of the applicable vesting date.

(iii)	each Company Restricted Share, except for the Cashed Out Restricted Shares and Company Restricted Shares owned by the Rollover Shareholders, will be cancelled in exchange for the right of the holder of such Company Restricted Share to receive deferred cash payments, without interest, in an amount equal to the Per Share Merger Consideration, which cash amount will be payable by the Surviving Corporation subject to and in accordance with the vesting schedule and other terms and conditions applicable to such Company Restricted Share as in effect immediately prior to the Effective Time, with any such payments made within 20 days of the applicable vesting date.

(iv)	each Cashed Out Restricted Share will be cancelled in exchange for the right to receive the Per Share Merger Consideration, and

(v)	each ordinary share, par value US$0.00005 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.00005 per share, of the Surviving Corporation.

The Board's Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than Mr. Song, who abstained from the vote):

•	determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	authorized and approved the Merger Agreement, the Plan of Merger, the consummation of the Transactions including the Merger, and the Limited Guarantee; and

•	resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is              , 2016 at              (Beijing time).

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the registered holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 10:00 a.m. (New York City time) on             , 2016 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Each outstanding Share on the Share Record Date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share Record Date, there will be              Shares entitled to be voted at the extraordinary general meeting. See "—Procedures for Voting" below for additional information.

Quorum

A quorum of the Company's shareholders is necessary to have a valid shareholders' meeting. Two registered shareholders entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than one-third in nominal value of the total issued voting Shares in the Company throughout the meeting shall constitute quorum. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies.

Vote Required

Under the articles of association of the Company, in order for the Merger to be completed, the Merger Agreement and the Plan of Merger must be approved by a special resolution passed by the affirmative vote of shareholders representing not less than two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the Merger will not be completed.

As of the date of this proxy statement, there are              Shares issued and outstanding (including Shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under "— Procedures for Voting." We expect that, as of the Share Record Date, there will be              Shares issued and outstanding (including Shares represented by ADSs), all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under " —Procedures for Voting."

As of the date of this proxy statement, the Rollover Shareholders own 117,998,032 Shares in total, which represents approximately 50.2% of the entire issued and outstanding Shares. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 101 for additional information. Pursuant to the terms of the Support Agreement, these Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger at the extraordinary general meeting. Given the Rollover Shareholders’ ownership as described above and assuming their compliance with their voting undertaking under the Support Agreement, based on the number of Shares expected to be issued and outstanding on the Share Record Date, an amount of Shares representing approximately 16.5% of the voting power of entire issued and outstanding Shares as of the Share Record Date owned by shareholders and on behalf of ADS holders other than the Rollover Shareholders must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Procedures for Voting

Shares

Only shareholders whose names are entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each Share carries one vote.

Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than              on             , 2016 (             time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact Fischer Xiaodong Chen at +(86) 571-8777-0978.

ADSs

Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on             , 2016 (New York City time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than 10:00 a.m. (New York City time) on             , 2016. The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions. If a holder of ADSs submits a signed voting instruction without specifying the manner in which the ADS Depositary is to vote the Shares represented by such holder’s ADSs, the Shares represented by such ADSs will be voted in favor of the items set forth on the voting instructions. If the ADS Depositary does not receive instructions from a holder with respect to any Shares underlying such holder’s ADSs, such holder may, under the terms of the Deposit Agreement, be deemed to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company, which shall in this case be the Designee. Under the terms of the Deposit Agreement, the Designee would receive a discretionary proxy from the ADS Depositary, unless (a) the Company does not wish such proxy to be given, (b) substantial opposition exists, or (c) the rights of holders of Shares may be materially adversely affected. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become registered holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on             , 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for Citibank, N.A. — Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request our share registrar, Codan Trust Company (Cayman) Limited, to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the United States and the ADSs would continue to be listed on NASDAQ. The Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Persons holding ADSs in a brokerage, bank or other nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are properly put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and FOR the proposal adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions to be proposed at the extraordinary general meeting. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain the required votes described in "—Vote Required."

Brokers, banks or other nominees who hold Shares in "street name" for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers' Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted "FOR" the proposals and in the proxy holder's discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present for purposes of counting quorum but are not counted as votes for or against a proposal. If no proxy is given or an invalid proxy is given by such holders of Shares, broker non-votes will not be counted toward a quorum and will not be treated as voted on any proposals at the extraordinary general meeting.

If the ADS Depositary does not receive instructions from a holder with respect to any Shares underlying such holder’s ADSs, such holder may, under the terms of the Deposit Agreement, be deemed to have instructed the ADS Depositary to give a discretionary proxy to the Designee. Under the terms of the Deposit Agreement, the Designee would receive a discretionary proxy from the ADS Depositary, unless (a) the Company does not wish such proxy to be given, (b) substantial opposition exists, or (c) the rights of holders of Shares may be materially adversely affected. If, however, the ADS Depositary timely receives voting instructions from an ADS holder, which instructions fail to specify the manner in which the ADS Depositary is to vote the Shares represented by the holder's ADS, the ADS Depositary will deem such holder to have instructed the ADS Depositary to vote all Shares underlying such uninstructed ADSs FOR the proposal to authorize and approve the Merger Agreement and the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions to be proposed at the extraordinary general meeting.

Brokers, banks and other nominees who hold ADSs in "street name" for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder can revoke a proxy by written notice of revocation given to the Designee at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to 10/F, Building B, United Mansion, No. 2 Zijinghua Road, Hangzhou, Zhejiang 310013, People’s Republic of China, attention: Fischer Xiaodong Chen.

•	Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than (Beijing time) on , 2016, which is the deadline for shareholders to lodge proxy cards.

•	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote the Shares, you must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 10:00 a.m. (New York City time) on             , 2016. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to approve the Merger is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex D to this proxy statement, for the exercise of dissenters' rights. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the Merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters' rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 10:00 a.m. (NEW YORK CITY TIME) ON              , 2016, AND BECOME REGISTERED HOLDERS OF SHARES PRIOR TO              . THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND THE ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact Fischer Xiaodong Chen at +(86) 571-8777-0978.

Solicitation of Proxies

We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares or ADSs registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement and the Plan of Merger that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A and Annex B, respectively, and incorporated by reference into this section of this Proxy Statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety, as they are the legal documents governing the Merger.

The summary of the Merger Agreement below is included in this Proxy Statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub (or any other members of the Buyer Group) or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement. See "Where You Can Find More Information" beginning on page 106.

Structure and Consummation of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement, with the Company as the surviving company resulting from the Merger. If the Merger is consummated, the Company will cease to be a publicly traded company. The closing of the Merger will occur within ten days after all of the conditions to the Merger have been satisfied or waived. At the closing, Merger Sub and the Company will execute and file the Plan of Merger and other related documents with the Cayman Registrar as required by the Cayman Islands Companies Law. The Merger will become effective at the time when the Plan of Merger is registered by the Cayman Registrar, or such other subsequent date or time as may be agreed by Parent, Merger Sub, and the Company, and specified in the Plan of Merger.

We expect that the Merger will be consummated in the fourth quarter of 2016 or the first quarter of 2017, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Corporation

The memorandum and articles of association of the Surviving Corporation will be in the form attached as Appendix II to the Plan of Merger, which are substantively identical to the memorandum and articles of association of Merger Sub in effect immediately prior to the Effective Time, except that (a) the name of the Surviving Corporation will be “Sky-mobi Limited”, (b) all references to the authorized share capital of the Surviving Corporation will be amended as necessary to correctly describe the authorized share capital of the Surviving Corporation as approved in the Plan of Merger, and (c) the memorandum and articles of association of the Surviving Corporation will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than as set forth in the memorandum and articles of association of the Company. The director(s) of Merger Sub immediately prior to the Effective Time will become the director(s) of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time will remain the officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time.

Merger Consideration

At the Effective Time, each issued and outstanding Share of the Company (other than the Excluded Shares and the Dissenting Shares) will be cancelled and cease to exist in exchange for the right to receive US$0.275 in cash without interest. At the Effective Time, each issued and outstanding ADS (representing eight Shares (other than any ADSs representing the Excluded Shares)) will be cancelled in exchange for the right to receive US$2.20 in cash without interest (less a US$0.05 per ADS cancellation fee). Each of the Excluded Shares will be cancelled and cease to exist and no payment or distribution will be made with respect thereto. Each Dissenting Share will be cancelled and cease to exist and will entitle the former holder thereof to the right to receive the fair value of such Shares in accordance with the procedures set out in Section 238 of the Cayman Islands Companies Law.

At the Effective Time, each ordinary share of Merger Sub will be converted into one fully paid and non-assessable ordinary share of the Surviving Corporation. Such ordinary shares will constitute the only issued and outstanding share capital of the Surviving Corporation at the Effective Time.

Treatment of Company Share Awards

At the Effective Time, each Company Stock Option that is vested and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right of the holder of such vested Company Stock Option to receive cash, without interest, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Stock Option and (y) the number of Shares subject to such Company Stock Option (the “Vested Company Option Consideration”), provided that if the exercise price per Share of any such Company Stock Option is equal to or greater than US$0.275, such Company Stock Option will be cancelled without any cash payment being made in respect thereof.

At the Effective Time, each Company Stock Option that is unvested and outstanding immediately as of the Effective Time will be cancelled in exchange for the right of the holder of such unvested Company Stock Option to receive deferred cash payments, without interest, in an amount equal to the Vested Company Option Consideration, which cash amount will be payable by the Surviving Corporation subject to and in accordance with the vesting schedule and other terms and conditions applicable to such unvested Company Stock Option as in effect immediately prior to the Effective Time, with any such payments to be made within 20 days of such applicable vesting date.

At the Effective Time, each Cashed Out Restricted Share owned by certain specified individuals will be cancelled in exchange for the right to receive the Per Share Merger Consideration, without interest.

At the Effective Time, each Company Restricted Share, except for Cashed Out Restricted Shares and Company Restricted Shares owned by the Rollover Shareholders, will be cancelled in exchange for the right of the holder of such Company Restricted Share to receive deferred cash payments, without interest, in an amount equal to the Per Share Merger Consideration, which cash amount will be payable by the Surviving Corporation subject to and in accordance with the vesting schedule and other terms and conditions applicable to such Company Restricted Share as in effect immediately prior to the Effective Time, with any such payments to be made within 20 days of such applicable vesting date.

Exchange Procedures

At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with a bank or trust company reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) an amount in cash sufficient to make payments for the benefit of the holders of Shares and ADSs under the Merger Agreement (such aggregate cash amount, the “Exchange Fund”). As promptly as practicable after the Effective Time, but in any event no later than five business days following the Effective Time, Parent will cause the Paying Agent to mail to each registered holder of the Shares entitled to receive the merger consideration (a) a letter of transmittal specifying the manner in which the delivery of the merger consideration to registered holders of Shares (other than Excluded Shares and Dissenting Shares) will be effected and (b) instructions for effecting the surrender of share certificates, if any (or affidavits and indemnities of loss in lieu of the share certificates). Upon surrender of any share certificate (or affidavit and indemnity of loss in lieu of the share certificate) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, each registered holder of Shares represented by such share certificate and each registered holder of Shares which are not represented by a share certificate will be entitled to receive a check in the amount equal to (x) the number of Shares represented by such share certificate (or affidavit and indemnity of loss in lieu of the share certificate) multiplied by (y) US$0.275.

As promptly as reasonably practicable following the Effective Time, but in any event no later than five business days following the Effective Time, the Paying Agent will transmit to the ADS Depositary an amount in cash equal to (a) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), multiplied by (b) US$2.20. The ADS Depositary will distribute the Per ADS Merger Consideration to the ADS holders pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs, after deducting any fees, including ADS cancellation fees, charges and expenses due to or incurred by the Depositary, and any necessary tax withholding or deductions. The holders of ADSs will pay any applicable fees, charges and expenses of the ADS Depositary and government charges due to or incurred by the ADS Depositary in connection with the distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees, and any such fees, charges and expenses incurred by the ADS Depositary will be treated for all purposes as having been paid to the holders of ADSs.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure and filings with the SEC prior to the date of the Merger Agreement (excluding certain types of disclosures contained in such filings) and a disclosure schedule delivered by the Company to Parent and Merger Sub contemporaneously with the execution of the Merger Agreement. Furthermore, the representations and warranties made by the Company were qualified by the actual knowledge of any director of Parent or Merger Sub. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, valid existence and qualification, license or authority to carry on the Company’s business;

•	the memorandum and articles of association or other equivalent organizational documents of the Company and its subsidiaries being in full force and effect;

•	the Company’s capitalization, the absence of agreements, arrangements or commitments relating to the issued or unissued share capital of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any share capital of the Company or any of its subsidiaries (other than with respect to Company Share Awards under the Company Incentive Plans), the absence of any securities or encumbrances on Company securities that would give their holders the right to vote with the Company’s shareholders and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•	the Company’s corporate power and authority to execute, deliver and perform its obligations and to consummate the Transactions and the enforceability of the Merger Agreement against the Company;

•	the determination by the Board (acting upon the unanimous recommendation of the Special Committee) that the Merger Agreement, Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its shareholders (other than the Rollover Shareholders) and the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the Board;

•	the required vote of the Company’s shareholders to authorize, approve and adopt the Merger Agreement;

•	the absence of (i) any conflict with or violation of the memorandum and articles of association or other equivalent organizational documents of the Company or any of its subsidiaries; (ii) any conflict with or violation of any Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected; or (iii) any violation of, conflict with, consent under, breach of, loss of benefit under, or default (or an event which, with notice or lapse of time or both, would become a default) under, or giving to others any right of termination, amendment, acceleration or cancellation of, or resulting in the creation of an encumbrance (other than permitted encumbrances) on any property or asset of the Company or any of its subsidiaries pursuant to, any contract or Company permit to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets or properties are bound or affected, except, with respect to clause (ii) to (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect;

•	governmental consents, filings and approvals;

•	the accuracy of the information provided by the Company for inclusion in the Schedule 13E-3 and this proxy statement;

•	compliance with applicable laws, licenses and permits since January 1, 2013, except as would not have a Company Material Adverse Effect;

•	the Company’s SEC filings since January 1, 2013 and the financial statements included or incorporated by reference in such SEC filings;

•	compliance with the applicable provisions of the United States Sarbanes-Oxley Act of 2002;

•	compliance with applicable anti-corruption laws;

•	the Company’s disclosure controls and procedures and internal control over financial reporting;

•	the absence of undisclosed liabilities or obligations of the Company or its subsidiaries;

•	the absence of a Company Material Adverse Effect and the absence of certain other changes or events from December 31, 2015 to the date of the Merger Agreement;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	employee benefits plans and labor and employment matters;

•	real property and title to other properties and assets of the Company and its subsidiaries;

•	intellectual property;

•	tax matters;

•	environmental matters;

•	material contracts and the absence of any default under, breach or violation of, or written claim or notice of termination of, any material contract;

•	insurance matters;

•	interested party transactions;

•	the receipt of a fairness opinion from Roth, as the financial advisor to the Special Committee;

•	the absence of any undisclosed brokerage, finder’s or other fees or commission;

•	the absence of a shareholder rights plan and the inapplicability of any anti-takeover law to the Merger Agreement and the Transactions; and

•	the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the Merger Agreement.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, event, circumstance, change, condition or effect that (a) individually or in the aggregate with all other facts, events, circumstances, changes, conditions and effects, has had or is reasonably expected to have a material adverse effect to the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole or (b) would prevent or materially delay the consummation of the Transactions by the Company or otherwise prevent or materially delay the Company from performing its obligations under the Merger Agreement; provided, however, in the case of clause (a) only, none of the following (by itself or aggregated or taken together) will be taken into account in determining whether a Company Material Adverse Effect has occurred:

(i)   changes in general business, economic, political or financial market conditions;

(ii)     changes or modifications in the international financial reporting standards promulgated by the International Accounting Standards Board in effect from time to time (“IFRS”) or regulatory accounting requirements or changes in Laws, or in each case any interpretation thereof, after the date of the Merger Agreement;

(iii)   changes that are the result of factors generally affecting the principal industries in which the Company and its subsidiaries operate;

(iv)   the public disclosure or announcement of the Merger Agreement or the Transactions, the consummation of the Transactions, or the announcement of the execution of the Merger Agreement or the identity of Parent, Merger Sub or any of their respective affiliates, including any shareholder litigation or other legal proceeding relating to the Merger Agreement;

(v)   changes in the price or trading volume of Shares as quoted on NASDAQ (it being understood that the underlying cause of such change may, except as otherwise provided in the definition of the “Company Material Adverse Effect,” be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

(vi)   any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God, natural disasters or epidemics;

(vii)    actions or omissions of the Company or any of its subsidiaries taken (a) as expressly required by the Merger Agreement, (b) with the written consent of Parent, Merger Sub, or any of the Rollover Shareholders, or (c) at the written request of Parent, Merger Sub or any of the Rollover Shareholders;

(viii)    the failure by the Company or any of its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such change may, except as otherwise provided in the definition of the “Company Material Adverse Effect,” be taken into account in determining whether a Company Material Adverse Effect has occurred;

(ix)   any loss of, or change in, the relationship of the Company or any of its subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, employees, or investors arising out of the execution, delivery or performance of the Merger Agreement, the consummation of the Transaction, or the announcement of the foregoing; or

(x)    any material breach of this agreement by Parent or Merger Sub;

provided, that facts, events, circumstances, developments, conditions, changes, occurrences or effects set forth in clauses (i), (ii) and (iii) above will be taken into account in determining whether a “Company Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent such facts, events, circumstances, developments, conditions, changes, occurrences or effects individually or in the aggregate have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the principal industries and geographic markets in which the Company and its subsidiaries conduct their businesses;.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, valid existence and good standing and power and authority to carry on their business;

•	their memorandum and articles of association being in full force and effect;

•	their capitalization, ownership and structure;

•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the Transactions and enforceability of the Merger Agreement against them;

•	the approval and authorization by the sole director of Parent and the sole director of Merger Sub, and by Parent as the sole shareholder of Merger Sub, of the Merger Agreement and the consummation of the Transactions;

•	the absence of any breach or violation of, or a default under, the memorandum and articles of association, or similar governing documents, of Parent or Merger Sub, (ii) any material breach or material violation of any Law to which Parent or Merger Sub is subject, (iii) any default under any of the terms, conditions or provisions of any contract to which Parent or Merger Sub is a party, or an acceleration of Parent’s or Merger Sub’s obligations under any such Contract, or (iv) the creation of any encumbrance (other than permitted encumbrances) on any properties or assets of Parent or Merger Sub, except, in the case of clause (iii) or clause (iv), for any such default, acceleration or creation as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions;

•	Governmental consents, filings and approvals;

•	the absence of (i) material legal proceedings or outstanding legal orders against Parent or Merger Sub or (ii) legal proceedings which would, or would reasonably be expected to, prevent or materially impair or delay the consummation of the Transactions;

•	the operations of Merger Sub;

•	the delivery of the Debt Commitment Letter and the Support Agreement and the absence of any breach or default under such financing documents;

•	sufficiency of funds in the financing contemplated by the Debt Commitment Letter and the Support Agreement to consummate the Merger and the other Transactions;

•	the Limited Guarantee being in full force and effect and the absence of any breach or default thereunder;

•	the absence of any undisclosed brokerage, finders’ or other fees or commission;

•	the absence of undisclosed Shares and other securities of, or any other economic interest in, the Company, beneficially owned by Parent, Merger Sub, the Rollover Shareholders or any of their respective affiliates;

•	independent investigation conducted by Parent and Merger Sub;

•	the absence of (a) any side letters or other contracts relating to Transactions between two or more of the following persons: Rollover Shareholders, Parent, Merger Sub, the Guarantors or any of their respective affiliates, or (b) any undisclosed written contracts (i) between Parent, Merger Sub or any of their affiliates (excluding the Company and its subsidiaries), on the one hand, and any of the Company’s or its subsidiaries’ directors, officers, employees or shareholders, on the other hand, that relate in any way to the Transactions, or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or Per ADS Merger Consideration, or (iii) pursuant to which any shareholder of the Company has agreed to vote to approve the Merger Agreement or the Merger or has agreed to vote against any Superior Proposal, or (iv) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Merger;

•	the accuracy of the information provided by Parent and Merger Sub for inclusion in the Schedule 13E-3 and this proxy statement; or

•	the absence of any other representations and warranties by Parent and Merger Sub to the Company, other than the representations and warranties made by Parent and Merger Sub in the Merger Agreement.

Conduct of Business Prior to Closing

The Company has agreed that, between the date of the Merger Agreement and the Effective Time , except (i) as set forth in the Company disclosure schedule, (ii) as contemplated or permitted by any other provision of the Merger Agreement or (iii) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the businesses of the Company and its subsidiaries will be conducted only in, and the Company and its subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice and the Company and each of its subsidiaries will use their commercially reasonable efforts, consistent with past practice, to (a) preserve substantially intact their existing assets, (b) preserve substantially intact their business organization, (c) keep available the services of their current officers, employees and consultants, (d) maintain and preserve intact their current relationships with customers, suppliers, distributors, creditors and other persons with which the Company or any of its subsidiaries has material business relations, in each case of clauses (a)-(d), in all material respects, and (e) comply in all material respects with applicable Law.

By way of amplification and not limitation, except as set forth in the Company disclosure schedule, as required by applicable Law, as contemplated or permitted by any other provision of the Merger Agreement or with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit its subsidiaries, between the date of the Merger Agreement and the Effective Time, to:

•	amend or otherwise change its memorandum and articles of association or other equivalent organizational documents;

•	adopt a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

•	alter through merger, liquidation, reorganization, restructuring or in any other material fashion the corporate structure or ownership of any of its key subsidiaries;

•	(a) issue, sell, pledge, terminate or dispose of, (b) grant an encumbrance on or permit an encumbrance to exist on, or (c) authorize the issuance, sale, pledge, termination or disposition of, or granting or placing of an encumbrance on, any share capital or other ownership interests, of the Company or any of its subsidiaries, or any agreement, contract or instrument amounting to control over, or enabling control of, the Company or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any share capital or other ownership interest (including any phantom interest) of the Company or any of its subsidiaries (other than the (i) issuance of Shares upon the exercise of Company Share Awards outstanding on the date of the Merger Agreement, (ii) termination or disposition of Company securities as required to comply with any Company Incentive Plan or employee benefit plan in effect on the date of the Merger Agreement; and (iii) the transfer or other disposition of securities between or among the Company and its direct or indirect wholly owned subsidiaries);

•	(a) sell, pledge or dispose of, (b) grant an encumbrance on or permit an encumbrance to exist on, or (c) authorize the sale, pledge or disposition of, or granting or placing of an encumbrance on, any material assets of the Company or any of its subsidiaries having a current value in excess of US$2 million in the aggregate, except (i) in the ordinary course of business and in a manner consistent with past practice or (ii) any sale, pledge or disposition of securities between or among the Company and its direct or indirect wholly owned subsidiaries;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, share, property or otherwise, with respect to any of its share capital, except for dividends by any of the Company’s direct or indirect wholly owned subsidiaries to the Company or any of its other wholly owned subsidiaries;

•	adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital other than (i) the acquisition by the Company of its securities in connection with the forfeiture of Company Share Awards outstanding on the date of the Merger Agreement, or (ii) the acquisition by the Company of its securities in connection with the net exercise of Company Share Awards outstanding on the date of the Merger Agreement;

•	(a) acquire (including by merger, consolidation or acquisition of share or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets ; (b) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances or capital contribution to, or investment in, any person, except for (i) indebtedness incurred in the ordinary course of business, and (ii) indebtedness incurred in an amount not to exceed US$2 million in the aggregate, including any short-term borrowings to fund working capital needs, or (iii) such other actions taken in the ordinary course of business consistent with past practice; (c) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$2 million or capital expenditures which are, in the aggregate, in excess of US$2 million for the Company and its subsidiaries taken as a whole; or (d) enter into or amend in any material respect any contract with respect to any of the foregoing;

•	create any new key subsidiary;

•	make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except as required by changes in applicable generally accepted accounting principles or Law;

•	waive the benefits of, or agree to modify in a manner adverse to the Company in any material respect, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

•	settle any action, other than settlements (a) in the ordinary course of business and consistent with past practice and (b) requiring the Company and its subsidiaries to pay monetary damages not exceeding US$2 million;

•	amend or modify in any material respect, or consent to the termination of any material contract, or enter into, amend, waive, modify or consent to the termination of the Company’s or any of its subsidiaries’ material rights thereunder, other than in the ordinary course of business and consistent with past practice;

•	make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting;

•	except in the ordinary course of business consistent with past practice, (a) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in (other than licenses), to or under any material intellectual property of the Company or any licenses or other contracts relating to intellectual property to which the Company or any of its subsidiaries is a party, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and taxes, to maintain and protect its interest in the intellectual property of the Company; (b) grant to any third party any license, or enter into any covenant not to sue, with respect to any intellectual property of the Company, except non-exclusive licenses in the ordinary course of business consistent with past practice; or (c) disclose or allow to be disclosed any material confidential intellectual property of the Company to any person, other than (i) employees of the Company or its subsidiaries that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof, or (ii) arrangements existing as of the date of the Merger Agreement;

•	except as required pursuant to existing written plans or contracts in effect as of the date of the Merger Agreement or as otherwise required by applicable Law, or as expressly permitted or required pursuant to the Merger Agreement, or as carried out in the ordinary course of business consistent with past practice, (a) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any officer or director of the Company or any of its subsidiaries, (b) grant or provide any severance or termination payments or benefits to service providers collectively in excess of US$1 million in the aggregate, (c) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to service providers collectively in excess of US$1 million in the aggregate, (d) establish, adopt, amend in any material respect or terminate any employee benefit plan (except as required by laws) or amend the terms of any outstanding equity-based awards, (e) take any action to accelerate the vesting or payment of compensation or benefits under any employee benefit plans, to the extent not already required in any such employee benefit plans, (f) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by IFRS, or (g) forgive any loans to directors, officers or employees of the Company or any of its subsidiaries;

•	terminate, cancel or let lapse any insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act of 1933 or the Exchange Act or the rules and regulations promulgated thereunder; or

•	agree, authorize, commit, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

In addition, between the date of the Merger Agreement and the Effective Time, the Company and its subsidiaries will (i) prepare and timely file all material tax returns required to be filed, (ii) timely pay all material taxes shown to be due and payable on such tax returns, and (iii) promptly notify Parent of any notice of any suit, claim, action, investigation, audit or proceeding in respect of any tax matters (or any significant developments with respect to ongoing suits, claims, actions, investigations, audits or proceedings in respect of such tax matters).

Each of Parent and Merger Sub agrees that, from the date of the Merger Agreement to the Effective Time, it will not: (i) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; (ii) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.

Nothing contained in the Merger Agreement, including as set forth above in this section entitled “The Merger Agreement – Conduct of Business Prior to Closing”, is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its subsidiaries prior to the Effective Time, and nothing contained in the Merger Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations.

Shareholders’ Meeting

As promptly as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company will take, in accordance with applicable law and the Company’s memorandum and articles of association, all action necessary to give notice of, and convene a general meeting of the shareholders for the purpose of obtaining the requisite shareholders’ approval. As soon as promptly practicable after the date on which the notice of the general meeting of the shareholders is issued, the Company will hold such general meeting in accordance with applicable Law and its memorandum and articles of association. The Company may adjourn, and will consider in good faith any request by Parent to adjourn, the general meeting (i) if at the time the general meeting proceeds to business there are insufficient Shares present (either in person or by proxy) to constitute a quorum necessary to conduct business at the general meeting; or (ii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Board has determined in good faith is necessary or advisable under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the general meeting.

Unless there has been a Change in the Company Recommendation (as defined below in the section titled “No Change of Recommendation”), which change was made in accordance with the Merger Agreement, the Board will make the recommendation that the shareholders of the Company approve the Merger Agreement (the “Company Recommendation”) and will take all actions reasonably necessary in accordance with applicable Law and the memorandum and articles of association of the Company to solicit the Company Shareholder Approval. Upon reasonable written request of Parent, the Company will use its reasonable best efforts to advise Parent on a daily basis on each of the last ten business days prior to the date of the Company’s general meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Shareholder Approval.

Competing Transactions

Except as otherwise set forth in this section entitled “The Merger Agreement – Competing Transactions”, the Company agrees that neither it nor any of its subsidiaries nor any of their respective representatives will, and that it will cause each of its subsidiaries and each of its and its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including without limitation any proposal or offer to the Company’s shareholders) with respect to, or that may reasonably be expected to lead to, any Competing Transaction,

•	enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with, or provide any non-public information or data concerning the Company or any subsidiary to, any person or entity with the intent to induce the making of a proposal or offer with respect to a Competing Transaction or any proposal or offer that may reasonably be expected to lead to a Competing Transaction,

•	agree to, approve, endorse, recommend, execute, enter into or consummate any Competing Transaction or any proposal or offer that may reasonably be expected to lead to a Competing Transaction, or that requires the Company to abandon the Merger Agreement or the Merger,

•	grant any waiver, amendment or release under any standstill or confidentiality agreement or takeover statutes (and the Company will promptly take steps reasonably necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality or standstill agreement or takeover statute), or

•	resolve, propose or agree, or authorize or permit any representative, to do any of the foregoing.

The Company will, and will cause its subsidiaries, and will use commercially reasonable efforts to cause its and its subsidiaries’ representatives to, promptly cease and cause to be terminated all existing discussions or negotiations with any persons conducted prior to the execution of the Merger Agreement by the Company, any of its subsidiaries or any of their representatives with respect to a Competing Transaction.

The Company will notify Parent promptly (and in any event within 24 hours after the Company attains knowledge thereof) after the receipt by the Company, any of its subsidiaries or any of their respective representatives of any proposal, inquiry, offer or request with respect to a Competing Transaction, including any request for discussions or negotiations and any request for non-public information relating to the Company or any of its subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its subsidiaries. The Company will also indicate in connection with such notice the identity of the person making such proposal, inquiry, offer or request and a reasonable description of such proposal, inquiry, offer or request, including the material terms and conditions (if any) of such proposed Competing Transaction. The Company agrees that it will keep Parent reasonably informed on a reasonably current basis of the status and material changes in terms of (i) any such proposal, inquiry, offer or request and (ii) any material non-public information requested of or provided by the Company pursuant to a Superior Proposal.

As used herein and for purposes of the Merger Agreement, a “Competing Transaction” means any transactions or series of related transactions (other than the Transactions) that constitute, or may reasonably be expected to lead to (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose business constitutes 20% or more of the gross revenue, operating income, EBITDA or fair market value of the assets of the Company and its subsidiaries, taken as a whole (each such subsidiary, a “key subsidiary”); (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 20% of the gross revenue, operating income, EBITDA or fair market value of the assets of the Company and its subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 20% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company or any of its subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any Person (other than Parent or its affiliates) becoming the beneficial owner of more than 20% of any class of equity securities of the Company or any of its Subsidiary; (e) any other transaction the consummation of which would be reasonably likely to prevent or materially delay, interfere with or impede the Merger or any Transaction; or (f) any combination of the foregoing.

Notwithstanding the restrictions set forth above in this section entitled “The Merger Agreement – Competing Transactions”, at any time prior to the receipt of the Company Shareholder Approval, the Company, its subsidiaries and their respective representatives may, subject to compliance with the Merger Agreement and acting under the direction of the Special Committee, furnish information (including any non-public information or data concerning the Company or any of its subsidiaries) to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer with respect to a Competing Transaction that did not arise or result from any breach of the Merger Agreement, if, prior to furnishing such information and entering into such discussions, the Board has (i) determined, in its good faith judgment (after consultation with its financial advisor and outside legal counsel) that (a) such proposal or offer constitutes, or would reasonably be expected to lead to, a Superior Proposal and (b) the failure to furnish such information to, or enter into such discussions with, the Person who made such proposal or offer would be inconsistent with the Board’s fiduciary duties to the Company and its shareholders under applicable law, (ii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person at least two business days prior to taking any such action, and (iii) obtained from such person an acceptable confidentiality agreement (it being understood that an acceptable confidentiality agreement and any related agreements will not include any provision granting such person exclusive rights to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) and, immediately upon its execution, delivered to Parent a copy of such acceptable confidentiality agreement; provided, that the Company will promptly also make available to Parent any material non-public information concerning the Company and its subsidiaries that is provided to any such person and that was not previously made available to Parent or its representatives.

As used herein and for purposes of the Merger Agreement, a “Superior Proposal” means an unsolicited written bona fide offer or proposal made by a third party with respect to a Competing Transaction on terms and conditions that the Board determines, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, and taking into account all legal, financial and regulatory and other aspects of the proposal and any changes to the terms of the Merger Agreement proposed by Parent in response to such offer or proposal or otherwise to be more favorable, including from a financial point of view, to the shareholders of the Company than the Merger, and reasonably expected to be consummated; provided, however, that no offer or proposal will be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction. For purposes of the definition of “Superior Proposal”, each reference to “20%” in the definition of “Competing Transaction” will be replaced with “50%.”

No Change of Recommendation

Neither the Company Board nor any of its committees will (subject to the exceptions set forth below in this section entitled “The Merger Agreement – No Change of Recommendation”):

•	(a) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in each case in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Merger, (b) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) any Competing Transaction, or (c) fail to include the Company Recommendation in the Proxy Statement, (d) enter into any letter of intent, memorandum of understanding or similar document or contract relating to any Competing Transaction (other than any acceptable confidentiality agreement), (e) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten business days after the commencement of such Competing Transaction, or (f) take any other action or make any other public statement that would reasonably be expected to be inconsistent with the Company Recommendation (any action described in clauses (a) through (f), a “Change in the Company Recommendation”); or

•	cause or permit the Company or any of its subsidiaries to enter into any acquisition agreement, merger agreement or other similar definitive agreement relating to any Competing Transaction (other than an acceptable confidentiality agreement) (an “Alternative Acquisition Agreement”).

Notwithstanding the foregoing, if at any time prior to the receipt of the Company Shareholder Approval, the Company has received an unsolicited, written, bona fide proposal or offer with respect to a Competing Transaction that did not arise or result from any breach of the Merger Agreement, that is not withdrawn and that the Board (upon recommendation of the Special Committee) determines, in its good faith judgment (after consultation with its financial advisor and outside legal counsel) constitutes, or would reasonably be expected to lead to, a Superior Proposal, the Board (upon recommendation of the Special Committee) may, with respect to such Superior Proposal, (i) make a Change in the Company Recommendation and/or (ii) authorize the Company to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement if :

•	with respect to a Change in the Company Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement, the Board (upon recommendation of the Special Committee) determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that the failure to do so would be inconsistent with its fiduciary duties to the Company and/or its shareholders under applicable law;

•	prior to making a Change in the Company Recommendation and/or terminating the Merger Agreement to enter into an Alternative Acquisition Agreement, the Company has provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal promptly after the Board determines it has received a Superior Proposal, stating that the Board intends to make a Change in the Company Recommendation and/or terminate the Merger Agreement to enter into an Alternative Acquisition Agreement and the manner in which it intends to do so, specifying the information required to be included in any notice required to be delivered to Parent under the Merger; and

•	Parent does not, within five business days of receipt of the Notice of Superior Proposal (the “Notice Period”), make an offer or proposal to revise the terms of the Merger Agreement (any such offer, a “Revised Transaction Proposal”) in a manner that the Company Board determines in its good faith judgment, after having consultation its financial advisor and outside legal counsel, to be at least as favorable to the Company’s shareholders as such Superior Proposal; provided, however, that during the Notice Period the Company will reasonably negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any Revised Transaction Proposal; provided, further, that any material amendment to the terms of such Superior Proposal during the Notice Period will require the Company to deliver a new written notice of the terms of such amended Superior Proposal and comply again with the requirements described above; provided further that with respect to the new written notice to Parent, the Notice Period will be three business days rather than the five business day period described above

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

•	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its subsidiaries, on the one hand, and its current or former directors, officers or any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time, in each case that are in effect at the Effective Time, will survive the Merger and will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or any Subsidiaries (the “Indemnified Parties").

•	The Surviving Corporation and its subsidiaries will honor and fulfill in all respects the obligations of the Company and its subsidiaries under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its subsidiaries as in effect on the date of the Merger Agreement and (ii) all indemnification agreements between the Company or any of its subsidiaries and any of the Indemnified Parties.

•	For a period of six years from the Effective Time, the memorandum and articles of association of the Surviving Corporation will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, except to the extent prohibited by the Cayman Islands Companies Law or any other applicable law, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

•	From and after the Effective Time, Surviving Corporation will, and Parent will cause the Surviving Corporation to, comply with all of the Company’s obligations, and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (a) the fact that an Indemnified Party is or was a director, officer or employee of the Company or such subsidiary or (b) any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or such subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the Merger Agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law in connection with such Indemnified Party serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.

•	Prior to the Effective Time, the Company may at its option purchase a six year “tail” prepaid policy on the directors’ and officers’ insurance prior to the Effective Time with annual premiums in an amount not in excess of 300% of the current annual premium paid by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the closing, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, maintain such policies in full force and effect and continue to honor the respective obligations thereunder for so long as such “tail” policy will be maintained in full force and effect. If the company does not purchase such “tail” policy prior to the Effective Time, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, maintain the Company’s and its subsidiaries’ existing directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with the Merger Agreement and the consummation of the Transactions) covering each Person covered by the existing Company’s officers’ and directors’ liability insurance policy, on terms with respect to coverage and amount that are equivalent to those of such policy in effect on the date of the Merger Agreement for a period of six years after the Effective Time; provided, however, that, subject to the immediately succeeding sentence, in no event will the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. If the annual premiums of such insurance coverage exceed 300% of the current annual premium paid by the Company, Parent and the Surviving Corporation will be obligated to obtain a substantially similar policy with the greatest coverage available for a cost not exceeding 300% of the current annual premium paid by the Company.

Financing

Parent has delivered to the Company true, correct and complete copies of (a) the Debt Commitment Letter (as may be amended, restated, replaced, supplemented, modified and substituted in accordance with the Merger Agreement) pursuant to which the Lender has agreed to provide the debt financing in the aggregate amount set forth in such Debt Commitment Letter and the proceeds of which will be used to finance the consummation of the Transactions, including the Merger and (b) the Support Agreement from the Rollover Shareholders.

Parent and Merger Sub will use their commercially reasonable efforts to (a) obtain debt financing on the terms and conditions in the Debt Commitment Letter; (b) maintain in effect the Debt Commitment Letter; (c) satisfy, or cause their representatives to satisfy, on a timely basis all conditions in the Debt Commitment Letter that are within its control; and (d) draw upon and consummate the financing for the Merger at or prior to the Effective Time.

If any portion of the debt financing for the Merger becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, (a) Parent will promptly notify the Company, and (b) Parent and Merger Sub will use their commercially reasonable efforts to amend or modify the Debt Commitment Letter and/or arrange or obtain as promptly as practicable alternative debt financing from alternate sources that does not contain any material conditions to funding that are not contained in the Debt Commitment Letter, so long as the aggregate proceeds of the Debt Financing and, if applicable, the alternative financing are sufficient to pay such amounts as are required to consummate the Transactions upon the terms and conditions herein.

Subject to certain exceptions permitted under the Merger Agreement, neither Parent nor Merger Sub will agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letter (or any documents entered into connection with any alternative debt financing), without the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed) if such amendments, modifications or waivers would (a) result in the aggregate proceeds of the financing being insufficient for Parent and the Surviving Corporation to pay the Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions or (b) (i) prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions or (ii) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter (or any documents entered into connection with any alternative debt financing).

Parent will (a) give the Company prompt notice (i) upon becoming aware of any material breach of any provision of, or termination by any party to, the Debt Commitment Letter, or (ii) upon the receipt of any written notice or other written communication from any person with respect to any threatened breach or threatened termination by any party to the Debt Commitment Letter and (b) otherwise keep the Company reasonably informed on a reasonably current basis prior to the Closing of the status of Parent and Merger Sub’s efforts to arrange the financing for the Merger.

Financing Assistance

Prior to the Effective Time, the Company will provide to Parent and Merger Sub, and will use its commercially reasonable efforts to cause each of its subsidiaries to provide, and will use its commercially reasonable efforts to cause its representatives to provide all cooperation reasonably requested by Parent and Merger Sub of the debt financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries), which such cooperation includes a number of specified actions set out in the Merger Agreement.

Parent will promptly, upon termination of the Merger Agreement in certain circumstances, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonably attorneys’ fees) incurred by the Company or its subsidiaries in connection with any cooperation provided pursuant to the above and will indemnify and hold harmless the Company, its subsidiaries and their representatives against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the debt financing and any information used in connection therewith (other than any information provided by or on behalf of the Company or any of its subsidiaries), except in the event such liabilities or losses arise out of or result from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company, its subsidiaries or any of their respective representatives.

Certain additional Covenants

The Merger Agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	reasonable access by Parent and its representatives to the officers, employees, agents, properties, officers and other facilities, books and records of the Company or any of its subsidiaries and other information between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement (subject to all certain applicable legal or contractual obligations and restrictions);

•	delisting and deregistration of the Shares;

•	consultation with respect to press releases and other public announcements relating to the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	notification of certain events;

•	elimination or minimization of the effects of certain takeover statutes;

•	resignation of the directors of the Company and its subsidiaries pursuant to Parent’s request;

•	participation in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the Transactions; and

•	Parent’s obligation to cause Merger Sub to perform its obligations under the Merger Agreement.

Conditions to the Merger

The obligations of each party to consummate the Transactions, including the Merger, are subject to the satisfaction or written waiver of the following conditions:

•	the Company Shareholder Approval having been obtained; and

•	no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or written waiver of the following conditions:

•	the representations and warranties of the Company (i) regarding the capitalization of the Company will be true and correct in all respects, except that any inaccuracies that are in the aggregate de minimis in nature will be disregarded; (ii) regarding (A) the organization and qualification of the Company and its subsidiaries, (B) authority relative to Merger Agreement and the vote required to be taken by the Company’s shareholders, (C) conflict between the Merger Agreement and performance of the Transactions and the organizational documents of the Company or any Laws or Contracts to which the Company is a party, and (D) the brokerage, finder’s or other fees or commission in connection with the Transactions will each be true and correct in all respects; and (iii) each of the other representations and warranties of the Company contained in the Merger Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) being true and correct except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, would not constitute a Company Material Adverse Effect, in each case as of the date of this Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date);

•	the Company will have (i) complied with its financing assistance obligations in the section above entitled “The Merger Agreement – Competing Transactions”, and (ii) performed or complied in all material respects with all other obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

•	since the date of the Merger Agreement, there having not been a Company Material Adverse Effect;

•	the Company having delivered to Parent a certificate, dated the closing date of the Merger, signed by an executive officer of the Company, certifying as to the fulfillment of the above three conditions; and

•	the holders of no more than 5% of the Shares will have validly served a notice of dissent under Section 238(5) of the Cayman Islands Companies Law.

The obligations of the Company to consummate the Merger are also subject to the satisfaction or written waiver of the following conditions:

•	the representations and warranties of Parent and Merger Sub contained in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” set forth therein), in each case as of the date of the Merger Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date) except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the impair the ability of Parent and Merger Sub to consummate the Merger.

•	Parent and Merger Sub having performed or complied in all material respects with all obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time; and

•	Parent and Merger Sub having each delivered to the Company a certificate, dated the closing date of the Merger, signed by a director of Parent and Merger Sub, as the case may be, certifying as to the fulfillment of the above conditions.

Notwithstanding the above, none of the Company, Parent or Merger Sub may rely on the failure of any conditions above in the Merger Agreement to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other Transactions.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained:

(a)	by mutual written consent of Parent and the Company;

(b)	by either Parent or the Company if:

i.	the Merger is not consummated by May 22, 2017 (the “End Date”) (and “End Date Termination Event”);

ii.	any governmental entity having enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transaction, including the Merger, which will be in effect and have become final and non-appealable; or

iii.	the Company Shareholder Approval having not been obtained upon a vote held at the general meeting of shareholders or any adjournment thereof (a “No-Vote Termination Event”);

provided that in the event of each of (i) through (iii) above, the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement or other breach has been a primary cause of, or resulted in, the failure of the applicable condition(s) being satisfied; or

(c)	by the Company:

i.	upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of Parent and Merger Sub has become untrue, in either case such that the corresponding closing conditions would not be satisfied prior to the End Date and such breach would not be curable or, if curable has not been cured prior to the earlier of (x) the 30th calendar day of the receipt of written notice by Parent from the Company, and (y) the 10th calendar day prior to the End Date, provided that the Company is not then in material breach of any representations and warranties, covenants or agreements set forth in the Merger Agreement;

ii.	if (a) all the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived by Parent and Merger Sub, and (b) Parent and Merger Sub fail to complete the closing of the Merger, including failing to fund the Exchange Fund, within 10 business days following the date on which the closing of the Merger should have occurred, provided that the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the Transactions during such period (a “Failure to Close Termination Event”); or

iii.	prior to receipt of the Company Shareholder Approval, in order to enter into an Alternative Acquisition Agreement (other than an acceptable confidentiality agreement) with respect to a Superior Proposal, provided that the Superior Proposal did not result from any breach by the Company of its non-solicitation obligations under the Merger Agreement;

(d)	by Parent:

i.	upon a breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of the Company has become untrue, in either case such that the corresponding conditions to closing would not be satisfied and such breach is incapable of being cured by the End Date or has not been cured prior to the earlier of (x) the 30th calendar day of the receipt by the Company of written notice thereof from Parent (or in the case of a breach of the non-solicitation provisions of the Merger Agreement, the 5th calendar day after the Company receives written notice of such breach from Parent), and (y) the 10th day prior to the End Date; provided that Parent is not then in material breach of any representations and warranties, covenants or agreements set forth in the Merger Agreement;

i.	if the Board (or any committee thereof) has effected a Change in the Company Recommendation;

ii.	if the Company has materially breached its obligations set forth in the section above entitled “The Merger Agreement – Shareholders’ Meeting” failed to hold the general meeting of the Company according to the Merger Agreement pursuant to; or

iii.	if the Company has materially breached its no-shop undertakings set forth in the section above entitled “The Merger Agreement – Competing Transactions”.

Termination Fee

The Company is required to pay Parent a termination fee of US$1 million (the “Termination Fee”) if the Merger Agreement is terminated:

•	by Parent if (a) the Company breaches its representations, warranties, covenants or agreements under the Merger Agreement such that the corresponding conditions to closing cannot be satisfied; or (b) the Board has effected a Change in the Company Recommendation;

•	by the Company, if prior to obtaining the Company Shareholder Approval, in order to enter into an Alternative Acquisition Agreement (other than an acceptable confidentiality agreement) with respect to a Superior Proposal; or

•	by either of the Company or Parent if (a) there has been an End Date Termination Event or a No-Vote Termination Event and (b) after the date of the Merger Agreement and within 12 months following the termination of the Merger Agreement, the Company consummates a Competing Transaction (provided that all references to “20%” in the definition of “Competing Transaction” under the Merger Agreement will be deemed to be references to “50%” here).

Parent is required to pay the Company a termination fee of US$2 million (the “Parent Termination Fee”) if the Merger Agreement is terminated:

•	by the Company due to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements under the Merger Agreement such that the corresponding conditions to closing cannot be satisfied; or

•	by the Company due to a Failure to Close Termination Event.

In the event that the Company or Parent fails to pay the Termination Fee or the Parent Termination Fee, as the case may be, when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, will be required to reimburse the other party for its reasonably documented costs and expenses (including reasonable fees and expenses of counsel) in connection with collection of such unpaid termination fee, together with accrued interest on such unpaid termination fee.

Remedies and Limitations on Liability

The Company’s sole and exclusive remedy, in addition to receipt of reimbursement of certain costs and expenses pursuant to the financing provisions of the Merger Agreement, will be its right to terminate the Merger Agreement and receive the Parent Termination Fee of US$2 million. In no event will the Company or any shareholder, director, employee, or affiliate be entitled to seek specific performance of the Merger Agreement.

Each of Parent and Merger Sub are entitled to an injunction to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement against the Company, which remedies are in addition to any other remedy to which they are entitled at law or in equity.

While Parent and Merger Sub may pursue both a grant of specific performance and monetary damages until such time as the Company pays the Termination Fee, Parent and Merger Sub will not be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and payment of the Termination Fee by the Company. Upon payment of the Termination Fee of US$1 million, then the remedy of specific performance will not be available against the Company and the company’s related parties.

Amendment

The Merger Agreement may be amended by the parties to the Merger Agreement by action taken by or on behalf of each of their respective board of directors (or in the case of the Company, the Special Committee) at any time prior to the Effective Time, provided, that (i) after the Company Shareholder Approval has been obtained, no amendment may be made that under applicable law requires further approval by the shareholders of the Company without such approval having been obtained and (ii) certain sections of the Merger Agreement relating to financing may not be amended or modified in a manner adverse to any financing source.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company's shareholders or ADS holders access to corporate files of the Company and other parties to the Merger or any of their respective affiliates or (b) obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTERS' RIGHTS

The following is a brief summary of the rights of registered holders of the Shares to dissent from the Merger and receive payment of the fair value of their Shares ("Dissenters' Rights"). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex D to this proxy statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to exercise your Dissenters' Rights. These procedures are complex and you should consult your Cayman Islands legal counsel if you are considering exercising such rights. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your Dissenters' Rights.

Requirements for Exercising Dissenters' Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Law.

The valid exercise of your Dissenters' Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares and to seek relief on the grounds that the Merger is void or unlawful. To exercise your Dissenters' Rights, the following procedures must be followed:

•	You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

•	Within 20 days immediately following the date on which the vote approving the Merger is made, the Company must give written notice of the authorization ("Approval Notice") to all shareholders who have served a Notice of Objection.

•	Within 20 days immediately following the date on which the Approval Notice is given ("Dissent Period"), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a "Notice of Dissent") to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder must dissent in respect of all the Shares which it, he or she holds.

•	Within 7 days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, the Company, as the Surviving Corporation, must make a written offer (a "Fair Value Offer") to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

•	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder's Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the "Grand Court") for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value. The petition by the Company must be accompanied by a verified list containing the names and addresses of all shareholders who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares.

•	If a petition is timely filed and served, the Grand Court will determine at a hearing (a) which shareholders are entitled to Dissenters' Rights, (b) the fair value of such Shares held by those dissenting shareholders together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value and (c) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by the registered shareholder or a person duly authorized by the registered shareholder, fully and correctly, as such shareholder's name appears on the register of members of the Company. If Shares are held by a fiduciary, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder. The agent must, however, identify the registered owner and expressly disclose the fact that, in executing the notice, he or she is acting as agent for the registered owner. A person having a beneficial interest in Shares registered in the name of another person, such as a broker or other nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to exercise whatever dissenters' rights attached to such Shares.

You must be a registered holder of Shares in order to exercise your Dissenters' Rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary and pay the fee of ADS Depositary to withdraw his, her or its Shares and then become a registered holder of such Shares and comply with the procedures described above in order to exercise the Dissenters' Rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise Dissenters' Rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS Depositary's office at 388 Greenwich Street, New York, New York 10013, U.S.A, telephone: 1-877-CITI-ADR (1-877-248-4237).

If you do not satisfy each of these requirements, you cannot exercise Dissenters' Rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger will not alone preserve your Dissenters’ Rights. You must send all notices to the Company to 10/F, Building B, United Mansion, No. 2 Zijinghua Road, Hangzhou, Zhejiang 310013, People’s Republic of China, attention: Fischer Xiaodong Chen.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the US$0.275 in cash, without interest, for each Share of the Company that you would otherwise receive as consideration in the Merger. You may also be responsible for the costs of any such proceedings.

The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenters' Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters' Rights.

FINANCIAL INFORMATION

Selected Historical Financial Information

The following sets forth certain selected consolidated financial information. The selected consolidated statements of profit or loss and other comprehensive income data for the fiscal year ended March 31, 2014, the nine months ended December 31, 2014 and the fiscal year ended December 31, 2015 and the selected consolidated statement of financial position data as of March 31, 2014, December 31, 2014 and December 31, 2015 have been derived from the audited consolidated financial statements of the Company, which are included in the Company's Annual Report on Form 20-F for the year ended December 31, 2015, beginning on page F-1, which are incorporated in this proxy statement by reference. The Company's historical results do not necessarily indicate results expected for any future periods. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the Company's audited consolidated financial statements and related notes and "Item 5. Operating and Financial Review and Prospects" in the Company's Annual Report on Form 20-F for the year ended December 31, 2015, which are incorporated into this proxy statement by reference. See "Where You Can Find More Information" for a description of how to obtain a copy of such Annual Report.

	For the Fiscal Year Ended March 31, 2014	For the Nine Months Ended December 31, 2014	For the Fiscal Year Ended December 31, 2015
	RMB	RMB	RMB	US$
	(in thousands, except per share data)
Consolidated Statements of Profit or Loss and Other Comprehensive Income Data
Revenues	485,551	586,033	608,542	93,943
Cost of revenues from third parties	(339,982)	(437,919)	(478,754)	(73,907)
Cost of revenues from related parties	(24,453)	(26,519)	(6,588)	(1,017)
Gross profit	121,116	121,595	123,200	19,019
Operating expenses(1):
Research and development expenses	(38,644)	(25,943)	(37,887)	(5,849)
Sales and marketing expenses	(36,351)	(31,219)	(42,027)	(6,488)
General and administration expenses	(58,401)	(46,966)	(63,684)	(9,831)
Other income, net	5,772	1,481	9,553	1,475
Profit (loss) from operations	(6,508)	18,948	(10,845)	(1,674)
Other gains and losses	17,482	17,741	28,456	4,393
Impairment of investment in associates	(727)	(2,673)	(3,394)	(524)
Impairment of an available-for-sale investment	(800)	—	—	—
Share of results of associates	2,428	8,510	19,411	2,997
Gain on disposal of associates	—	57,351	16,116	2,488
Loss on disposal of a subsidiary	—	—	(542)	(84)
Profit before tax	11,875	99,877	49,202	7,596
Income tax expense	(7,218)	(1,156)	(5,699)	(880)
Profit for the year	4,657	98,721	43,503	6,716

Earnings per share:
Basic	0.02	0.42	0.19	0.03
Diluted	0.02	0.42	0.19	0.03

Earnings per ADS(2):
Basic	0.17	3.36	1.54	0.24
Diluted	0.17	3.35	1.54	0.24

(1)	Includes share-based compensation expenses as follows:

	For the Fiscal Year Ended March 31, 2014	For the Nine Months Ended December 31, 2014	For the Fiscal Year Ended December 31, 2015
Share-Based Compensation Data	RMB	RMB	RMB	US$
	(in thousands)
Research and development expenses	4,338	360	2,888	446
Sales and marketing expenses	3,613	127	1,729	267
General and administration expenses	8,691	3,365	7,373	1,138
Total share-based compensation expenses	16,642	3,852	11,990	1,851

(2)	Each ADS represents eight Shares.

	As of March 31,	As of December 31,
	2014	2014	2015
	RMB	RMB	RMB	US$
	(in thousands)
Consolidated Statement of Financial Position
Cash and cash equivalents	79,057	204,967	337,952	52,171
Term deposits	295,804	282,383	150,000	23,156
Short-term investments and investment at fair value through profit or loss (“FVTPL”)	218,642	21,373	100,979	15,588
Total assets	785,653	878,067	838,414	129,429
Total liabilities	181,724	270,511	179,093	27,647
Total equity	603,929	607,556	659,321	101,782
Total equity and liabilities	785,653	878,067	838,414	129,429
Share capital	86	81	82	13

Ratio of Earnings to Fixed Charges

	For the fiscal year ended March 31,		For the fiscal years ended December 31,
	2014		2014		2015
	(unaudited)
Ratio of earnings to fixed charges (1)	N/A	(2)	N/A	(2)	N/A	(2)

(1)	The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of (a) income before income taxes, and (b) fixed charges. Fixed charges consist of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries.
(2)	The Company did not incur any fixed charges for the fiscal years ended March 31, 2014, December 31, 2014 or December 31, 2015. Therefore, the ratio of earnings to fixed charges was not applicable.

Net Book Value per Share of Our Shares

The Company's net book value per Share as of December 31, 2015 was US$2.92 (or US$2.94 based on the weighted average number of issued and outstanding Shares during 2015).

TRANSACTIONS IN SHARES AND ADSs

Purchases by the Company

On August 13, 2012, we announced a share repurchase program to repurchase up to an aggregate of US$10 million of our issued and outstanding ADSs representing Shares from August 13, 2012 to August 11, 2014. This share repurchase program complies with the conditions of Rule 10b-18 under the Exchange Act of 1934, as amended.

On May 26, 2014, we announced another share repurchase program (the “2014 Share Repurchase Program”) to repurchase up to an aggregate of US$20 million (the “Aggregate Repurchase Amount”) of our issued and outstanding ADSs representing Shares from May 26, 2014 to May 25, 2015. In May 2015, our Board of Directors authorized the extension of the 2014 Share Repurchase Program to May 25, 2016. In May 2016, our Board of Directors authorized (i) the extension of the 2014 Share Repurchase Program to May 25, 2017, and (ii) the reduction of the Aggregate Repurchase Amount to US$10 million. The 2014 Share Repurchase Program complies with the conditions of Rule 10b-18 under the Exchange Act of 1934, as amended.

On September 5, 2014, we entered into a share purchase agreement to repurchase from Sequoia Capital China Partners Fund II, L.P., Sequoia Capital China Principals Fund II, L.P. and Sequoia Capital China II, L.P. an aggregate of 2,000,000 ADSs at a purchase price of US$7.88 per ADS and the transaction was closed in September 2014. This share repurchase transaction is not part of our 2014 Share Repurchase Program.

On April 25, 2016, we entered into a share purchase agreement to repurchase from Sequoia Capital China Partners Fund II, L.P., Sequoia Capital China Principals Fund II, L.P. and Sequoia Capital China II, L.P. an aggregate of 1,308,781 ADSs at a purchase price of US$2.00 per ADS and the transaction was closed in May 2016. This share repurchase transaction is not part of our 2014 Share Repurchase Program.

The following table summarizes the repurchases by us during the past two years:

	Total number of ADSs repurchased		Range of prices paid per ADS	Average price paid per ADS
June 2014	109,663		US$6.5779 to US$6.7804	US$6.6186
September 2014	2,000,000	[1]	US$7.8800	US$7.8800
March-April 2016	254,501		US$1.9809 to US$2.2000	US$2.1250
April 2016	1,308,781	[1]	US$2.0000	US$2.0000

1.	These transactions are not part of our publicly announced share repurchase programs.

Transaction within the Buyer Group

No member of the Buyer Group nor any of their respective affiliates has purchased any Shares or ADSs at any time within the past two years.

Prior Public Offerings

We completed our initial public offering of ADSs in December 2010. We did not make any underwritten public offering of our securities during the past three years.

Transactions in Prior 60 Days

Other than the Merger Agreement and agreements entered into in connection with the Merger Agreement, there have been no transactions in the Company’s Shares or ADSs during the past 60 days by the Company, any of the Company’s officers or directors, the Buyer Group, or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of the Shares, as of the date of this proxy statement, by:

•	each of our directors and executive officers;

•	our directors and executive officers as a group; and

•	each person known to us to beneficially own more than 5.0% of the total issued and outstanding Shares.

As of the date of this proxy statement, we have 235,179,475 Shares issued and outstanding (including outstanding unvested Company Restricted Shares that entitle the holders thereof to vote such shares, but excluding ADSs representing Shares held by the Depositary and reserved for future issuance pursuant to the Company Incentive Plans). In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option, warrant or other right, vesting of restricted shares or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

	Shares Beneficially Owned
	Number(1)	%(2)
Directors and Executive Officers:
Michael Tao Song(3)	74,821,681	31.8
Wei Zhou(4)	*	*
Jimmy Lai(4)	*	*
Carl Yeung(4)	-	-
Min Xu(4)	*	*
Fischer Xiaodong Chen(4)	*	*
Long Zhang (4)	*	*
All Directors and Executive Officers as a Group	75,629,681	32.2
Principal Shareholders:
Mobi Joy Limited(5)	50,647,288	21.5
Xplane Ltd.(6)	64,950,744	27.6

*	Less than 1% of our total outstanding Shares.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities and outstanding share options exercisable, and restricted shares vesting, within 60 days from the date of this proxy statement.

(2)	For each person and group included in this table, percentage ownership is calculated by dividing the number of Shares beneficially owned by such person or group by the sum of (a) the number of outstanding Shares as of this proxy statement and (b) the number of Shares underlying share options or restricted shares held by such person or group that are exercisable or will be vested within 60 days from the date of this proxy statement.

(3)	Represents (i) 50,647,288 Shares held by Mobi Joy Limited, a British Virgin Islands company controlled by Mr. Song, and (ii) 23,214,393 Shares held by Ms. Qinyi Zhu, wife of Mr. Song, through Xplane Ltd., and (iii) 960,000 Shares in the form of ADSs held by Mr. Song.

(4)	The business address for Mr. Zhou is 4-1103 Central Park, Chaoyang District, Beijing, People’s Republic of China. The business address for Mr. Lai is 6F, Deshi Building, Shangdi seven street, Haidian District, Beijing, People’s Republic of China. The business address for Mr. Yeung is 10/F #36 Han Zhong Road, Tianhe Software Park, Guangzhou, Guangdong, People’s Republic of China. The business address for Mr. Xu is Building 3, 500 Qiuyi Road, Binjiang District, Hangzhou 310052 P.R. China. The business address for Mr. Chen, and Mr. Zhang is 10/F, Building B, United Mansion, No. 2 Zijinghua Road, Hangzhou, Zhejiang, People’s Republic of China.

(5)	The registered address for Mobi Joy Limited is Romasco place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola. British Virgin Islands, VG1110. Mr. Song is the sole shareholder of Mobi Joy Limited.

(6)	The registered address for Xplane Ltd. is Romasco Place, Wickhams Cay 1, P. O. Box 3140, Road Town, Tortola, British Virgin Islands, VG1110.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders' meeting. If, however, the Merger is not completed, an annual general meeting is expected to be held later in the year.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as "believes," "anticipates," "expects," "estimates," "intends," "may," "plans," "predicts," "projects," "will," "would" and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the Merger, including the authorization and approval of the Merger Agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the cash position of the Company and its subsidiaries at the Effective Time;

•	debt financing may not be funded at the Effective Time because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the Merger not being completed promptly or at all;

•	the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	diversion of our management's attention from our ongoing business operations;

•	loss of our senior management;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•	our failure to comply with regulations and changes in regulations;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

•	other risks detailed in our filings with the SEC, including the information set forth under the section entitled "Item 3D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2015. See "Where You Can Find More Information" beginning on page 106 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC's website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the "Investor Relations" section of our website at http://ir.sky-mobi.com/sec.cfm. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company's annual report on Form 20-F filed with the SEC on April 29, 2016, as amended, is incorporated herein by reference. The Company's reports on Form 6-K furnished to the SEC since April 29, 2016, including the reports on Form 6-K filed with the SEC on June 23, 2016, June 27, 2016, July 6, 2016 and August 23, 2016 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to Fischer Xiaodong Chen at +(86) 571-8777-0978.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED                       , 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A: AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

among

AMBER SHINING INVESTMENT LIMITED,

POWER RICH LIMITED

and

sky-mobi limited

Dated as of August 22, 2016

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Appendix 1 – Form of Cayman Plan of Merger

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AGREEMENT AND PLAN OF MERGER, dated as of August 22, 2016 (this “Agreement”), among Amber Shining Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Power Rich Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, all of the outstanding shares of which are owned by Parent (“Merger Sub”), and Sky-mobi Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).

WHEREAS, Parent, Merger Sub and the Company intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and becoming a wholly owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) authorized and approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and consummation of the Transactions (as defined below), including the Merger and (ii) declared it advisable for Parent and Merger Sub, as the case may be, to enter into this Agreement, and Parent, as the sole shareholder of Merger Sub, has authorized and approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Transactions;

WHEREAS, the board of directors of the Company, acting upon the unanimous recommendation of the Special Committee (as defined below), has (i) determined that it is fair and advisable to, and in the best interests of, the Company and its shareholders (other than the Rollover Holders (as defined below)) to enter into this Agreement on the terms and subject to the conditions set forth herein, (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend the approval and adoption of this Agreement and the Transactions by the shareholders of the Company at the Company Shareholders’ Meeting in accordance with the Cayman Companies Law (as defined below);

WHEREAS, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Michael Song Tao, Mobi Joy Limited and Xplane Ltd. (the “Rollover Holders”) and Parent have executed a support agreement, dated as of the date hereof (the “Support Agreement”), providing that, among other things, (i) the Rollover Holders will vote all Shares, including the Company Restricted Shares (as defined below), held by them (the “Rollover Shares”) in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions in accordance with the terms set forth therein, and (ii) the Rollover Holders agree, upon the terms and subject to the conditions in the Support Agreement, to receive no consideration for the cancellation of the Rollover Shares in accordance with the terms of this Agreement, and to subscribe for newly issued shares of Parent; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, the Rollover Holders (collectively, the “Guarantors”) has executed and delivered a limited guarantee, dated as of the date hereof, in favor of the Company to guarantee the due and punctual performance and discharge of certain obligations of Parent under this Agreement (the “Limited Guarantee”);

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NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I Defined Terms

Section 1.01         Certain Defined Terms. For purposes of this Agreement:

“2015 Balance Sheet” means the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2015, including the notes thereto.

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement between the Company and a Person who has made a proposal satisfying the requirements of Section 7.03(c), which contains terms no less favorable to the Company than those contained in the Confidentiality Agreement.

“Action” means any litigation, suit, claim, action, proceeding or investigation.

“Affiliate” means, in relation to any party, any entity controlling, controlled by or under common control with, that party, whether directly or indirectly through one or more third parties, including any fund or other similar investment vehicle of which the investment manager is an entity controlling, controlled by or under common control with that party or the investment manager of that party where the party is a fund or other similar investment vehicle.

“Anticorruption Laws” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business of the Company or any of its Subsidiaries, including, without limitation, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996 and the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time.

“Beneficial Owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, the Cayman Islands, Hong Kong or the PRC.

“Buyer Group Contracts” means (a) the Support Agreement and (b) the Limited Guarantee, including all amendments thereto or modifications thereof.

“Buyer Group Parties” means, collectively, the parties to any of the Buyer Group Contracts or any of their respective Affiliates.

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“Cashed Out Restricted Shares” means such number of Company Restricted Shares owned by the individuals set forth in Section 1 of the Company Disclosure Schedule.

“Code” means Internal Revenue Code of 1986 as amended and the regulations promulgated thereunder.

“Company Board” means the board of directors of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub simultaneously with the signing of this Agreement.

“Company Incentive Plans” means the equity incentive plans of the Company for the benefit of the employees, officers, consultants and directors of the Company, including without limitation, the Company’s 2016 Share Incentive Plan and the 2010 Share Incentive Plan, each as amended and supplemented as of the date hereof.

“Company IP Agreement” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is a licensor or licensee.

“Company IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any fact, event, circumstance, change, condition or effect (any such item, an “Effect”) that (a) individually or in the aggregate with all other Effects, has had or is reasonably expected to have a material adverse effect to the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that, in the case of clause (a) only, no Effect (by itself or when aggregated or taken together with any and all other Effects) arising out of or resulting from any the following shall be deemed to be or constitute a Company Material Adverse Effect or taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes in general business, economic, political or financial market conditions; (ii) changes or modifications in IFRS or regulatory accounting requirements or changes in Laws (or in each case any interpretation thereof) after the date hereof; (iii) changes that are the result of factors generally affecting the principal industries in which the Company and its Subsidiaries operate; (iv) the public disclosure or announcement of this Agreement or the Transactions, the consummation of the Transactions or the announcement of the execution of this Agreement or the identity of Parent , Merger Sub or any of their respective Affiliates (other than, for the avoidance of doubt, the Company or any its Subsidiaries), including any shareholder litigation or other legal proceeding relating to this Agreement; (v) any change in the price of the Shares or trading volume as quoted on NASDAQ (it being understood that the underlying cause of such change in share price or trading volume may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God, natural disasters or epidemics; (vii) actions or omissions taken (x) as expressly required by this Agreement, (y) with the written consent of Parent, Merger Sub or the Guarantors, or (z) at the written request of Parent, Merger Sub or the Guarantors; (viii) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred); (ix) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, employees, or investors arising out of the execution, delivery or performance of this Agreement, the consummation of the Transactions or the announcement of any of the foregoing; or (x) any material breach of this agreement by Parent or Merger Sub; provided further, that the Effects set forth in clauses (i), (ii) and (iii) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or reasonably would be expected to occur if and to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the principal industries and geographic markets in which the Company and its Subsidiaries conduct their businesses, or (b) would prevent or materially delay the consummation of the Transactions by the Company or otherwise prevent or materially delay the Company from performing its obligations under this Agreement.

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“Company Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority held by the Company or any of its Subsidiaries.

“Company Recommendation” means the recommendation of the Company Board that the shareholders of the Company approve and adopt this Agreement and the Transactions.

“Company Restricted Share” means each restricted share of the Company granted under the Company Incentive Plans.

“Company Shareholder Approval” means the approval and adoption of this Agreement and the Transactions (including the Merger) at the Company Shareholders’ Meeting by the affirmative vote of shareholders representing two-thirds or more of the outstanding Shares (including Company Restricted Shares and Shares represented by ADSs) present and voting in person or by proxy as a single class at the Company Shareholders’ Meeting.

“Company Shareholders’ Meeting” means the general meeting of the Company’s shareholders (including any adjournments thereof) to be held to consider the approval and adoption of this Agreement and the Merger.

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“Competing Transaction” means any transaction or series of related transactions (other than the Transactions) that constitute or may reasonably be expected to lead to (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company (or any Key Subsidiary); (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 20% of the gross revenue, operating income, EBITDA or fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 20% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company or any of its Subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any Person (other than Parent and its Affiliates) becoming the beneficial owner of more than 20% of any class of equity securities of the Company or any of its Subsidiaries; (e) any other transaction the consummation of which would be reasonably likely to, prevent or materially delay, interfere with or impede the Merger or any Transaction, or (f) any combination of the foregoing.

“Competing Transaction Agreement” means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to, or which may reasonably be expected to lead to, any Competing Transaction (other than an Acceptable Confidentiality Agreement).

“Confidentiality Agreement” means the confidentiality agreement, dated July 8, 2016, between the Rollover Holders and the Company.

“Contract” shall mean any note, bond, mortgage, indenture, Lease, license, permit, concession, franchise, contract, agreement, arrangement, power of attorney, written understanding, plan or other instrument, right or obligation.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Dissenting Shares” means the Shares that are issued and outstanding immediately prior to the Effective Time and are owned by the Dissenting Shareholders.

“Dissenting Shareholders” means the holders of Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Cayman Companies Law.

“Encumbrances” means mortgages, pledges, liens, security interests, licenses, conditional and installment sale agreements, encumbrances, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any options, rights of first refusal or rights of first offer.

“End Date” means May 22, 2017.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

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“Excluded Shares” means, collectively, (i) the Rollover Shares, and (ii) the Shares held by Parent, the Company or any of their Subsidiaries, in each case, including such Shares represented by ADSs.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a party hereto and its Affiliates) actually incurred or accrued by a party hereto or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under anti-trust, anti-monopoly law or other applicable Law and all other matters related to the closing of the Merger and the other Transactions.

“Financing Sources” means the parties (other than the Rollover Shareholders) to the Debt Commitment Letter as in effect from time to time and any joinder agreements, indentures or credit agreements entered into pursuant thereto.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Hazardous Substances” means any chemical, pollutant, waste or substance that is defined and regulated under any Environmental Law as hazardous, acutely hazardous or toxic.

“IFRS” means the international financial reporting standards promulgated by the International Accounting Standards Board in effect from time to time applied consistently throughout the periods involved.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (b) all obligations of such Person for the deferred purchase of property or services; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person as lessee under Leases that have been or should be, in accordance with IFRS, recorded as capital leases; (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed (or in effect guaranteed) directly or indirectly in any manner by such Person, and (g) all Indebtedness of others referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

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“Intellectual Property” means all proprietary rights in: (a) patents, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs, community designs and other designs; (b) Trademarks; (c) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto; (d) confidential and proprietary information, including trade secrets, know-how and invention rights; (e) rights of privacy and publicity; and (f) registrations, applications, renewals and extensions for any of the foregoing in clauses (a)-(e).

“Key Subsidiary” means any Subsidiary whose business constitutes 20% or more of the gross revenue, operating income, EBITDA or fair market value of the assets of the Company and its Subsidiaries, taken as a whole.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, after reasonable due inquiry, of the officers listed in the Company Disclosure Schedule.

“Knowledge of Parent” or “Parent’s Knowledge” means the actual knowledge, after reasonable due inquiry, of any director of Parent.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

“NASDAQ” means the NASDAQ Global Select Market.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Owned Intellectual Property” means all Intellectual Property owned by, or purported to be owned by the Company or any of its Subsidiaries.

“Parent Board” means the board of directors of Parent.

“Parent Ordinary Share” means the ordinary shares, par value US$0.00005 per share, of Parent.

“Parent Termination Fee” means an amount in cash equal to US$2,000,000.

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“Permitted Encumbrances” means: (i) Encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, material men’s or other Encumbrances or security interests arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) Leases (other than capital leases and leases underlying sale and leaseback transactions); (iv) Encumbrances imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business, (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; (ix) outbound non-exclusive license agreements and non-disclosure agreements entered into in the ordinary course of business; (x) limitations or restrictions on transfers imposed by the Securities Act, blue sky laws and comparable foreign laws governing securities, provided that there is no material violation thereunder that has resulted in such limitations or restrictions; and (xi) any other Encumbrances that have been incurred or suffered in the ordinary course of business and that would not have a Company Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Subsidiary” means any Subsidiary of the Company organized under the Laws of the PRC.

“Redacted” means, with respect to any fee letter from a Financing Source, redactions relating to fee amounts, “market flex” provisions and other commercially sensitive provisions, provided that such redactions do not relate to any terms that would adversely affect in any material respect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing.

“Remedial Action” means all actions, including, without limitation, any capital expenditures, required by a Governmental Authority, or required under or taken pursuant to any Environmental Law, to (i) clean up, remove, treat, or in any other way, ameliorate or address any Hazardous Substances or other substance in the indoor or outdoor environment; (ii) prevent the release or threat of release, or minimize the further release of any Hazardous Substances so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a release; or (iv) bring the applicable party into compliance with any Environmental Law.

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“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, Financing Sources (only in the case of Parent and Merger Sub), advisors, agents and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means each of the officers, employees, directors and independent contractors of the Company and each of its Subsidiaries.

“Software” – means any and all computer software and programs (in object code and source code form), firmware, middleware, applications, tools, API’s, web widgets, and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Special Committee” means a committee of the Company Board consisting of two members of the Company Board that are not affiliated with Parent or Merger Sub and are not members of the Company’s management.

“Subsidiary” or “Subsidiaries” of any specified Person means any other Person of which stock or other equity interests having ordinary voting power to elect more than fifty percent (50%) of the board of directors or other governing body are owned directly or indirectly by such specified Person. For the avoidance of doubt, Subsidiaries of the Company include the variable interest entities that are part of the Company Group.

“Superior Proposal” means an unsolicited written bona fide offer or proposal made by a third party with respect to a Competing Transaction on terms and conditions that the Company Board determines, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, and taking into account all legal, financial and regulatory and other aspects of the proposal and any changes to the terms of this Agreement proposed by Parent in response to such offer or proposal or otherwise, to be more favorable, including from a financial point of view, to the shareholders of the Company than the Merger and reasonably expected to be consummated; provided, however, that no offer or proposal shall be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction. For purposes of the definition of “Superior Proposal”, each reference to “20%” in the definition of “Competing Transaction” shall be replaced with “50%”.

“Tax” or “Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, to the extent the foregoing are in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (c) license, registration and documentation fees; and (d) customs duties, tariffs and similar charges.

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“Tax Return” shall mean any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means an amount in cash equal to US$1,000,000.

“Trademarks” means trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“US$” or “$” means the legal currency of the United States of America.

Section 1.02         Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
ADS	Section 3.01(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.03(c)
Alternative Financing	Section 7.15(a)
Alternative Financing Agreement	Section 7.15(a)
Alternative Financing Source	Section 7.15(a)
Applicable Merger Consideration	Section 3.01(e)
Articles of Association	Section 2.05
Bankruptcy and Equity Exception	Section 4.04
Cayman Companies Law	Section 2.01
Cayman Plan of Merger	Section 2.03
Change in the Company Recommendation	Section 7.03(c)
Closing	Section 2.02
Closing Date	Section 2.02
Company	Preamble
Company Affiliate	Section 4.06(b)
Company Group	Section 10.06(a)
Company Intellectual Property	Section 4.14(b)
Company Restricted Share Consideration	Section 3.02(d)
Company SEC Reports	Section 4.07(a)
Company Stock Awards	Section 4.03(b)
Company Stock Option	Section 3.02(a)
D & O Insurance	Section 7.05(c)
Damages	Section 7.05(b)

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Debt Commitment Letter	Section 5.08(a)
Debt Financing	Section 5.08(a)
Deposit Agreement	Section 3.03(m)
Depositary	Section 3.03(m)
Dispute	Section 10.08(b)
Effective Time	Section 2.03
Environmental Law	Section 4.16
Environmental Permits	Section 4.16
Exchange Fund	Section 3.03(a)
Financial Advisor	Section 4.20
Financing	Section 5.08(a)
Government Official	Section 4.06(b)
Guarantors	Recitals
Improvements	Section 4.13(d)
Indemnified Parties	Section 7.05(a)
HKIAC	Section 10.08(b)
HKIAC Rules	Section 10.08(b)
Leased Real Property	Section 4.13(b)
Lender	Section 5.08(a)
Limited Guarantee	Recitals
Material Contracts	Section 4.17
Maximum Annual Premium	Section 7.05(c)
Merger	Recitals
Merger Consideration	Section 3.03(a)
Merger Sub	Preamble
Notice of Superior Proposal	Section 7.03(d)
Notice Period	Section 7.03(d)
Parent	Preamble
Paying Agent	Section 3.03(a)
Parent Group	Section 10.06(a)
Per Share Merger Consideration	Section 3.01(b)
Per ADS Merger Consideration	Section 3.01(b)
Plan	Section 4.11
Proxy Statement	Section 4.05(b)
Real Property Leases	Section 4.13(b)
Record Date	Section 7.02(b)
Registrar	Section 2.03
Restraint	Section 8.01(b)
Revised Transaction Proposal	Section 7.03(d)
Rollover Holders	Recitals
Rollover Shares	Recitals
Schedule 13E-3	Section 7.01(b)
Shares	Section 3.01(b)
Share Certificates	Section 3.03(c)
Support Agreement	Recitals
Surviving Corporation	Section 2.04

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Takeover Statute	Section 4.22
Uncertificated Shares	Section 3.03(c)
Vested Company Option Consideration	Section 3.02(a)
Unvested Company Option Consideration	Section 3.02(b)

Section 1.03         Interpretation Headings. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article, Section, Exhibit, Appendix or Schedule, such reference is to an Article or Section of, or Exhibit, Appendix or Schedule to, this Agreement unless otherwise indicated. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made available or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to its successors and permitted assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.

Article II THE MERGER

Section 2.01         The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Companies Law (2013 Revision) of the Cayman Islands (the “Cayman Companies Law”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.

Section 2.02         Closing. Unless otherwise mutually agreed in writing between the Company, Merger Sub, and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, Unit 1301, Tower 1, China Central Place, No. 81 Jianguo Road, Chaoyang District, Beijing, 100025, PRC at 10:00 a.m. (Beijing time), within ten (10) days following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) shall be satisfied or waived in accordance with this Agreement, unless another date, time or place is agreed to in writing by Parent and the Company (such date being the “Closing Date”).

Section 2.03         Effective Time. On the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Cayman Plan of Merger”) in substantially the form contained in Appendix 1 hereto and the parties hereto shall file the Cayman Plan of Merger and such other documents as required by the Cayman Companies Law with the Registrar of Companies of the Cayman Islands (the “Registrar”) as provided in Section 233 of the Cayman Companies Law. The Merger shall become effective at the time when the Cayman Plan of Merger is registered by the Registrar or at such other subsequent date or time agreed by Parent, Merger Sub and the Company and specified in the Cayman Plan of Merger in accordance with the Cayman Companies Law (the “Effective Time”).

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Section 2.04         Effect of the Merger. At the Effective Time, the Merger shall have the effects specified in this Agreement, the Cayman Plan of Merger and the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”), become a wholly owned subsidiary of Parent, and shall succeed to and assume all the undertakings, property, assets, rights, privileges, immunities, powers, franchises, debts, liabilities, duties and obligations of Merger Sub and the Company in accordance with the Cayman Companies Law. The Merger shall have the effects specified in the Cayman Companies Law.

Section 2.05         Memorandum and Articles of Association. At the Effective Time, the memorandum of association and articles of association of Merger Sub then in effect shall be the memorandum of association and articles of association (the “Memorandum and Articles”) of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; provided that at the Effective Time, (a) Clause 1 of the memorandum of association of the Surviving Corporation shall be amended to read as follows: “The name of the Company is “Sky-mobi Limited” and the articles of association of the Surviving Corporation shall be amended to refer to the name of the Surviving Corporation as “Sky-mobi Limited,” (b) references therein to the authorized share capital of the Surviving Corporation shall be amended to refer to the correct authorized capital of the Surviving Corporation as approved in the Plan of Merger, if necessary, and (c) the memorandum and articles of association of the Surviving Corporation will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than as set forth in the memorandum and articles of association of the Company as in effect on the date hereof, subject to and in accordance with Section 7.05(a).

Section 2.06         Directors. The parties hereto shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Memorandum and Articles.

Section 2.07         Officers. The parties hereto shall take all actions necessary so that the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Memorandum and Articles. For the avoidance of doubt, Section 2.06 and Section 2.07 are for the sole benefit of the parties to this Agreement and nothing set forth in Section 2.06 or Section 2.07 herein, expressed or implied, is intended or shall be construed to (a) constitute a guarantee of employment, (b) confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement, or (c) constitute an amendment or modification of any plan or Company Incentive Plan.

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Article III

conversion of securities; merger consideration

Section 3.01         Conversion of Securities. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any security of the Company:

(a)          Securities of Merger Sub. Each share, par value US$0.00005 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.00005 per share, of the Surviving Corporation. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Corporation and this will be reflected in the register of members of the Surviving Corporation.

(b)          Merger Consideration. Each ordinary share, par value US$0.00005 per share, of the Company (a “Share” or, collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, Dissenting Shares and the Shares represented by ADSs, shall be cancelled in exchange for the right to receive US$0.275 in cash per Share without interest (the “Per Share Merger Consideration”). Each American Depositary Share, representing eight (8) Shares (an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares) shall be cancelled in exchange for the right to receive an amount in cash equal to US$2.2 without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement (as defined below). In the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail. The register of members of the Company will be amended accordingly.

(c)          Cancellation of Shares. At the Effective Time, all of the Shares, including the Shares represented by ADSs, shall cease to be outstanding, shall be cancelled and shall cease to exist and the register of members of the Company will be amended accordingly. Each Share, including the Shares represented by ADSs, (other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive, as applicable, the Per Share Merger Consideration or the Per ADS Merger Consideration, in each case without interest, and each Dissenting Share shall thereafter represent only the right to receive the applicable payments set forth in Section 3.03(f). At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each of the Excluded Shares issued and outstanding immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto and the register of members of the Company will be amended accordingly.

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(d)          Dissenting Shares. For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall have failed to exercise or who effectively shall have withdrawn or lost their dissenter rights under Section 238 of the Cayman Companies Law shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be deemed to have been cancelled, as of the Effective Time, in consideration for the right of the holder thereof to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 3.03. Parent shall promptly deposit or cause to be deposited with the Paying Agent into the Exchange Fund any additional cash in immediately available funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have failed to exercise or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the Cayman Companies Law.

(e)          Certain Adjustments. Notwithstanding any provision of this Article III, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, solely by reason of any share dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction with respect to Shares (but excluding, for the avoidance of doubt, the granting or other issuance of Company Stock Options or Company Restricted Shares), the Per Share Merger Consideration and Per ADS Merger Consideration (as the case may be, the “Applicable Merger Consideration”) shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction with respect to Shares and to provide to the holders of Shares (including Shares represented by ADSs) the same economic effect as contemplated by this Agreement prior to such action.

Section 3.02         Treatment of Options and Other Equity-Based Awards.

(a)          Vested Options. At the Effective Time, each option to purchase Shares granted under the Company Incentive Plans (each, a “Company Stock Option”) that is vested and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right of the holder of such vested Company Stock Option to receive cash, without interest, in the amount equal to the product of: (i) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option (the “Vested Company Option Consideration”); provided, that, if the exercise price per Share of any such Company Stock Option is equal to or greater than the Per Share Merger Consideration, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof.

(b)          Unvested Options. At the Effective Time, each Company Stock Option that is unvested and outstanding immediately as of the Effective Time shall be cancelled and converted into the right of the holder of such unvested Company Stock Option to receive deferred cash payments, without interest, in an amount equal to the Vested Company Option Consideration, which cash amount will be payable by the Surviving Corporation subject to and in accordance with the vesting schedule and other terms and conditions applicable to such unvested Company Stock Option as in effect immediately prior to the Effective Time (the “Unvested Company Option Consideration”) provided, however that any payment under this Section 3.02(b) shall be made within twenty (20) days of the applicable vesting date.

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(c)          Cashed Out Restricted Shares. At the Effective Time, each Cashed Out Restricted Share shall be cancelled in exchange for the right to receive the Per Share Merger Consideration, without interest.

(d)          Company Restricted Shares. At the Effective Time, except for the Cashed Out Restricted Shares and the Rollover Shares, each Company Restricted Share shall be cancelled and converted into the right of the holder of such Company Restricted Share to receive deferred cash payments, without interest, in an amount equal to the Per Share Merger Consideration, which cash amount will be payable by the Surviving Corporation subject to and in accordance with the vesting schedule and other terms and conditions applicable to such Company Restricted Share as in effect immediately prior to the Effective Time (the “Company Restricted Share Consideration”), provided, however that any payment under this Section 3.02(d) shall be made within twenty (20) days of the applicable vesting date.

(e)          Prior to the Effective Time, the Company shall deliver all notices, if any, that are required under the Company Incentive Plans and applicable Law (which notices shall have been approved by Parent, in its reasonable discretion) to each holder of Company Stock Options and each holder of Company Restricted Shares setting forth each holder’s rights pursuant to the respective Company Incentive Plan, stating that such Company Stock Option or Company Restricted Share, respectively, shall be treated in the manner set forth in this Section 3.02.

(f)          At the Effective Time, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay (i) to each holder of vested Company Stock Options, the applicable Vested Company Option Consideration pursuant to Section 3.02(a) above (less any applicable withholding taxes payable in respect thereof), and (ii) to each holder of Cashed Out Restricted Shares, the applicable Per Share Merger Consideration pursuant to Section 3.02(c) above (less any applicable withholding taxes payable in respect thereof), in each case as promptly as practicable (and in no event later than the next regular payroll date) thereafter.

(g)          Parent shall pay by wire transfer of funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay (i) to each holder of unvested Company Stock Options the applicable Unvested Company Option Consideration (less any applicable withholding taxes payable in respect thereof) pursuant to Section 3.02(b), and (ii) to each holder of Company Restricted Shares (excluding the Rollover Shares and Cashed Out Restricted Shares), the applicable Company Restricted Share Consideration (less any applicable withholding taxes payable in respect thereof) pursuant to Section 3.02(d).

(h)          The Company, acting through the Company Board or the compensation committee of the Company Board, as applicable, shall take all actions that are reasonably necessary to ensure that, as of the Effective Time, (i) the Company Incentive Plans shall terminate and (ii) no holder of a Company Stock Option or Company Restricted Share or any participant in any Company Incentive Plans or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the rights contemplated by this Section 3.02 in cancellation and settlement thereof.

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Section 3.03         Exchange of Share Certificates.

(a)          Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company selected by Parent (which shall be reasonably satisfactory to the Company) to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 3.01(b) and Section 3.01(d) (collectively, the “Merger Consideration”). At or prior to the Effective Time, or in the case of payments pursuant to Section 3.01(d), when ascertained pursuant to Section 3.01(d), Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and ADSs, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b)          Investment of Exchange Fund. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that if Parent directs the Paying Agent to invest the Exchange Fund, such investments shall be in (i) obligations of or guaranteed by the U.S. or any agency or instrumentality thereof and backed by the full faith and credit of the U.S., in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (ii) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment, or (iii) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding US$1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the Merger Consideration shall be returned to the Surviving Corporation or Parent (as directed by Parent) in accordance with Section 3.03(g). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment for the Merger Consideration then outstanding, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration then outstanding.

(c)          Exchange Procedures. Promptly after the Effective Time (and in any event within five (5) Business Days), Parent shall cause the Paying Agent to mail to each registered holder of Shares (other than the holders of Excluded Shares and Dissenting Shares) (i) a letter of transmittal in customary form for a Cayman Islands incorporated company specifying the manner in which the delivery of the Exchange Fund to registered holders of the Shares (other than the holders of Excluded Shares and Dissenting Shares) shall be effected, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree; and (ii) instructions for effecting the surrender of share certificates, if any, representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.03(i)) in exchange for the Per Share Merger Consideration. Upon surrender of any Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.03(i)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, each registered holder of Shares represented by such Share Certificate and each registered holder of Shares which are not represented by a Share Certificate (“Uncertificated Shares”) shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.03(i)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, subject to any required tax withholding or deduction as provided in Section 3.03(j) below, and any Share Certificate so surrendered shall forthwith be marked as cancelled. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the Share Certificate may be issued to such transferee if the Share Certificates (if any) which immediately prior to the Effective Time represented such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

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(d)          Depositary. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable (but in no event later than five (5) Business Days) following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs, after deducting any fees, including ADS cancellation fees, charges and expenses due to or incurred by the Depositary as provided in this Section 3.03(d), and subject to any necessary tax withholding or deductions as provided in Section 3.03(j) below. The holders of ADSs shall bear any applicable fees, charges and expenses due to or incurred by the Depositary, including any government charges due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs, including applicable ADS cancellation fees and any such fees, charges and expenses due to or incurred by the Depositary shall be treated for all purposes of this Agreement as having been paid to the holders of ADSs.

(e)          Transfer Books; No Further Ownership Rights. The Per Share Merger Consideration paid in respect of the Shares (including upon the surrender for exchange of Share Certificates or for Uncertificated Shares), and the Per ADS Merger Consideration paid in respect of the ADSs, in each case, in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Share Certificates or Uncertificated Shares and the ADSs, and at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Share Certificates or Uncertificated Shares that evidenced ownership of Shares outstanding immediately prior to the Effective Time and ADSs outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares and ADSs, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Share Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, such Share Certificate shall be cancelled and except for the Excluded Shares and Dissenting Shares, exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate is entitled pursuant to this Article III.

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(f)          Dissenter’s Rights. No Person who has validly exercised their appraisal rights pursuant to Section 238 of the Cayman Companies Law shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s appraisal rights under the Cayman Companies Law. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 238 of the Cayman Companies Law with respect to Dissenting Shares owned by such Dissenting Shareholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal and any other instruments served pursuant to applicable Law that are received by the Company relating to its shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. In the event that any written notices of objection to the Merger are served by any shareholder of the Company pursuant to Section 238(2) of the Cayman Companies Law, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Transactions on such shareholders pursuant to Section 238(4) of the Cayman Companies Law within twenty (20) days of obtaining the Company Shareholder Approval at the Company Shareholders’ Meeting.

(g)          Untraceable and Dissenting Shareholders. Remittances for the Applicable Merger Consideration shall not be sent to the holders of the Shares and ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as the case may be, of their current contact details prior to the Effective Time. A holder of the Shares or the ADSs will be deemed to be untraceable if (i) such Person has no registered address in the register of members (or branch register) maintained by the Company or the Depositary, as applicable; or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company, a check payable to such person either (a) has been sent to such person and has been returned undelivered or has not been cashed; or (b) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case, no valid claim in respect thereof has been communicated in writing to the Company; or (iii) notice of the Company Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to holders of Dissenting Shares and shareholders of the Company who are untraceable shall be returned (without duplication of any amounts held by the Paying Agent) to the Surviving Corporation on demand, and shall be held by the Surviving Corporation without interest for the benefit of holders of Dissenting Shares and the holders of the Shares and ADSs who are untraceable. Dissenting Shareholders and holders of Shares and ADSs who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Corporation.

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(h)          Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand by the Surviving Corporation. Any holder of Shares (other than Excluded Shares) and ADSs (other than ADSs representing Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Applicable Merger Consideration to which such holder is entitled pursuant to this Article III upon due surrender of its Share Certificates, if any, (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.03(i)), without any interest thereon.

(i)          Lost, Stolen or Destroyed Share Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation or by the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by the Surviving Corporation or the Paying Agent as an indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue a check to such Person in exchange for such lost, stolen or destroyed certificate in an amount equal to (x) the number of Shares formerly represented by such lost, stolen or destroyed Share Certificate multiplied by (y) the Per Share Merger Consideration, but subject to any required tax withholding or deduction as provided in Section 3.03(j) below.

(j)          Withholding Rights. Each of the Surviving Corporation, Parent, the Paying Agent and the Depositary shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by the Surviving Corporation, Parent, the Paying Agent or the Depositary, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, ADSs, Company Stock Options, or Company Restricted Shares to whom such amounts would otherwise have been paid.

(k)          No Liability. None of the Surviving Corporation, the Rollover Holders, Parent, the Paying Agent, the Depositary, or any other Person shall be liable to any former holder of Shares (including Shares represented by ADSs) for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(l)          Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the Cayman Companies Law, and the Per ADS Merger Consideration represents the fair value of ADSs for the purposes of Section 238(8) of the Cayman Companies Law.

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(m)          Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to Citibank, N.A. (the “Depositary”) to terminate the deposit agreement, dated as of December 15, 2010 (as amended) between the Company, the Depositary and all holders from time to time of ADSs issued thereunder (as amended, the “Deposit Agreement”) in accordance with its terms.

(n)          No Further Dividends. No dividends or other distributions with respect to share capital of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Share Certificates.

Section 3.04         Treatment of Company Incentive Plans. At or prior to the Effective Time, the Company, acting through the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any actions that are reasonably necessary to terminate all Company Incentive Plans and any relevant award agreements applicable to the Company Incentive Plans. The Company shall not grant any awards under the Company Incentive Plans and shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to issue Shares or other share capital of the Surviving Corporation to any Person pursuant to or in settlement of any awards granted under the Company Incentive Plans prior to the Effective Time.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, except (a) as set forth in the corresponding section of the Company Disclosure Schedule (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure) and (b) as disclosed in the Company SEC Reports filed prior to the date of this Agreement (excluding any risk factors contained under the heading “Risk Factors” or any disclosure of risks included in any “forward looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature, in each case, other than specific factual information contained therein, and only to the extent reasonably apparent in the Company SEC Reports that such disclosed item is an event, item or occurrence that would otherwise constitute a breach of a representation or warranty set forth in this Article IV), which shall not be qualified by any disclosure made in the Company SEC Reports, or (c) for any matters with respect to which any director of Parent or Merger Sub has actual knowledge, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.01         Organization and Qualification; Subsidiaries.

(a)          Each of the Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where, the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation or other legal entity to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

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(b)          A true and complete list of all the Subsidiaries of the Company as of the date hereof, identifying the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of the outstanding share capital or other equity or similar interests of each such Subsidiary owned or held by the Company and each of its other Subsidiaries is set forth in Section 4.01(b) of the Company Disclosure Schedule. Except as set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, or otherwise control any corporation, partnership, joint venture or other business association or entity.

Section 4.02         Memorandum and Articles of Association. The memorandum and articles of association, bylaws or other equivalent organizational documents, as applicable, of each of the Company and its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its memorandum and articles of association, bylaws or equivalent organizational documents, as applicable, in each case in any material respect.

Section 4.03         Capitalization

(a)          The authorized share capital of the Company consists of 20,000,000,000 Shares of a nominal or par value of US$0.00005 each. As of the date of this Agreement, 237,502,728 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, including such number of Company Restricted Shares as disclosed in Section 4.03(b) of the Company Disclosure Schedule. Section 4.03(a) of the Company Disclosure Schedule sets forth the number of Shares that are reserved for issuance pursuant to the Company Incentive Plans. Except as set forth above in this Section 4.03(a) and Section 4.03(b) of the Company Disclosure Schedule, there are no (x) options, warrants, restricted stock units, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any share capital of the Company or any of its Subsidiaries, (y) outstanding restricted share units, options or share appreciation rights or any other awards granted under the Company Incentive Plans, or (z) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any share capital or other securities of the Company or any of its Subsidiaries (other than the acquisition by the Company of its securities in connection with the forfeiture of Company Stock Awards outstanding on the date hereof or the acquisition by the Company of its securities in connection with the net exercise of Company Stock Awards outstanding on the date hereof, in each case in accordance with their terms on the date hereof). All outstanding Company Stock Options and Company Restricted Shares have been issued in compliance in all material aspects with all applicable Laws and all requirements set forth in the Company Incentive Plans.

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(b)          Section 4.03(b) of the Company Disclosure Schedule sets forth a true and complete list of all holders, as of the date of this Agreement, of outstanding Company Stock Options, Company Restricted Shares and other similar rights to purchase or receive Shares or similar rights granted under the Company Incentive Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof.         Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Stock Option is no less than the fair market value of a Share as determined on the date of grant of such Company Stock Option. To the extent not filed with the SEC, the Company has made available to Parent true and complete copies of all Company Incentive Plans and the standard forms of stock option agreements evidencing outstanding Company Stock Options.

(c)          As of the date of this Agreement, the Company does not have any outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote.

(d)          All outstanding share capital of, or other equity interest in, each Subsidiary wholly owned by the Company is (i) duly authorized, validly issued, fully paid and non-assessable, (ii) owned by the Company or another of its wholly owned Subsidiaries free and clear of all Encumbrances and (iii) not subject to any outstanding contractual obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share capital or other equity interests. All outstanding share capital or other equity interest that are directly or indirectly controlled by the Company (contractually or otherwise) in each Subsidiary that is not wholly owned by the Company is (x) duly authorized, validly issued, fully paid and non-assessable, (y) owned by the record holders thereof free and clear of all Encumbrances (except for the Encumbrances for the benefit of the Company or a Subsidiary directly or indirectly wholly owned by the Company) and (z) not subject to any outstanding contractual obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share capital or other equity interests.

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Section 4.04         Authority Relative to This Agreement

(a)          The Company has all necessary power and authority to execute and deliver this Agreement and, subject to receipt of the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the approval of this Agreement and the Transactions, including the Merger, obtaining the Company Shareholder Approval and filing of the Cayman Plan of Merger and related documents as required by the Cayman Companies Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding at law or in equity (the ”Bankruptcy and Equity Exception”) and may be limited to the extent that a provision in this Agreement and any document entered into by the Company in connection with this Agreement which purports to restrict the statutory powers of the Company may be unenforceable.

(b)          The Company Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in a manner adverse to Parent, has (i) approved and declared advisable the Merger, the other Transactions and this Agreement, in each case on the terms and subject to the conditions set forth therein; (ii) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its shareholders (other than the Rollover Holders); (iii) resolved to recommend the approval and adoption of this Agreement, and directed that this Agreement be submitted for approval, by the shareholders of the Company at the Company Shareholders’ Meeting; and (iv) taken all such other actions as may be required to be taken by the Company Board to effect the Transactions.

(c)          The only vote of the holders of any class or series of share capital of the Company necessary to approve and adopt this Agreement and the Merger is the Company Shareholder Approval.

Section 4.05         No Conflict; Required Filings and Consents

(a)          The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Merger, will not, (i) conflict with or violate the memorandum and articles of association or other equivalent organizational documents of the Company or any of its Subsidiaries; (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained or taken and all filings and obligations described in Section 4.05(b) have been made or satisfied, and assuming receipt of the Company Shareholder Approval, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or (iii) except as set forth in Section 4.05(a) of the Company Disclosure Schedule, violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any property or asset of the Company or any of its Subsidiaries pursuant to any Contract or Company Permit to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

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(b)          Other than filings and/or notices required for (i) compliance with the applicable requirements, if any, of the Securities Act, Exchange Act and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of the Schedule 13E-3, the furnishing of a Form 6-K with the proxy statement relating to the Merger (including any amendment or supplement thereto, the “Proxy Statement”), and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the SEC, if any, on such documents), (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Cayman Plan of Merger and related documentation with the Registrar pursuant to the Cayman Companies Law and (iv) where the failure to obtain such consents, approvals, clearance, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions.

(c)          The information supplied by the Company for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Company Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of this Agreement by the shareholders of the Company, as amended or supplemented from time to time and including any document incorporated by reference therein, shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Company Shareholders’ Meeting or, in the case of the Schedule 13E-3, on the date it (and any amendment or supplement to it) is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company does not make any representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent and/or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 4.06         Permits; Compliance.

(a)          Since January 1, 2013, the business of each of the Company and its Subsidiaries is, and has been, conducted in compliance in all material respects with all Laws applicable to the Company or such Subsidiary or by which any property, asset or right of the Company or such Subsidiary is bound, except for any such non-compliance that would not have a Company Material Adverse Effect; (ii) the Company is in compliance in all material respects with the applicable listing, corporate governance and other rules and regulations of NASDAQ, (iii) each of the Company and its Subsidiaries is in possession of all Company Permits necessary for the ownership, use, occupancy and operation of its assets and properties and the lawful conduct of its business as it is now being conducted, except where the failure to possess any such Company Permit would not have a Company Material Adverse Effect; and (iv) each of the Company and its Subsidiaries is in compliance with the terms of such Company Permits, all such Company Permits are valid and in full force and effect, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened and no such Company Permit shall cease to be effective as a result of the Transactions, except, in each case, for any such non-compliance, suspension, cancellation or ceasing of effectiveness that would not have a Company Material Adverse Effect.

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(b)          None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Company’s directors, executive officers, employees, agent or other person acting for or on behalf of the Company or any Subsidiary, other than any Buyer Group Party (each, a “Company Affiliate” has (i) violated any Anticorruption Law in any material respect or made any bribe, influence payment, kickback, payoff, or any other type of payment, in each case, that would be unlawful under any applicable Anticorruption Law or (ii) offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any officer, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), or to any candidate for political office (each, a “Government Official”) for the purpose of (1) improperly influencing any act or decision of such Government Official in his official capacity, (2) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (3) securing any improper advantage, or (4) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Authority, in each case, in order to assist the Company, any of its Subsidiaries or any Company Affiliate in obtaining or retaining business for or with, or in directing business to, any Person.

Section 4.07         SEC Filings; Financial Statements

(a)          The Company has filed, or furnished, as the case may be, all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2013 (the forms, reports, statements, schedules and other documents filed since January 1, 2013 and those filed subsequent to the date hereof, including any amendments thereto and all exhibits and schedules thereto and documents incorporated by reference therein, collectively the “Company SEC Reports”). The Company SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act and any rules and regulations promulgated thereunder applicable to the Company SEC Reports, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)          Since January 1, 2013, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of its or its Subsidiaries’ Representatives, has received any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since January 1, 2013, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

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(c)          The Company is in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Since December 31, 2013, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

(d)          Each of the consolidated financial statements included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents, or, in the case of Company SEC Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents, or in the case of Company SEC Reports filed after the date hereof, will fairly present, in all material respects, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with IFRS, Regulation S-X of the SEC and the rules and standards of the International Accounting Standards Board except as may be noted therein.

(e)          The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act is made known to the Company’s management as appropriate to allow timely decisions regarding required disclosures. To the Company’s Knowledge, there is no fraud, whether or not material, that involves the management of the Company or other employees who have a significant role in the internal controls over financial reporting utilized by the Company. To the Knowledge of the Company, there are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company which are reasonably likely to materially adversely affect the ability of the Company to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

Section 4.08         No Undisclosed Liabilities. None of the Company or any Subsidiary of the Company has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, that would be required to be recorded or reflected on a balance sheet under IFRS, except for liabilities or obligations (i) set forth in the 2015 Balance Sheet included in the Company SEC Reports, (ii) incurred after December 31, 2015, in the ordinary course of business consistent with past practice, (iii) that would not have a Company Material Adverse Effect, or (iv) incurred pursuant to the Transactions or otherwise as contemplated by this Agreement.

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Section 4.09         Absence of Certain Changes or Events. Since December 31, 2015, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any change in the financial condition, business or results of their operations or any circumstance, occurrence or development which, to the Company’s Knowledge has had or is reasonably likely to have a Company Material Adverse Effect.

Section 4.10         Absence of Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries before any Governmental Authority that has had, or would reasonably be expected to have, a Company Material Adverse Effect. None of the Company, its Subsidiaries or any material property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority or any Order of any Governmental Authority, in each case that has, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 4.11         Employee Benefit Plans.

(a)          All material benefit and compensation plans, agreements, or arrangements, whether written or oral, including, without limitation, plans and agreements to provide incentive compensation, retention payments, severance or fringe benefits, (the “Plans”) covering current or former Service Providers are listed in Section 4.11(a) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has made any plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that in each case, would materially increase the compensation or benefits provided to any employee of the Company or any Subsidiary, and since December 31, 2013, there has been no material change, amendment, modification to, or adoption of, any Plan that in each case, would have a Company Material Adverse Effect.

(b)          There is no outstanding Order against any Plan that would have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, each document prepared in connection with a Plan complies with applicable Law. Except as would not have a Company Material Adverse Effect, (i) each Plan has been operated in accordance with its terms, applicable Law, and, to the extent applicable, in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters, and (ii) to the Company’s Knowledge, no circumstance, fact or event exists that could result in any default under or violation of any Plan, and no Action is pending and served or threatened with respect to any Plan.

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(c)          Except as would not have a Company Material Adverse Effect, the Company is not obligated, pursuant to any of the Plans or otherwise, to grant any rights to acquire shares, whether in the form of options, unit awards, or otherwise to any Service Provider after the date hereof. Except as would not have a Company Material Adverse Effect, the Company does not have any obligation to gross-up, indemnify or otherwise reimburse any person for any income, excise or other tax incurred by such person pursuant to any applicable Governmental Authority related to the collection and payment of taxes.

(d)          Except as would not have a Company Material Adverse Effect, the fair market value of the assets of each funded Plan, the liability of each insurer for any Plan funded through insurance or the book reserve established for any Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Plan, and except as would not have a Company Material Adverse Effect, no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations.

Section 4.12         Labor and Employment Matters.

(a)          Neither the Company nor any of its Subsidiaries is a party to any collective bargaining, trade union or works council agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of the Company any of its Subsidiaries, and there have been no such efforts in the last five (5) years. Except for matters that would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply in any respect with the provisions of any collective bargaining, trade union or works council agreement or other labor union contract, and there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement or contract; and (ii) there are no unfair labor practice complaints pending and served against the Company or any of its Subsidiaries before any Governmental Authority or any current union representation questions involving employees of the Company or any of its Subsidiaries.

(b)          Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are currently in compliance in all respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes, and (ii) there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending and served or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before any Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries has employed or currently employs any Person. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have properly classified all current and former Service Providers for all purposes, including wage withholding and reporting and provision of benefits.

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Section 4.13         Real Property; Title to Assets

(a)          The Company and its Subsidiaries do not own any real property.

(b)          Section 4.13(b) of the Company Disclosure Schedule sets forth the address of all real property that is material to the business of the Company and its Subsidiaries in which the Company or any of its Subsidiaries holds leasehold or subleasehold estates or other rights to use or occupy, now or in the future (the “Leased Real Property”) and a true and complete list of all such leases, subleases and other agreements (and all modifications, amendments and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) (collectively, the “Real Property Leases”) with respect to the Leased Real Property. The Company has made available to Parent true, correct and complete copies of all Real Property Leases. Except as would not have a Company Material Adverse Effect, each Real Property Lease constitutes a valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect. Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

(c)          As of the date of this Agreement, except as would not have a Company Material Adverse Effect, all rent and other sums and charges payable by the Company or its Subsidiaries as tenants under each Real Property Lease are current, no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary or, to the Company’s Knowledge, the landlord, exists under any Real Property Lease and neither the Company nor any of its Subsidiaries has received any written notice or written claim from any other party to any such Real Property Leases with respect to any material breach or default thereunder.

(d)          To the Company’s Knowledge and except as would not have a Company Material Adverse Effect, (i) the Leased Real Property and all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the business of the Company and its Subsidiaries, (ii) there are no structural deficiencies or latent defects affecting any of the Leased Real Property or the Improvements, and (iii) there are no facts or conditions affecting any of the Leased Real Property or the Improvements which would materially interfere with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company and its Subsidiaries.

(e)          Except as would not have a Company Material Adverse Effect, there are no pending or, to the Company’s Knowledge, threatened, condemnation or imminent domain Actions that would affect any part of the properties or assets of each of the Company and its Subsidiaries, whether leased, subleased or owned, tangible or intangible, real, personal or mixed, in each case used or held for use in its business.

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(f)          Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Leased Real Property and Intellectual Property) used in the business of the Company and its Subsidiaries as of the date hereof, in each case free and clear of all Encumbrances, except Permitted Encumbrances.

Section 4.14         Intellectual Property.

(a)          Section 4.14(a) of the Company Disclosure Schedule sets forth a list of all Owned Intellectual Property in the form of (i) issued patents and pending patent applications, (ii) registrations of Trademarks and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) internet domain name registrations.

(b)          The Company or one of the Company Subsidiaries exclusively owns all right, title and interest in and to all material Owned Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances. The Company and each Subsidiary of the Company has valid and enforceable rights to use all material Intellectual Property used in, or necessary to conduct, the business of the Company or its Subsidiaries as it is currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances (together with the Owned Intellectual Property set forth in Section 4.14(a) of the Company Disclosure Schedule, the “Company Intellectual Property”).

(c)          Neither the Company nor any of its Subsidiaries has received written notice of any claim that it, or the business conducted by it, is infringing, diluting or misappropriating or has infringed, diluted or misappropriated any material Intellectual Property right of any Person, including any demands to license any Intellectual Property. To the Company's Knowledge, neither the Company nor any of its Subsidiaries nor the business conducted by the Company or any of its Subsidiaries since January 1, 2013 infringes, dilutes or misappropriates or has infringed, diluted or misappropriated any material Intellectual Property rights of any Person; provided that, this representation shall be subject to the Knowledge of the Company with respect to patent rights of any Person. To the Knowledge of the Company, no third party is currently infringing, diluting or misappropriating any material Intellectual Property owned by the Company or any Company Subsidiary.

(d)          To the Knowledge of the Company, all of the Owned Intellectual Property is valid and enforceable. There are no pending or, to the Knowledge of the Company, threatened, Actions by any Person challenging the validity or enforceability of, or the use or ownership by the Company or any of its Subsidiaries of, any of the material Owned Intellectual Property. No loss or expiration of any of the material Owned Intellectual Property is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms.

(e)          The Company and each Subsidiary of the Company own all right, title and interest in and to all material Intellectual Property created or developed by or for the Company or such Subsidiary of the Company, and all current or former employees, consultants, or contractors who have participated in the creation or development of any such Intellectual Property, have executed and delivered to the Company or such Subsidiary of the Company a valid and enforceable agreement (i) providing for the non-disclosure by such Person of confidential information and (ii) providing for the assignment by such Person to the Company or such Subsidiary of the Company of any material Intellectual Property developed or arising out of such Person’s employment by, engagement by or contract with the Company or such Subsidiary of the Company. To the Knowledge of the Company, none of such agreements have been breached in any material aspect.

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(f)          The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect each item of material Intellectual Property that they own.

(g)          To the Company’s Knowledge, the Company IT Assets are adequate for, and operate and perform materially in accordance with their documentation and functional specifications and otherwise as required in connection with, the current operation of the Company’s business. The Company and the Subsidiaries of the Company have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices, and to the Company’s Knowledge, no Person has gained unauthorized access to any confidential information contained in the Company IT Assets during the immediate prior three (3) years.

Section 4.15         Taxes.

(a)          Except as would not have a Company Material Adverse Effect, all income, franchise and other Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct, and complete in all material respects.

(b)          Except as would not have a Company Material Adverse Effect, all Taxes of the Company and its Subsidiaries that are due and payable (whether or not shown to be due and payable on any Tax Return) have been timely paid.

(c)          Each of the Company and its Subsidiaries has timely paid or withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority).

(d)          Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations or extension of the period, in each case that remains currently in effect, for the assessment or collection of any material Tax. No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of the Company or any of its Subsidiaries is currently in progress for which the Company received written notice thereof, and neither the Company nor any of its Subsidiaries has been notified in writing within the last six (6) years of this Agreement of any request for, or threat of, such an audit or other examination or administrative, judicial or other proceeding. No material deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority against the Company or any of its Subsidiaries in writing that has not been satisfied by payment, settled or withdrawn. No written claim has been made by a Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by such jurisdiction.

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(e)          Each of the Company’s Subsidiaries formed in the PRC has, in accordance with applicable law, duly registered with the relevant PRC Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied with all requirements imposed by such Governmental Authority in any material aspect. No submissions made to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or threatened. The Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments and will not result in the claw-back or recapture of any such Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments.

Section 4.16         Environmental Matters. Except as would not have a Company Material Adverse Effect, (a) none of the Company nor any of its Subsidiaries is in violation of any Environmental Law; (b) there have been no contaminating releases of Hazardous Substances at or on any of the properties currently owned, leased or operated by the Company or any Subsidiary of the Company (including soils and surface and ground waters); (c) none of the Company or any of its Subsidiaries is liable for any off site contamination by Hazardous Substances; (d) none of the Company or any of its Subsidiaries is liable under any Environmental Law; (e) none of the Company or any of its current or former Subsidiaries or any of their assets is subject to any Order with respect to any Remedial Action; (f) each of the Company and its Subsidiaries has all Environmental Permits required for their establishment and operation; (g) each of the Company and its Subsidiaries is in compliance with its Environmental Permits; and (h) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

As used herein, (x) the term “Environmental Permits” means all material permits, licenses and other authorizations currently required under any Environmental Law and (y) “Environmental Law” means any applicable PRC local, provincial or national Law relating to: (i) the protection of health, safety or the environment or (ii) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substances.

Section 4.17         Material Contracts. (a) For purposes of this Agreement, “Material Contracts” shall include:

(i)          any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii)         any Contract granting a right of first refusal, first offer or first negotiation;

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(iii)        any Contract involving the payment or receipt of amounts by the Company or any of its Subsidiaries of more than US$1,000,000 in any calendar year on its face, or relating to Indebtedness having an outstanding amount of more than US$1,000,000 in the aggregate;

(iv)        any Contract that is a joint venture agreement or partnership arrangement or other Contract outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any third party with a contractual value of more than US$1,000,000 in any calendar year;

(v)         any Contracts with any Governmental Authority;

(vi)        any Contract that restricts the ability of the Company or any of its Subsidiaries to compete in any line of business with any Person or entity in any geographic area and/or during any period of time;

(vii)       any Contract not yet consummated, for the acquisition or disposition, directly or indirectly (including by merger, consolidation, combination or amalgamation) of assets (other than assets purchased pursuant to capital expenditures or otherwise in the ordinary course of business) or share capital or other equity interests of another Person for aggregate consideration in excess of US$1,000,000;

(viii)      any Contract between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, that involves payments of more than US$1,000,000 in any one (1) year, other than any Contracts with respect to employment arrangements entered into the ordinary course of business;

(ix)         any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent (5%) or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act, other than any Contracts with respect to employment arrangements entered into the ordinary course of business;

(x)          any Company IP Agreement that is material to the business of the Company and its Subsidiaries, take as a whole, other than non-exclusive licenses granted to customers in the ordinary course of business, off-the-shelf agreements or any license agreements for commercially available software on standard terms;

(xi)         all Contracts that obligate the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(xii)        each Contract pursuant to which the Company or any of its Subsidiaries is bound that includes an outstanding “earn out” or other contingent payment obligation, in each case, that could result in payments in excess of US$1,000,000, other than Contracts entered into in the ordinary course of business; or

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(xiii)       any other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries taken as a whole, or the absence of which would have a Company Material Adverse Effect.

Each such Contract described in clauses (i) through (xiii) above and each such Contract that would be a Material Contract but for the exception of being filed as an exhibit to the Company SEC Reports is referred to herein as a “Material Contract.”

(b)          Except as would not have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the Company’s Knowledge, the other parties thereto, in each case subject to the Bankruptcy and Equity Exception; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s Knowledge, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract, and (iii) the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Material Contract.

Section 4.18         Insurance. The Company has made available to Parent true and correct copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries. Except as would not have a Company Material Adverse Effect, (a) all such policies, programs and arrangements are in full force and effect and are of the type and in amounts customarily carried by Persons conducting businesses similar to the Company in the PRC. To the Knowledge of the Company, there is no reasonable basis to believe that the Company or any of its Subsidiaries will not be able to (i) renew its existing insurance policies as and when such policies expire or (ii) to obtain comparable coverage from similar insurers as may be necessary to conduct its business as now conducted without a significant increase in cost. To the Knowledge of the Company and except as would not have a Material Adverse Effect, there is no threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies.

Section 4.19         Interested Party Transactions. To the Knowledge of the Company, no director, officer or other Affiliate of the Company or any of its Subsidiaries (other than any Buyer Group Party) has, directly or indirectly, (a) a material economic interest in any Person that furnishes or sells services or products that the Company or any of its Subsidiaries furnishes or sells (and such services or products are material to the Company or any of its Subsidiaries, taken as a whole); (b) a material economic interest in any Person that purchases from, or sells or furnishes to, the Company or any of its Subsidiaries, any material goods or services; or (c) any material contractual or other arrangement with the Company or any of its Subsidiaries; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 4.19.

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Section 4.20         Opinion of Financial Advisor. The Company has received the written opinion of Roth Capital Partners, LLC (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration to be received by holders of Shares (other than holders of Excluded Shares and Dissenting Shares) and the Per ADS Merger Consideration to be received by holders of ADS (other than holders of ADSs representing Excluded Shares and Dissenting Shares) is fair, from a financial point of view, to such holders and a copy of such opinion has or will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Special Committee. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement.

Section 4.21         Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and correct copy of all agreements between the Company and the Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Transactions.

Section 4.22         Takeover Statute. The Company is not a party to any shareholder rights plan or “poison pill” agreement. No “business combination,” “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation save for the Cayman Companies Law or any similar anti-takeover provision in the Company’s memorandum and articles of association (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other Transactions.

Section 4.23         No Additional Representations. Except for the representations and warranties made by the Company in Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of their respective Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent and Merger Sub acknowledges the foregoing. Neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in Article IV.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

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Section 5.01         Corporate Organization. Each of Parent and Merger Sub is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and each of Parent and Merger Sub has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 5.02         Memorandum and Articles of Association. The memorandum and articles of association or equivalent governing documents of each of Parent and the Merger Sub are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its memorandum and articles of association.

Section 5.03         Capitalization.

(a)          The authorized share capital of Parent consists of 1,000,000,000 Parent Ordinary Shares. As of the date of this Agreement, three (3) Parent Ordinary Shares are issued and outstanding, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Support Agreement, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any share capital of, or other equity interests in, Parent or Merger Sub.

(b)          The authorized share capital of Merger Sub consists of 1,000,000,000 ordinary shares, par value US$0.00005 per share, one (1) of which is issued and outstanding, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and is owned by Parent. All outstanding share capital of Merger Sub is owned by Parent free and clear of all Encumbrances except where failure to own such share capital free and clear would not, individually or in the aggregate, materially adversely affect Parent’s ability to consummate the Transactions.

Section 5.04         Authority Relative to This Agreement

(a)          Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than filing of the Cayman Plan of Merger and related documents as required by the Cayman Companies Law). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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(b)          The Parent Board, the board of directors of Merger Sub, and Parent as the sole shareholder of Merger Sub, have duly and validly approved by resolution and authorized the execution, delivery and performance of this Agreement and the consummation of the Transactions by Parent and Merger Sub, as the case may be, and taken all corporate actions required to be taken by the Parent Board, the board of directors of Merger Sub and by Parent as the sole shareholder of Merger Sub for the consummation of the Transactions. No vote or consent of the holders of any class or series of shares of Parent is necessary to approve this Agreement or the Transactions, including the Merger. The vote or consent of Parent, as the sole shareholder of Merger Sub (which has occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of shares of Merger Sub necessary to approve this Agreement and the Transactions, including the Merger.

Section 5.05         No Conflict; Required Filings and Consents

(a)          The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the memorandum and articles of association, or similar governing documents, of Parent or Merger Sub, (ii) a material breach or material violation of, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions) compliance with the matters referred to in Section 5.05(b)(i), any Law to which Parent or Merger Sub is subject, (iii) a default under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or an acceleration of Parent’s or Merger Sub’s obligations under any such Contract, or (iv) the creation of any Encumbrance (other than Permitted Encumbrances) on any properties or assets of Parent or Merger Sub, except, in the case of clause (iii) or clause (iv), for any such default, acceleration or creation as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

(b)          Other than (i) the filings and/or notices pursuant to the Securities Act, the Exchange Act (including the filing of the Schedule 13E-3, the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on the Schedule 13E-3, and the filing of a Schedule 13D with the SEC); (ii) compliance with the rules and regulations of NASDAQ, and (iii) the filing of the Cayman Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Transactions, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

Section 5.06         Absence of Litigation. As of the date hereof, there is no material Action pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order. As of the date hereof, there is no Action pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or any of the other Transactions.

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Section 5.07         Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other Transactions.

Section 5.08         Available Funds and Financing.

(a)          Parent has delivered to the Company a true and complete copy of (i) a debt commitment letter (the “Debt Commitment Letter”) from China Merchants Bank Co., Ltd., New York Branch (the “Lender”), pursuant to which the Lender has committed to provide, or cause to be provided, debt financing in the amounts set forth therein to Parent and Merger Sub for the purpose of funding the Transactions (the “Debt Financing”) and (ii) the Support Agreement (together with the Debt Financing, the “Financing”). The Debt Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent, Merger Sub and the other parties thereto, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified, and to the Knowledge of Parent, no such amendment or modification is contemplated. As of the date of this Agreement, the obligations and commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect. Parent or Merger Sub has fully paid, or will fully pay, any and all fees, if any, that are payable on or prior to the date hereof under the Debt Commitment Letter and will pay when due all other fees arising under any definitive documents in connection with the Financing (the “Financing Documents”) as and when they become due and payable thereunder. Parent has also delivered to the Company true, complete and correct copies of all executed fee letters in connection with the Debt Commitment Letter (it being understood that any such fee letter provided to the Company may be Redacted, such fee letters, the “Fee Letters”).

(b)          As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would be reasonably expected to constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other parties thereto, under the Debt Commitment Letter, or would otherwise excuse or permit the Financing Source(s) or the Rollover Holders to refuse to fund their respective obligations under the Financing documents to which each is a party. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Parent on the terms therein. The parties hereto agree that it shall not be a condition to Closing for Parent or Merger Sub to obtain the Debt Financing or the Alternative Financing.

(c)          There are no side letters or other oral or written Contracts related to the funding of the full amount of the Debt Financing to which Parent or any of its Subsidiaries is a party other than (i) as expressly set forth in the Debt Commitment Letter, and (ii) customary engagement letters and the Fee Letters.

(d)          Assuming (i) the Debt Financing is funded in accordance with the Debt Commitment Letter, and (ii) the accuracy of the representations and warranties set forth in Section 4.03, Parent and Merger Sub will have available to them, as of the Effective Time, all funds necessary for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any related Expenses required to be paid by Parent and Merger Sub in connection with the consummation of the Merger and the other Transactions.

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Section 5.09         Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed Limited Guarantee with respect to certain matters on the terms specified therein. Assuming the due authorization, execution and delivery by the Company, the Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantors, subject to the Bankruptcy and Equity Exception, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Limited Guarantee.

Section 5.10         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.11         Ownership of Company Shares. As of the date hereof, other than the Rollover Shares which will be cancelled at the Effective Time in accordance with the Support Agreement, none of Parent, Merger Sub, the Rollover Holders or any of their respective Affiliates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company.

Section 5.12         Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations, warranties, covenants and agreements of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

Section 5.13         Buyer Group Contracts. Parent has delivered to the Company a true, correct and complete copy of each of the Buyer Group Contracts. As of the date hereof, other than the Buyer Group Contracts, any other agreements or arrangements previously disclosed in a filing with the SEC and any documents or agreements solely with respect to the shareholder arrangements of Parent (or any shareholder (or equity holder) of Parent), there are (a) no side letters or other written Contracts relating to the Transactions between two or more of the following persons: each of the Rollover Holders, Parent, Merger Sub, Guarantors or any of their respective Affiliates, and (b) no written Contracts (i) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company’s or its Subsidiaries’ directors, officers, employees or shareholders, on the other hand, that relate in any way to the Transactions, (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or Per ADS Merger Consideration, (iii) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal, or (iv) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Merger.

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Section 5.14         Proxy Statement. The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Company Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of this Agreement and the Transactions by the shareholders of the Company shall not, (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Company Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 5.15         No Additional Representations. Except for the representations and warranties made by Parent and Merger Sub in this Article V, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

Article VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01         Conduct of Business by the Company Pending the Merger.

(a)          The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) as set forth in Section 6.01(a) of the Company Disclosure Schedule, (ii) as contemplated or permitted by any other provision of this Agreement or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and the Company and each of its Subsidiaries shall use their commercially reasonable efforts, consistent with past practice, to (A) preserve substantially intact their existing assets, (B) preserve substantially intact their business organization, (C) keep available the services of their current officers, employees and consultants, (D) maintain and preserve intact their current relationships with customers, suppliers, distributors, creditors and other Persons with which the Company or any of its Subsidiaries has material business relations, in each case of clauses (A)-(D), in all material respects, and (E) comply in all material respects with applicable Law.

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(b)          By way of amplification and not limitation, except as set forth in Section 6.01(b) of the Company Disclosure Schedule, as required by applicable Law, as contemplated or permitted by any other provision of this Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit its Subsidiaries, between the date of this Agreement and the Effective Time, to:

(i)          amend or otherwise change its memorandum and articles of association or other equivalent organizational documents;

(ii)         adopt a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(iii)        alter through merger, liquidation, reorganization, restructuring or in any other material fashion the corporate structure or ownership of any Key Subsidiary;

(iv)        (A) issue, sell, pledge, terminate or dispose of, (B) grant an Encumbrance on or permit an Encumbrance to exist on, or (C) authorize the issuance, sale, pledge, termination or disposition of, or granting or placing of an Encumbrance on, any share capital or other ownership interests, of the Company or any of its Subsidiaries, or any agreement, contract or instrument amounting to control over, or enabling control of, the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any share capital or other ownership interest (including any phantom interest) of the Company or any of its Subsidiaries (other than the (1) issuance of Shares upon the exercise of Company Stock Awards outstanding on the date hereof in accordance with their terms as in effect on such date, (2) the termination or disposition of Company securities as required to comply with any Company Incentive Plan or Plan in effect on the date of this Agreement; and (3) the transfer or other disposition of securities between or among the Company and its direct or indirect wholly-owned Subsidiaries;

(v)         (A) sell, pledge or dispose of, (B) grant an Encumbrance on or permit an Encumbrance to exist on, or (C) authorize the sale, pledge or disposition of, or granting or placing of an Encumbrance on, any material assets of the Company or any of its Subsidiaries having a current value in excess of US$2,000,000 in the aggregate, except (1) in the ordinary course of business and in a manner consistent with past practice or (2) ) any sale, pledge or disposition of securities between or among the Company and its direct or indirect wholly-owned Subsidiaries;

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(vi)        declare, set aside, make or pay any dividend or other distribution, payable in cash, share, property or otherwise, with respect to any of its share capital, except for dividends by any of the Company’s direct or indirect wholly owned Subsidiaries to the Company or any of its other wholly owned Subsidiaries;

(vii)       adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital, other than (A) the acquisition by the Company of its securities in connection with the forfeiture of Company Stock Awards outstanding on the date hereof, in accordance with their terms on the date hereof, or (B) the acquisition by the Company of its securities in connection with the net exercise of Company Stock Awards outstanding on the date hereof, in accordance with their terms on the date hereof;

(viii)      (A) acquire (including by merger, consolidation or acquisition of share or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contribution to, or investment in, any Person, except for (1) Indebtedness incurred in the ordinary course of business, (2) Indebtedness incurred in an amount not to exceed US$2,000,000 in the aggregate, including any short-term borrowings to fund working capital needs or (3) such other actions taken in the ordinary course of business consistent with past practice; (C) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$2,000,000 or capital expenditures which are, in the aggregate, in excess of US$2,000,000 for the Company and its Subsidiaries taken as a whole; or (D) enter into or amend in any material respect any Contract with respect to any matter set forth in this Section 6.01(b)(viii);

(ix)         create any new Key Subsidiary;

(x)          make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in applicable generally accepted accounting principles or Law;

(xi)         waive the benefits of, or agree to modify, in a manner adverse to the Company in any material respect, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(xii)        settle any Action, other than settlements (A) in the ordinary course of business and consistent with past practice and (B) requiring the Company and its Subsidiaries to pay monetary damages not exceeding US$2,000,000;

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(xiii)       amend or modify in any material respect, or consent to the termination of, any Material Contract, or enter into, amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ material rights thereunder, other than in the ordinary course of business and consistent with past practice;

(xiv)      make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(xv)       except in the ordinary course of business consistent with past practice, (A) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in (other than licenses), to or under any material Company Intellectual Property or Company IP Agreement, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the Company Intellectual Property; (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any Company Intellectual Property, except non-exclusive licenses in the ordinary course of business consistent with past practice, or (C) disclose or allow to be disclosed any material confidential Company Intellectual Property to any Person, other than (1) to employees of the Company or its Subsidiaries that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof or (2) under arrangements existing as of the date hereof;

(xvi)      except as required pursuant to existing written plans or Contracts in effect as of the date hereof, or as otherwise required by applicable Law, or as expressly permitted or required pursuant to this Agreement, or as carried out in the ordinary course of business consistent with past practice, (A) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any officer or director of the Company or any of its Subsidiaries, (B) grant or provide any severance or termination payments or benefits to Service Providers collectively in excess of US$1,000,000 in the aggregate, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to Service Providers collectively in excess of US$1,000,000 in the aggregate, (D) establish, adopt, amend in any material respect or terminate any Plan (except as required by Law) or amend the terms of any outstanding equity-based awards, (E) take any action to accelerate the vesting or payment of compensation or benefits under any Plan to the extent not already required in any such Plan, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by IFRS, or (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(xvii)     terminate or cancel or let lapse any insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

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(xviii)    fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(xix)       agree, authorize, commit, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

(c)          In addition, between the date of this Agreement and the Effective Time, the Company and its Subsidiaries shall (i) prepare and timely file all material Tax Returns required to be filed, (ii) timely pay all material Taxes shown to be due and payable on such Tax Returns, and (iii) promptly notify Parent of any notice of any suit, claim, action, investigation, audit or proceeding in respect of any Tax matters (or any significant developments with respect to ongoing suits, claims, actions, investigations, audits or proceedings in respect of such Tax matters).

Section 6.02         Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not: (i) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; (ii) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.

Section 6.03         No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VII

ADDITIONAL AGREEMENTS

Section 7.01         Preparation of Proxy Statement and Schedule 13E-3.

(a)          As soon as reasonably practicable following the date hereof, the Company, with the assistance and cooperation of Parent and Merger Sub, shall prepare the Proxy Statement and cause the Proxy Statement to be filed with the SEC and mailed to the shareholders of the Company pursuant to Section 7.01(c). Each of Parent, Merger Sub and the Company shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement. Neither the Proxy Statement, nor any amendment or supplement thereto, or any other materials used in connection with the Company Shareholders’ Meeting shall be filed or disseminated without providing Parent a reasonable opportunity to review and comment thereon and the Company shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be disseminated to the shareholders of the Company to the extent required by Law.

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(b)          Concurrently with the preparation and filing of the Proxy Statement, Parent, Merger Sub, their Affiliates and the Company shall jointly prepare and file with the SEC the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the shareholders of the Company (the “Schedule 13E-3”). Parent, Merger Sub and the Company shall cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and respond promptly to any comments of the SEC or its staff regarding the Schedule 13E-3. Each party agrees to provide the other parties and their respective counsels with copies of any comments that such party or its counsel may receive from the staff of the SEC regarding the Schedule 13E-3 promptly after receipt thereof. Each of Parent, Merger Sub and the Company shall furnish all information concerning itself and its Affiliates that is required to be included in the Schedule 13E-3. Each of Parent, Merger Sub, the Company, and their respective counsels shall be given a reasonable opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to filing with the SEC and each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall consider in good faith all additions, deletions or changes reasonably proposed by the other party in good faith. Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation of the Proxy Statement, the Schedule 13E-3 and the resolution of any comments from the SEC. If at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Schedule 13E-3, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be disseminated to the shareholders of the Company to the extent required by Law. Each of the Company, Parent and Merger Sub shall use their respective commercially reasonable efforts to ensure that the Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act.

(c)          As promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall mail, or cause to be mailed, the Proxy Statement and all other proxy materials to the holders of the Shares and, if necessary in order to comply with applicable Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

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(d)          Notwithstanding the foregoing or anything else herein to the contrary, and subject to compliance with the terms of Section 7.03, in connection with any disclosure regarding a Change in the Company Recommendation, the Company shall not be required to provide Parent or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure.

Section 7.02         Company Shareholders’ Meeting.

(a)          As promptly as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall take, in accordance with applicable Law and its memorandum and articles of association, all action necessary to give notice of and convene the Company Shareholders’ Meeting for the purpose of obtaining the Company Shareholder Approval. As promptly as practicable after the date on which the notice of the Company Shareholders’ Meeting is issued, the Company shall hold such Company Shareholders’ Meeting in accordance with applicable Law and with its memorandum and articles of association; provided, however, for the avoidance of doubt, the Company may adjourn, and shall consider in good faith any request by Parent to adjourn, the Company Shareholders’ Meeting (i) if at the time the Company Shareholders’ Meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Company Shareholders’ Meeting; or (ii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders’ Meeting.

(b)          The Company shall establish a record date for purposes of determining shareholders entitled to notice of and vote at the Company Shareholders’ Meeting (the “Record Date”). Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date for the Company Shareholders’ Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or the memorandum and articles of association of the Company or failure to do so would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law. In the event that the date of the Company Shareholders’ Meeting as originally convened is for any reason adjourned or otherwise delayed, the Company may establish a new Record Date (it being agreed that the Company shall consider in good faith any request made by Parent not to set such a new record date).

(c)          Subject to Section 7.03, the Company Board shall make the Company Recommendation and shall take all actions reasonably necessary in accordance with applicable Law and the memorandum and articles of association of the Company to solicit the Company Shareholder Approval. Upon reasonable written request of Parent, the Company shall use its reasonable best efforts to advise Parent on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Shareholders’ Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Shareholder Approval.

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Section 7.03         Competing Transactions.

(a)          The Company agrees that neither it nor any of its Subsidiaries nor any of their respective Representatives will, and that it will cause each of its Subsidiaries and each of its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including without limitation any proposal or offer to the Company’s shareholders) with respect to, or that may reasonably be expected to lead to, any Competing Transaction, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with, or provide any non-public information or data concerning the Company or any Subsidiary to, any Person or entity with the intent to induce the making of a proposal or offer with respect to a Competing Transaction or any proposal or offer that may reasonably be expected to lead to a Competing Transaction, (iii) agree to, approve, endorse, recommend, execute, enter into or consummate any Competing Transaction or any proposal or offer that may reasonably be expected to lead to a Competing Transaction , or that requires the Company to abandon this Agreement or the Merger, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes (and the Company shall promptly take all steps necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality or standstill agreement or Takeover Statute), or (v) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. The Company acknowledges and agrees that the doing of any of the foregoing by any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach by the Company of this Section 7.03(a). The Company shall, and shall cause its Subsidiaries, and shall use commercially reasonable efforts to cause its and its Subsidiaries’ Representatives to, promptly cease and cause to be terminated all existing discussions or negotiations with any Persons (other than the Buyer Group Parties) conducted prior to the execution of this Agreement by the Company, any of its Subsidiaries or any of their Representatives with respect to a Competing Transaction. The Company shall promptly request each Person (other than the Buyer Group Parties) that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring (whether by merger, acquisition of share or assets or otherwise) the Company or any of its Subsidiaries, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement.

(b)          The Company shall promptly (and in any event within 24 hours after the Company attains knowledge thereof) notify Parent, in writing, after the receipt by the Company, any of its Subsidiaries or any of their respective Representatives of any proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing Transaction including any request for discussions or negotiations and any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries. Such notice shall indicate the identity of the Person making such proposal, inquiry, offer or request and a reasonable description of such proposal, inquiry, offer or request, including the material terms and conditions (if any) of such proposed Competing Transaction. The Company agrees that it shall keep Parent reasonably informed, on a reasonably current basis, of the status and material changes in terms of (i) any such proposal, inquiry, offer or request and (ii) any material non-public information requested of or provided by the Company pursuant to Section 7.03(c). The Company agrees that it shall promptly provide to Parent any nonpublic information concerning the Company that may be made available pursuant to Section 7.03(c) to any other Person in response to any such proposal, inquiry, offer or request (or any amendment thereto).

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(c)          Notwithstanding anything to the contrary in Section 7.03(a) (but subject to Section 7.03(b)), at any time prior to the receipt of the Company Shareholder Approval, the Company, its Subsidiaries and their respective Representatives may, subject to compliance with this Section 7.03(c) and acting under the direction of the Special Committee, furnish information (including any non-public information or data concerning the Company or any of its Subsidiaries) to, and enter into discussions with, a Person who has made an unsolicited, written, bona fide proposal or offer with respect to a Competing Transaction that did not arise or result from any breach of this Section 7.03 if, prior to furnishing such information and entering into such discussions, the Company Board has (i) determined, in its good faith judgment (after consultation with its financial advisor and outside legal counsel) that (A) such proposal or offer constitutes, or would reasonably be expected to lead to, a Superior Proposal and (B) the failure to furnish such information to, or enter into such discussions with, the Person who made such proposal or offer would be inconsistent with the Company Board’s fiduciary duties to the Company and/or its shareholders under applicable Law, (ii) provided written notice to Parent of its intent to furnish information or enter into discussions with such Person at least two (2) Business Days prior to taking any such action, and (iii) obtained from such Person an Acceptable Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement and any related agreements shall not include any provision granting such Person exclusive rights to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) and, immediately upon its execution, delivered to Parent a copy of such Acceptable Confidentiality Agreement; provided, that the Company shall promptly make available to Parent any material non-public information concerning the Company and its Subsidiaries that is provided to any such Person and that was not previously made available to Parent or its Representatives.

(d)          Except as set forth in this Section 7.03(d), neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in each case in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Merger, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) any Competing Transaction, (C) fail to include the Company Recommendation in the Proxy Statement, (D) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Competing Transaction (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.03(c)), (E) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Transaction, or (F) take any other action or make any other public statement that would reasonably be expected to be inconsistent with the Company Recommendation (any action described in clauses (A) through (F), a “Change in the Company Recommendation” (it being understood that a statement by the Company that describes the Company’s receipt of a Competing Transaction and the operation of this Agreement with respect thereto, or any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act, shall not be deemed a Change in the Company Recommendation) or (ii) cause or permit the Company or any of its Subsidiaries to enter into any acquisition agreement, merger agreement or other similar definitive agreement relating to any Competing Transaction (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.03(c)) (an “Alternative Acquisition Agreement”). Notwithstanding the foregoing, if at any time prior to the receipt of the Company Shareholder Approval, the Company has received an unsolicited, written, bona fide proposal or offer with respect to a Competing Transaction that did not arise or result from any breach of this Section 7.03, that is not withdrawn and that the Company Board (upon recommendation of the Special Committee) determines, in its good faith judgment (after consultation with its financial advisor and outside legal counsel) constitutes, or would reasonably be expected to lead to, a Superior Proposal, the Company Board (upon recommendation of the Special Committee) may, with respect to such Superior Proposal, (1) make a Change in the Company Recommendation, and/or (2) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement; provided, however, that the Company Board shall not be entitled to exercise its right to make a Change in the Company Recommendation or terminate this Agreement and enter into an Alternative Acquisition Agreement, as applicable, pursuant to this Section 7.03(d) unless:

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(1) with respect to a Change in Company Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement, the Company Board (upon recommendation of the Special Committee) determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that the failure to do so would be inconsistent with its fiduciary duties to the Company and/or its shareholders under applicable Law;

(2) prior to effecting a Change in the Company Recommendation and/or terminating this Agreement to enter into an Alternative Acquisition Agreement, the Company has provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal promptly after the Company Board determines it has received a Superior Proposal, stating that the Company Board intends to make a Change in the Company Recommendation and/or terminate this Agreement to enter into an Alternative Acquisition Agreement and the manner in which it intends to do so, specifying the information required to be included in any notice required to be delivered to Parent under Section 7.03(b); and

(3) Parent does not, within five (5) Business Days of receipt of the Notice of Superior Proposal (the “Notice Period”), make an offer or proposal to revise the terms of this Agreement (any such offer, a “Revised Transaction Proposal”) in a manner that the Company Board determines in its good faith judgment, after consultation with its financial advisor and outside legal counsel, to be at least as favorable to the Company’s shareholders as such Superior Proposal; provided, however, that during the Notice Period the Company shall reasonably negotiate in good faith with Parent (to the extent Parent desires to so negotiate) regarding any Revised Transaction Proposal; provided, further, that any material amendment to the terms of such Superior Proposal during the Notice Period shall require the Company to deliver a new written notice of the terms of such amended Superior Proposal and comply again with the requirements of this Section 7.03(d)(3) with respect to such new written notice; provided, further that with respect to the new written notice to Parent, the Notice Period shall be deemed to be a three (3) Business Day period rather than the five (5) Business Day period first described above.

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(e)          Nothing contained in this Section 7.03 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law, or other applicable Laws, with regard to a Competing Transaction; provided, however, that if such disclosure includes a Change in the Company Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change in the Company Recommendation and Parent and Merger Sub shall have the right to terminate this Agreement as set forth in Section 9.01(d) (it being understood that a statement by the Company that describes the Company’s receipt of a Competing Transaction and the operation of this Agreement with respect thereto, or any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed a Change in the Company Recommendation or be deemed to have the substantive effect of withdrawing or adversely modifying the Company Recommendation).

Section 7.04         Access to Information; Confidentiality.

(a)          Except as otherwise prohibited by applicable Law or the terms of any Contract to which the Company or any of its Subsidiaries is subject (provided, that the Company shall use its commercially reasonable efforts to promptly obtain any consent required under such contract or agreement in order that it may comply with the terms of this Section 7.04(a)), from the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and Parent’s Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request in writing; and (iii) instruct its Representatives to reasonably cooperate with Parent and its Representatives in their investigation; provided, however, that the Company shall not be required to provide access to or disclose any information if (x) such access or disclosure would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, or (y) give a third party the right to terminate or accelerate the rights under a Contract (provided that in each (x) and (y), the Company shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or right to terminate or accelerate). Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to unreasonably interfere with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.

(b)          All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality Agreement. Subject to the Confidentiality Agreement, Parent shall be responsible for any unauthorized disclosure of any such information provided or made available pursuant to this Section 7.04 by its Representatives.

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(c)          No investigation pursuant to this Section 7.04 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.05         Directors’ and Officers’ Indemnification and Insurance.

(a)          The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its Subsidiaries, on the one hand, and its current or former directors and officers or any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time, in each case as in effect at the Effective Time, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or any Subsidiaries (the “Indemnified Parties”). The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (a) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement and (b) all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time, subject to any limitation imposed from time to time by applicable Law. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the memorandum and articles of association (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date hereof, except to the extent prohibited by the Cayman Companies Law or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b)          From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations, to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director, officer or employee of the Company or such Subsidiary or (B) any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the Cayman Companies Law or any other applicable Law in connection with such Indemnified Party serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

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(c)          Prior to the Effective Time, the Company may at its option purchase a six (6) year “tail” prepaid policy on the D&O Insurance prior to the Effective Time with annual premiums in an amount not in excess of 300% of the current annual premium paid by the Company for such insurance (the “Maximum Annual Premium”). If such “tail” prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder for so long as such “tail” policy shall be maintained in full force and effect and all other obligations under this Section 7.05(c) shall terminate. In the event that the Company does not elect to purchase such a “tail” policy prior to the Effective Time, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with this Agreement and the consummation of the Transactions) (“D&O Insurance”) covering each Person covered by the existing Company’s officers’ and directors’ liability insurance policy, on terms with respect to coverage and amount that are equivalent to those of such policy in effect on the date hereof for a period of six (6) years after the Effective Time; provided, however, that, subject to the immediately succeeding sentence, in no event shall the Surviving Corporation be required to pay in any one (1) year an amount in excess of the Maximum Annual Premium; provided that, if the annual premiums of such insurance coverage exceed the Maximum Annual Premium, Parent and the Surviving Corporation shall be obligated to obtain a substantially similar policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

(d)          If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Corporation, as the case may be, that are set forth under this Section 7.05 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.05.

(e)          The provisions of this Section 7.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 7.05.

(f)          The agreements and covenants contained in this Section 7.05 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.05 is not prior to or in substitution for any such claims under any such policies.

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Section 7.06         Stock Exchange Delisting. Parent shall use commercially reasonable efforts to cause the Shares of the Company to be de-listed from NASDAQ and de-registered under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.07         Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of NASDAQ, each of Parent and the Company shall each use its commercially reasonable efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions (other than any press release or public statement with respect to a Change in Company Recommendation); provided, however, that this Section 7.07 shall terminate upon a Change in the Company Recommendation.

Section 7.08         Notification of Certain Matters.

(a)          From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the discovery of the occurrence, or non-occurrence, of any event which could reasonably be expected to cause any condition to the obligation of any party to consummate the Transactions not to be satisfied or the satisfaction of those conditions being materially delayed and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement which would reasonably be expected to cause any condition to the obligation of any party to effect the Transactions not to be satisfied or the satisfaction of those conditions being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice provided, further, that failure to give prompt notice pursuant to this Section 7.08(a) shall not constitute a failure of a condition to the Merger set forth in Article VIII except to the extent that the underlying fact or circumstance, the occurrence or non-occurrence of the event, or failure to comply with or satisfy any covenant, condition or agreement not so notified would, standing alone or in the aggregate, constitute such a failure.

(b)          From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions and (ii) any Action commenced or, to each of the Company’s Knowledge or Parent’s Knowledge, respectively, threatened in writing, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or Article V, as applicable, or which relates to the consummation of the Transactions.

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Section 7.09         Commercially Reasonable Efforts; Further Action.

(a)          Each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its commercially reasonable efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials and parties to Contracts with the Company and the Subsidiaries that may be or become necessary for the performance of the obligations of such party hereto pursuant to this Agreement and the consummation of the Transactions and will cooperate fully with the other parties in promptly seeking to obtain all such permits, consents, approvals, authorizations, qualifications and Orders; provided that, for the avoidance of doubt, no action permitted to be taken pursuant to Section 6.01 or Section 7.03 hereof shall be prohibited by this sentence.

(b)          Each of the parties hereto agrees to cooperate and use its commercially reasonable efforts to vigorously contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

Section 7.10         Expenses. Except as set forth in Section 7.15(d) and Section 9.03, all costs and expenses incurred in connection with this Agreement and the Merger and the other Transactions shall be paid by the party incurring such expense, whether or not the Merger or any other Transaction is consummated.

Section 7.11         Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, the parties shall use their respective commercially reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all actions necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use its commercially reasonable efforts to act to eliminate or lawfully minimize, to the extent practicable, the effects of such statute, regulation or provision in the Company’s memorandum and articles of association, in each case as applicable, on the Merger and the other Transactions.

Section 7.12         Resignations. To the extent requested by Parent in writing at least five (5) Business Days prior to Closing, on the Closing Date, the Company shall use commercially reasonable efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

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Section 7.13         Participation in Litigations. Prior to the Effective Time, Parent shall give prompt written notice to the Company, and the Company shall give prompt written notice to Parent, of any actions, suits, claims or proceedings commenced or, to the Company’s Knowledge on the one hand and Parent’s Knowledge on the other hand, threatened against such party which relate to this Agreement and the Transactions. Prior to the Effective Time, the Company shall give Parent the opportunity to participate, and Parent shall give the Company the opportunity to participate, in the defense or settlement of any shareholder litigation against either the Company and/or Parent and/or their respective directors, as applicable, relating to this Agreement or the Transactions, and no such litigation shall be settled without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.14         Obligations of Parent and Merger Sub. Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and, as applicable, the other Transactions, on the terms and subject to the conditions set forth in this Agreement.

Section 7.15         Financing.

(a)          Subject to the terms and conditions of this Agreement, Parent and Merger Sub shall use their respective commercially reasonable efforts to (i) obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, (ii) maintain in effect the Debt Commitment Letter until the Transactions are consummated, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Debt Commitment Letter applicable to Parent, and/or Merger Sub that are within their respective control, and (iv) draw upon and consummate the Debt Financing at or prior to the Effective Time. Neither Parent nor Merger Sub shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letter or the Alternative Financing Agreements (as defined below), as applicable, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) except where such amendments, modifications or waivers would not (x) result in the aggregate proceeds of the Financing (as amended or modified) being insufficient for Parent and the Surviving Corporation to pay (1) the Merger Consideration and (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby or (y) (1) prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger or the other Transactions or (2) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter or the Alternative Financing Documents, as applicable. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall promptly so notify the Company and shall use its commercially reasonable efforts to amend or modify the Debt Commitment Letter and/or arrange and obtain as promptly as practicable following the occurrence of such event alternative financing that does not contain any material conditions to funding that are not contained in the Debt Commitment Letter (“Alternative Financing”) from alternative sources (“Alternative Financing Source”), so long as the aggregate proceeds of the Debt Financing and, if applicable, the Alternative Financing are sufficient to pay such amounts as are required to consummate the Transactions upon the terms and conditions herein. Parent shall deliver to the Company true and complete copies of all Contracts or other arrangements pursuant to which any Alternative Financing Source shall have committed to provide the Alternative Financing (the “Alternative Financing Agreements”) as promptly as practicable after execution. To the extent the Alternative Financing has been arranged, and subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its commercially reasonable efforts to (i) obtain such financing on the terms and conditions described in the Alternative Financing Agreements, (ii) maintain in effect the Alternative Financing Agreements until the Transactions are consummated; (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing and funding of the Alternative Financing Agreements as applicable to Parent, and/or Merger Sub that are within its control, and (iv) draw upon and consummate the Alternative Financing at or prior to the Effective Time.

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(b)          Parent shall (i) prior to the Closing, give the Company prompt written notice (A) upon becoming aware of any material breach of any provision of, or termination by any party to, the Debt Commitment Letter or, as applicable, any Alternative Financing Agreement), or (B) upon the receipt of any written notice or other written communication from any Person with respect to any threatened breach or threatened termination by any party to the Debt Commitment Letter or Alternative Financing Agreement, as applicable, and (ii) prior to the Closing, otherwise keep the Company reasonably informed of the status of Parent and Merger Sub’s efforts to arrange the Debt Financing or any Alternative Financing.

(c)          Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Financing (including any Alternative Financing) is not a condition to the Closing, and reaffirms its obligation to consummate the Transactions irrespective and independent of the availability of the Financing, subject to the applicable conditions set forth in Article VIII and the requirements of Section 2.02.

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(d)          Prior to the Effective Time, the Company shall provide to Parent and Merger Sub, and shall use its commercially reasonable efforts to cause each of its Subsidiaries to provide, and shall use its commercially reasonable efforts to cause its Representatives, including legal and accounting advisors, to provide all cooperation reasonably requested by Parent and Merger Sub, or their Representatives in connection with the arrangement of the Debt Financing, or, if applicable, the Alternative Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), which commercially reasonable efforts shall include, at the request of the Lender or, if applicable, the Alternative Financing Source, using commercially reasonable efforts to (i) deliver such officer’s and other certificates as reasonably required by the Lender, or, if applicable, the Alternative Financing Source, and as are, in the good faith determination of the persons executing such certificates, accurate, (ii) enter into any agreements to pledge, guarantee, grant security interests in, and otherwise grant Encumbrances on, the Company’s or its Subsidiaries’ assets, and other documentation in connection with the Debt Financing or, if applicable, the Alternative Financing, on terms reasonably satisfactory to Parent (provided that no such definitive documents shall be effective until the Effective Time), (iii) subject to Section 7.04, provide Parent and its Financing Sources as promptly as practicable with financial, operational, legal, and other pertinent information with respect to the Company and its Subsidiaries as reasonably required by Parent and the Lender, or, if applicable, the Alternative Financing Source, in connection with the Debt Financing, or, if applicable, the Alternative Financing (including, without limitation, pursuant to due diligence), (iv) make the Company’s executive officers and other senior employees reasonably available to assist the Lender, or, if applicable, the Alternative Financing Source, in connection with providing the Debt Financing, or, if applicable, the Alternative Financing (including, without limitation, by participating in meetings, presentations and due diligence sessions and assisting in the preparation of documents and materials reasonably requested in connection with the Financing, or, if applicable, the Alternative Financing ), (v) cause its independent accountants to reasonably cooperate with and assist Parent in preparing customary and appropriate information packages and offering materials as the Lender, or, if applicable, the Alternative Financing Source, may reasonably request for use in connection with the Debt Financing, or, if applicable, the Alternative Financing, (vi) reasonably assisting Parent and Merger Sub in obtaining any applicable regulatory approvals, and (vii) take all reasonable corporate actions to permit consummation of the Debt Financing, or, if applicable, the Alternative Financing, including but not limited to the execution and delivery of any other certificates, instruments or documents, and to permit the proceeds thereof to be made available at the Closing for purposes of consummating the transactions contemplated by this Agreement; provided, that, in each case, the Company shall not be required to (1) pay any commitment or other similar fee or incur any other liability or expense in connection with the Debt Financing, or, if applicable, the Alternative Financing, prior to the Effective Time or (2) to take, or commit to taking, any action that is not contingent upon the Closing. Parent shall promptly, upon the termination of this Agreement by the Company pursuant to Section 9.01(c)(i) or Section 9.01(c)(ii), reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 7.15 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries), except in the event such liabilities or losses arise out of or result from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company, its Subsidiaries or any of their respective Representatives.

(e)          Without limiting the generality of the foregoing and notwithstanding anything contained herein to the contrary, the Company shall, no later than the third Business Day prior to the Closing Date, open one or more USD accounts with the Lender and deposit in such account(s) an aggregate amount (and maintain such amount in such accounts through the Effective Time) equal to the amount as provided in Schedule 7.15(e).

(f)          Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.15 shall require, and in no event shall the commercially reasonable efforts of Parent or Merger Sub be deemed to construed to require, either Parent or Merger Sub, to (i) bring any enforcement action against any source of Debt Financing or, if applicable, the Alternative Financing to enforce its rights under the Debt Commitment Letter, or, if applicable, the Alternative Financing Agreement or (ii) pay any fees in excess of, or agree to “market flex” provisions less favorable to Parent, Merger Sub or the Surviving Corporation (or any of their Affiliates) than those contemplated by the Debt Commitment Letter or, if applicable, the Alternative Financing Agreements (whether to secure waiver of any conditions contained therein or otherwise).

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Article VIII

CONDITIONS TO THE MERGER

Section 8.01         Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)          Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b)          No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions (collectively, a “Restraint”).

Section 8.02         Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Closing Date of the following additional conditions:

(a)          Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.03 of this Agreement shall be true and correct in all respects, except that any inaccuracies in such representations and warranties that are in the aggregate de minimis in nature shall be disregarded (ii) the representations and warranties of the Company contained in Section 4.01(a),, Section 4.04, Section 4.05(a), and Section 4.21 shall be true and correct in all respects, and (iii) each of the other representations and warranties of the Company contained in this Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) shall be true and correct except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, would not constitute a Company Material Adverse Effect, in each case as of the date of this Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date).

(b)          Agreements and Covenants. The Company shall have (i) complied with its obligations in Section 7.15(e), and (ii) performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time (other than Section 7.15(e)).

(c)          No Material Adverse Effect. Since the date hereof, there shall not have been any Company Material Adverse Effect.

(d)          Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

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(e)          Dissenting Shareholders. The holders of no more than 5% of the Shares shall have validly served a notice of dissent under Section 238(5) of the Cayman Companies Law.

Section 8.03         Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger and the other Transactions are subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Closing Date of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein), in each case as of the date of this Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date) except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the impair the ability of Parent and Merger Sub to consummate the Merger.

(b)          Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)          Officer Certificate. Parent and Merger Sub shall have delivered to the Company a certificate, dated the Closing Date, signed by a designated director of Parent and Merger Sub, as the case may be, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

Section 8.04         Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in ARTICLE VIII to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other Transactions, including as required by and subject to Section 7.09 and Section 7.15.

Article IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01         Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a)          by mutual written consent of Parent and the Company (upon the approval of the Company Board); or

(b)          by either Parent or the Company if:

(i)          the Effective Time shall not have occurred on or before the End Date; or

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(ii)         any Restraint having the effect set forth in Section 8.01(b) hereof shall have become final and non-appealable; or

(iii)        the Company Shareholder Approval shall not have been obtained upon a vote held at the Company Shareholders’ Meeting or any adjournment thereof,

provided, however, that in in the event of each of (i) through (iii) above, the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other breach has been a primary cause of, or resulted in, the failure of the applicable condition(s) being satisfied; or

(c)          by the Company:

(i)          upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach is incapable of being cured prior to the End Date or has not been cured prior to the earlier of (x) the thirtieth (30th) calendar day of the receipt by Parent of written notice thereof from the Company, and (y) the tenth (10th) calendar day prior to the End Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement that would result in the closing conditions set forth in Section 8.02 not being satisfied;

(ii)         if (x) all of the conditions to closing contained in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing (but subject to their satisfaction or waiver by the party having the benefit thereof)), and (y) Parent and Merger Sub fail to complete the Closing, including failing to fund the Exchange Fund, within ten (10) Business Days following the date on which the Closing should have occurred pursuant to Section 2.02; provided, that the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the Closing during such period; or

(iii)        prior to the Company Shareholder Approval, in order to enter into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal in accordance with Section 7.03(c);

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(d)          by Parent:

(i)          upon a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.02(a), Section 8.02(b), or Section 8.02(c) would not be satisfied and such breach is incapable of being cured by the End Date or has not been cured prior to the earlier of (x) the thirtieth (30th) calendar day of the receipt by the Company of written notice thereof from Parent (or in the case of a breach of Section 7.03, the fifth (5th) calendar day after the Company receives written notice of such breach from Parent), and (y) the tenth (10th) day prior to the End Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement that would result in the closing conditions set forth in Section 8.03 not being satisfied; or

(ii)         if (x) the Company Board or any committee thereof shall have effected a Change in the Company Recommendation or (y) the Company shall have materially breached its obligations under Section 7.02 or Section 7.03.

Section 9.02         Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 7.04(b), Section 9.03 and Article X which shall remain in full force and effect and (b) nothing in this Section 9.02 or Section 9.03 shall relieve any party from liability for fraud committed prior to such termination. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement.

Section 9.03         Termination Fees and Expenses.

(a)          The Company agrees that:

(i)          In the event this Agreement is terminated by Parent pursuant to Section 9.01(d)(i) or Section 9.01(d)(ii) or by the Company pursuant to Section 9.01(c)(iii), the Company shall pay the Termination Fee to Parent or its designee, but in any event no later than two (2) Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent or its designee;

(ii)         In the event that (x) this Agreement is terminated by either Parent or the Company pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii), and (y) after the date of this Agreement and within twelve (12) months of the termination of this Agreement, a Competing Transaction is consummated (provided that for purposes of this Section 9.03(a)(ii), all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”), then the Company shall, on the date such Competing Transaction is consummated, pay the Termination Fee to Parent or its designee by wire transfer of same day funds to one or more accounts designated by Parent or its designee;

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(iii)        For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Termination Fee on more than one occasion.

(b)          Parent agrees that in the event that this Agreement is terminated by the Company pursuant to Section 9.01(c)(i) or Section 9.01(c)(ii), then Parent shall promptly, but in any event no later than two (2) Business Days after the date of such termination, pay or cause to be paid to the Company or its designees the Parent Termination Fee by wire transfer of same day funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(c)          The Company and Parent acknowledge that (i) the agreements contained in this Section 9.03 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 9.03 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 9.03, the parties would not have entered into this Agreement. In the event that any party shall fail to pay the Termination Fee or Parent Termination Fee when due, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party for such payment, such paying party shall pay the other party its reasonably documented costs and expenses (including reasonable legal fees and expenses) in connection with such Action, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

Section 9.04         Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Company Shareholder Approval has been obtained, no amendment may be made if such amendment is required under applicable Law or in accordance with the rules of NASDAQ to be further approval by the shareholders of the Company without such approval having been obtained; provided further, however, that this Sections 9.04 and Sections 10.06(a), 10.07, 10.08 and 10.09 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) will not be amended or modified in a manner that is adverse to any Financing Source unless such Financing Source gives its prior written consent to such amendment or modification. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

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Section 9.05         Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X

GENERAL PROVISIONS

Section 10.01         Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except for those covenants and agreements contained in this Agreement (including Article II, Article III, Section 7.04(b), Section 7.05, Section 9.03 and this Article X) that by their terms are to be performed in whole or in part after the Effective Time (or termination of this Agreement, as applicable).

Section 10.02         Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or Merger Sub:

Michael Song Tao

c/o Amber Shining Investment Limited

Sky-mobi Limited

10/F, Building B, United Mansion

No. 2 Zijinghua Road, Hangzhou

Zhejiang 310013

The People’s Republic of China

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with a copy to:

Fang Xue

Gibson, Dunn & Crutcher LLP

Unit 1301, Tower 1, China Central Place

No. 81 Jianguo Road, Chaoyang District

Beijing, 100025, P.R.C.

Tel +86 10 6502 8600

Fax +86 10 6502 8510

if to the Company:

Wei Zhou and Xiaodong Chen

Sky-mobi Limited

10/F, Building B, United Mansion

No. 2 Zijinghua Road, Hangzhou

Zhejiang 310013

The People’s Republic of China

with a copy to:

Orrick, Herrington & Sutcliffe LLP

47/F Park Place

1601 Nanjing Road West

Shanghai, 200040

People’s Republic of China

Attention: Jie (Jeffrey) Sun, Esq.

Facsimile: +86 21 6109 7022

Email: jeffrey.sun@orrick.com

and

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, CA 94105

USA

Attention: Richard V. Smith, Esq.

Facsimile: +1-415-773-5759

Email: rsmith@orrick.com

Section 10.03         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

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Section 10.04         Entire Agreement; Assignment. This Agreement (including the exhibits and schedules hereto and the Company Disclosure Schedule), the Support Agreement, the Limited Guarantee, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent; provided, that no such assignment shall relieve Parent or Merger Sub, as applicable, of its obligations under this Agreement or enlarge, alter or change any obligation of any other party hereto.

Section 10.05         Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.05 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons covered thereby).

Section 10.06         Limitations on Liabilities; Remedies. (a) Subject only to the Company’s right to receive reimbursement of certain costs and expenses under the circumstances provided in Section 7.15(d), if applicable, the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 9.03(b), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, the Company Subsidiaries and all members of the Company Group (as defined below) against (A) Parent or Merger Sub, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of Parent or Merger Sub, (C) any lender or prospective lender, lead arranger, arranger, agent or Representative of or to Parent or Merger Sub or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (clauses (A) – (D), collectively, the ”Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment of the Parent Termination Fee pursuant to Section 9.03(a) and in no event shall any of the Company, its Subsidiaries, the direct or indirect former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or any other Person, or any of their respective Affiliates or Representatives (collectively, the ”Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions, other than (without duplication) from Parent or Merger Sub to the extent provided in Section 9.03(a). In no event shall the Company or any member of the Company Group be entitled to seek the remedy of specific performance of this Agreement.

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(b)          Subject to Section 10.06(c), Parent’s right to terminate this Agreement and receive the Termination Fee pursuant to Section 9.03(a) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against the Company Group, for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither the Company nor any member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment of the Termination Fee pursuant to Section 9.03(a) and in no event shall any of the members of the Parent Group seek, or permit to be sought, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 9.03(a).

(c)          Notwithstanding anything to the contrary in this Agreement, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached by the Company. It is accordingly agreed that each of Parent and Merger Sub shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement against the Company, this being in addition to any other remedy to which they are entitled at Law or in equity. While Parent and Merger Sub may pursue both a grant of specific performance and the payment of the amounts set forth in Section 9.03 until such time as the Company pays the Termination Fee, Parent and Merger Sub shall not be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and upon the payment of such Termination Fee, the remedy of specific performance shall not be available against the Company and any other member of the Company Group.

Section 10.07         No Recourse. Subject to the rights of the parties to the Debt Commitment Letter under the terms thereof, none of the parties hereto, nor any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Financing Source or any Affiliate thereof, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing, and the Financing Sources, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any party hereto or any related person thereof, in connection with this Agreement or the Debt Financing, whether at law or equity, in contract, in tort or otherwise.

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Section 10.08         Governing Law; Dispute Resolution.

(a)          This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the Laws of the Cayman Islands shall be subject to the Laws of the Cayman Islands, the Laws of the Cayman Islands shall supersede the Laws of the State of New York with respect to such provision.

(b)          Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each, a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Arbitration Rules of the HKIAC in force at the date of commencement of the arbitration (the “HKIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, who shall be qualified to practice law in the State of New York, the United States of America. Each party to the Dispute shall select one arbitrator, and the HKIAC Council shall select the third arbitrator, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit. Notwithstanding anything to the contrary herein, each party hereto hereby irrevocably agrees (i) that any dispute, claim or controversy of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any Financing Source or any of its Affiliates arising out of or relating to the transactions contemplated hereby, including the transactions contemplated hereby, the Debt Financing and the transactions contemplated by the Debt Commitment Letter, any related fee letter and engagement letter or the performance of services thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the City of New York and (ii) not to bring or permit any of its Affiliates to bring or support any other Person in bringing any such dispute, claim or controversy of any kind or description in any other court.

(c)          The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action against any Financing Source (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto arising out of or relating to this Agreement, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each party to this Agreement hereby agrees and consents that any such claim, demand, action, or cause of action against any Financing Source shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

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Section 10.09         Third-Party Beneficiaries. The provisions of Sections 9.04, 10.06(a), 10.07, and 10.08 shall be enforceable by each Financing Source and its successors and assigns.

Section 10.10         Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or PDF) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

A-73

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMBER SHINING INVESTMENT LIMITED

By	/s/ Michael Tao Song
Name: Michael Tao Song
Title: Director

POWER RICH LIMITED

By	/s/ Michael Tao Song
Name: Michael Tao Song
Title: Director

sky-mobi limited

By	/s/ Wei Zhou
Name: Wei Zhou
Title: Director

A-74

ANNEX B: PLAN OF MERGER

THIS PLAN OF MERGER is made on [date].

BETWEEN

(1)         Power Rich Limited, an exempted company incorporated under the laws of the Cayman Islands on 3 June, 2016, with its registered office situated at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands (“Merging Company”); and

(2)         Sky-mobi Limited, an exempted company incorporated under the laws of the Cayman Islands on 20 April, 2007, with its registered office situated at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Company” or the “Surviving Company” and together with Merging Company, the “Constituent Companies”).

WHEREAS

(a)          Merging Company and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated as of August 22, 2016 between, inter alios, the Merging Company and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law, Cap. 22 (Law 3 of 1961 as consolidated and revised) of the Cayman Islands (the “Companies Law”), pursuant to which the Merging Company will merge with and into the Company and cease to exist and the Surviving Company will continue as the surviving company in the Merger.

(b)          This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)          Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1.          The constituent companies (as defined in the Companies Law) to the Merger are the Merging Company and the Company.

NAME OF THE SURVIVING CORPORATION

2.          The surviving company (as defined in the Companies Law) is the Surviving Company, which shall be named Sky-mobi Limited.

B-1

REGISTERED OFFICE

3.          The Surviving Company shall have its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.          Immediately prior to the Effective Time (as defined below) the authorized share capital of Merging Company was US$50,000 divided into 1,000,000,000 ordinary shares with a par value of US$0.00005 each, of which one ordinary share was issued and fully paid.

5.          Immediately prior to the Effective Time the authorized share capital of the Company was US$1,000,000 divided into 20,000,000,000 ordinary shares with a par value of US$0.00005 each, of which 237,502,728 ordinary shares were issued and fully paid.

6.          At the Effective Time, the authorized share capital of the Surviving Company shall be US$50,000 divided into 1,000,000,000 ordinary shares with a par value of US$0.00005 each.

7.          At the Effective Time, and in accordance with the terms and conditions of the Agreement:

(a)          Each ordinary share in the Merging Company issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued and fully paid ordinary share with a par value of US$0.00005 each in the share capital of the Surviving Company.

(b)          Each ordinary share in the Company issued and outstanding immediately prior to the Effective Time, other than (i) the Excluded Shares and (ii) the Dissenting Shares, shall be cancelled and cease to exist in exchange for the right to receive US$0.275 in cash per share without interest.

(c)          Each of the Excluded Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

(d)          Each of the Dissenting Shares shall be cancelled and cease to exist in exchange for payment of their fair value in accordance with section 238 of the Companies Law.

8.          At the Effective Time, the rights and restrictions attaching to the shares of the Surviving Company are as set out in the Fourth Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME

9.          The Merger shall take effect on [date] (the “Effective Time”).

B-2

PROPERTY

10.         At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

11.         The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

12.         There are no amounts or benefits paid or payable to any director of the Constituent Companies or the Surviving Company consequent upon the Merger.

DIRECTORS OF THE SURVIVING CORPORATION

13.         The name and address of the sole director of the Surviving Company are as follows:

NAME	ADDRESS

Michael Tao Song	Room 201, Building 65, Taizi Garden, Hupan Garden, No. 176 West Wenyi Road, Westlake District, Hangzhou, Zhejiang, People’s Republic of China

SECURED CREDITORS

14.         (a) the Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger, and

(b) the Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.         This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.

B-3

APPROVAL AND AUTHORIZATION

16.         This Plan of Merger has been approved by the board of directors of each of the Merging Company and the Company pursuant to section 233(3) of the Companies Law.

17.         This Plan of Merger has been authorised by the shareholders of each of the Merging Company and the Company pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.         This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.         This Plan of Merger shall be governed by and construed in accordance with the Laws of the Cayman Islands.

B-4

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

Duly authorized for and on behalf of Power Rich Limited:

Michael Tao SONG
Director

Duly authorized for and on behalf of Sky-mobi Limited:

Wei ZHOU
Director

B-5

Appendix I

(The Agreement)

B-6

Appendix II

(Fourth Amended and Restated Memorandum of Association and

Articles of Association of Surviving Company)

B-7

ANNEX C: Opinion of ROTH Capital Partners, LLC as financial advisor

August 21, 2016

Special Committee of the Board of Directors

Sky-mobi Limited

10/F, Building B, United Mansion

No. 2 Zijinghua Road, Hangzhou

Zhejiang 310013

People’s Republic of China

Members of the Special Committee:

ROTH Capital Partners, LLC (“we” or “ROTH”) understands that Sky-mobi Limited (the “Company”), Amber Shining Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Power Rich Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, all of the outstanding shares of which are owned by Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft delivered to ROTH on August 21, 2016 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. Capitalized terms in this letter that are not defined herein shall have the meaning set forth in the Merger Agreement. Pursuant to the Merger, each ordinary share, par value US$0.00005 per share, of the Company (a “Share” or, collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, Dissenting Shares and the Shares represented by ADSs, shall be cancelled in exchange for the right to receive US$0.275 in cash per Share without interest (the “Per Share Merger Consideration”). Each American Depositary Share, representing eight (8) Shares (an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares) shall be cancelled in exchange for the right to receive an amount in cash equal to US$2.20 without interest (the “Per ADS Merger Consideration”). The Per Share Merger Consideration and the Per ADS Merger Consideration are herein referred to as the “Merger Consideration”. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of the Shares and ADSs (other than holders of Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than holders of Excluded Shares).

For purposes of the opinion set forth herein, we have, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

•	reviewed certain financial projections concerning the Company prepared by the management of the Company (the “Financial Projections”);

•	discussed the past and current operations, financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the reported prices and trading activity for the ADSs;

•	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions we deemed comparable with the Merger and compared such financial terms with those of the Merger;

•	compared the financial performance of the Company and the prices and trading activity of the ADSs with that of certain other publicly-traded companies we deemed comparable with the Company and its securities;

Sky-mobi Limited

August 21, 2016

•	participated in certain discussions with representatives of the Special Committee and its legal advisors;

•	reviewed the Merger Agreement delivered to ROTH on August 20, 2016; and

•	performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, which formed a substantial basis for this opinion, and have further relied upon the assurances of the management of the Company that such information does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in any material respect. With respect to the Company’s non-operating outstanding investments as described in footnotes 15, 16, and 19 of the Company’s Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission on April 29, 2016 and amended on June 30, 2016, we have assumed that the value of these assets as provided to us by management represent the best currently available estimates and judgments of management as to the fair market value of these assets and we express no view as to the assumptions on which they are based. In addition, in analyzing the realizable value to the Company’s shareholders of the Company’s cash or potential cash from an assumed sale of non-operating investments, we have been provided a tax opinion to the Company by Da Hui Lawyers, and upon direction of management, we have applied such tax analysis to the Company’s cash or potential cash from an assumed sale of non-operating investments, and we express no view as to such opinion or the assumptions on which such opinion is based. With respect to the Financial Projections, we have been advised by the management of the Company, and assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and we express no view as to the assumptions on which they are based. In addition, we have assumed that the final executed Merger Agreement will not differ in any material respect from the draft Merger Agreement reviewed by us, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. We have also assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, accounting or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, accounting and regulatory advisors with respect to legal, tax, accounting and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of Shares and ADSs in the Merger. Our opinion does not address the fairness of any consideration to be received by Michael Song Tao, Mobi Joy Limited, Xplane Ltd. or their affiliates or the Rollover Shareholders pursuant to the Merger Agreement or to the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion does not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We have not made any independent valuation or appraisal of the assets or liabilities (fixed, contingent or otherwise) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties, facilities or other assets of the Company. We have not evaluated the solvency of the Company under any law of any jurisdiction relating to bankruptcy, insolvency or similar matters. As you know, we are not legal experts, and for purposes of our analysis, we have not made any assessment of the status of any outstanding litigation involving the Company and have excluded the effects of any such litigation in our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, part of which is contingent upon the closing of the Merger. The fee for this opinion is not contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement, which indemnity obligation is not contingent on the consummation of the Merger.

Sky-mobi Limited

August 21, 2016

ROTH is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company and the other parties to the Merger, and, accordingly, may at any time hold a long or a short position in such securities. ROTH has not otherwise had a material relationship with, nor otherwise received fees from, the Company or any other parties to the Merger during the two years preceding the date hereof. ROTH and its affiliates may in the future provide investment banking and other financial services to Parent and their respective affiliates for which we would expect to receive compensation.

This opinion has been approved by a committee of ROTH investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Special Committee of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Merger in accordance with the terms of our engagement letter with the Special Committee, if such inclusion is required by applicable law. In addition, ROTH expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting to be held in connection with the Merger and this opinion does not in any manner address the prices at which the ADSs will trade at any time.

On the basis of and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of Shares and ADSs (other than the holders of Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than the holders of Excluded Shares).

Very truly yours,

/s/ Roth Capital Partners

ROTH Capital Partners, LLC

ANNEX D: CAYMAN ISLANDS COMPANIES LAW CAP. 22 (LAW 3 OF 1961,AS CONSOLIDATED AND REVISED)—SECTION 238

238.        RIGHTS OF DISSENTERS

(1)          A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)          A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)          An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.

(4)          Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)          A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6)           A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)          Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)          Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)          If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)         the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)         the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)         A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

D-1

(11)         At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)         Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)         The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)         The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)         Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)         The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

D-2

ANNEX E: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1.	Directors and Executive Officers of the Company

The Company is a company with limited liability incorporated under the laws of the Cayman Islands with its registered office located at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship

Michael Tao Song	10/F, Building B, United Mansion, No. 2 Zijinghua Road, Hangzhou, Zhejiang 310013, People’s Republic of China	Chief Executive Office and Chairman of the Board of Directors of the Company	PRC

Wei Zhou	4-1103 Central Park, Chaoyang District, Beijing, People’s Republic of China	Independent businessman	USA

Jimmy Lai	6F, Deshi Building, Shangdi seven street, Haidian District, Beijing, People’s Republic of China	Chief Financial Officer of 51Talk	USA

Carl Yeung	35th Floor Goldchi Building, No120 Huangpu Avenue West, Tianhe District, Guangzhou, Guangdong, People’s Republic of China	Chief Financial Officer of BAIOO Family Interactive Limited	Hong Kong

Min Xu	4th Floor, South Wing, 368 Liuhe Road, Binjiang District, Hangzhou 310053, P.R. China	Chief Financial Officer of UTStarcom	USA

Fischer Xiaodong Chen	10/F, Building B, United Mansion, No. 2 Zijinghua Road, Hangzhou, Zhejiang 310013, People’s Republic of China	Chief Financial Officer of the Company	PRC

Long Zhang	10/F, Building B, United Mansion, No. 2 Zijinghua Road, Hangzhou, Zhejiang 310013, People’s Republic of China	Senior vice president of game operations of the Company	PRC

2.	Directors and Executive Officers of Parent

Parent is a company with limited liability incorporated under the laws of the Cayman Islands with its registered office located at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. The name, business address, present principal employment and citizenship of the sole director of Parent is set forth below. As of the date of this proxy statement, Parent does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Michael Tao Song	10/F, Building B, United Mansion, No. 2 Zijinghua Road, Hangzhou, Zhejiang 310013, People’s Republic of China	Chief Executive Office and Chairman of the Board of Directors of the Company	PRC

3.	Directors and Executive Officers of Merger Sub

Merger Sub is a company with limited liability incorporated under the laws of the Cayman Islands with its registered office located at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. The name, business address, present principal employment and citizenship of the sole director of Merger Sub is set forth below. As of the date of this proxy statement, Merger Sub does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Michael Tao Song	10/F, Building B, United Mansion, No. 2 Zijinghua Road, Hangzhou, Zhejiang 310013, People’s Republic of China	Chief Executive Office and Chairman of the Board of Directors of the Company	PRC

4.	Directors and Executive Officers of Xplane

Xplane is a company with limited liability incorporated under the laws of the British Virgin Islands with its registered office located at Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands, VG1110. The name, business address, present principal employment and citizenship of the directors of Xplane are set forth below. As of the date of this proxy statement, Xplane does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Michael Tao Song	10/F, Building B, United Mansion, No. 2 Zijinghua Road, Hangzhou, Zhejiang 310013, People’s Republic of China	Chief Executive Office and Chairman of the Board of Directors of the Company	PRC

Yan Tang	No. 398 Wen San Road, Xihu District, Hangzhou, Zhejiang 310000, People’s Republic of China	Self-employed	PRC

Li Ou	Room 102, Shu Guang Village 3, no. 11, Xihu District, Hangzhou, Zhejiang 310000, People’s Republic of China	Self-employed	PRC

5.	Directors and Executive Officers of Mobi Joy

Mobi Joy is a company with limited liability incorporated under the laws of the British Virgin Islands with its registered office located at Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands, VG1110. The name, business address, present principal employment and citizenship of the sole director of Mobi Joy is set forth below. As of the date of this proxy statement, Mobi Joy does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship

Michael Tao Song	10/F, Building B, United Mansion, No. 2 Zijinghua Road, Hangzhou, Zhejiang 310013, People’s Republic of China	Chief Executive Office and Chairman of the Board of Directors of the Company	PRC

ANNEX F: FORM OF PROXY CARD – SHAREHOLDERS ONLY

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF Sky-mobi Limited

FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON                 , 2016

The undersigned registered shareholder(s) of Sky-mobi Limited (the “Company) being the registered holder(s) of                                                     (Note 1) shares of US$0.00005 each in the share capital of the Company hereby acknowledge(s) receipt of the notice of extraordinary general meeting of shareholders and proxy statement, each dated                 , 2016, and hereby appoint(s) the chairman of the extraordinary general meeting

or                                                                                  of                                                                                       (Note 2) as proxy, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the extraordinary general meeting of shareholders of the Company to be held on                 , 2016 at                  a.m. (Beijing time), at                 , and at any adjournment thereof, and to vote all shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by the undersigned below and (ii) in the discretion of the proxy upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the following proposals:

PROPOSAL 1: As a special resolution, that the Agreement and Plan of Merger, dated as of August 22, 2016 (the “Merger Agreement”), among the Company, Amber Shining Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Power Rich Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being substantially in the form attached to the Merger Agreement and which will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”) including (i) the Merger, (ii) the amendment of the authorized share capital of the Company from US$1,000,000 divided into 20,000,000,000 shares of a par value of US$0.00005 each to US$50,000 divided into 1,000,000,000 shares with a par value of US$0.00005 each, and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association in the form attached as Appendix II to the Plan of Merger at the effective time of the Merger, be approved and authorized by the Company.

FOR	AGAINST	ABSTAIN

☐	☐	☐

PROPOSAL 2: As a special resolution, that the directors be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

FOR	AGAINST	ABSTAIN

☐	☐	☐

PROPOSAL 3: As an ordinary resolution, that the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

FOR	AGAINST	ABSTAIN

☐	☐	☐

Dated: ,

Shareholder Name:	Co-Owner Name (if applicable):
Shareholder Signature	Co-Owner Signature

This proxy card must be signed by the person registered in the register of members of the Company at the close of business on                 , 2016 (Cayman Islands Time) or his attorney duly authorized in writing. In the case of a corporation, this proxy card must be executed either under seal or under the hand of an officer or attorney or other person duly authorized to sign the same.

1.            Please insert the number of shares in the share capital of the Company registered in your name(s) and to which this proxy card relates. If no number is inserted, this proxy card will be deemed to relate to all of such shares in the share capital of the Company registered in your name(s).

2.             If any proxy other than the chairman of the extraordinary general meeting is preferred, please strike out the words “THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING or” and insert the name and address of the proxy desired in the space provided. If more than one proxy is so appointed, the appointment shall specify the number of shares in respect of which each such proxy is so appointed. IF NO NAME IS INSERTED, THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING WILL ACT AS YOUR PROXY. ANY ALTERATION MADE TO THIS PROXY CARD MUST BE INITIALLED BY THE PERSON WHO SIGNS IT.

3.             A proxy need not be a member (registered shareholder) of the Company but must attend the meeting in person to represent you.

4.             Where there are joint holders of any share any one of such joint holders may vote, either in person or by proxy, in respect of such share as if he were solely entitled thereto, but if more than one of such joint holders be present at the meeting, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

5.             To be valid, this proxy card together with any power of attorney (if any) or other authority (if any) under which it is signed or a certified copy thereof, must be completed, signed and deposited at [●] as soon as possible and in any event before [●].

6.    Completion and delivery of this proxy card will not preclude you from attending the extraordinary general meeting (or any adjournment thereof) and voting in person at the extraordinary general meeting (or any adjournment thereof) if you so which, and in such event, this proxy card shall be deemed to be revoked.

ANNEX G: Form of DEPOSITARY'S NOTICE

Time Sensitive Materials

[Form of]

Depositary's Notice of

Shareholders' Meeting of

Sky-mobi Limited

ADSs:	American Depositary Shares.
ADS CUSIP No.:	83084G109.
ADS Record Date:	[●], 2016.
Meeting Specifics:	Extraordinary General Meeting to be held on [●], 2016 at [●] A.M. (Beijing time) at [●] (the “Meeting”).
Meeting Agendas:	Please refer to the Company's materials enclosed herewith.
ADS Voting Instructions Deadline:	On or before 10:00 A.M. (New York City time) on [●], 2016.
Deposited Securities:	Common shares, par value US$0.00005 per share, of Sky-mobi Limited, a company incorporated under the laws of the Cayman Islands.
ADS Ratio:	8 common shares to 1 ADS.
Depositary:	Citibank, N.A.
Custodian of Deposited Securities:	Citibank, N.A. - Hong Kong Office.
Deposit Agreement:	Deposit Agreement, dated as of December 15, 2010, by and among the Company, the Depositary and all Holders and Beneficial Owners of ADSs, issued thereunder.

To be counted, your Voting Instructions need to be received by the Depositary prior to 10:00 A.M. (New York City time) on [●], 2016.

Note that if you do not timely return the Voting Instructions to the Depositary, the Deposited Securities represented by your ADSs may nevertheless be voted upon the terms set forth in the Deposit Agreement.

The Company has announced that the Meeting will be held at the date, time and location identified above.* A copy of the Notice of Meeting from the Company which includes the agenda for such Meeting is enclosed.

Holders of ADSs wishing to give voting instructions to the Depositary must sign, complete and return the enclosed Voting Instructions prior to the ADS Voting Instructions Deadline in the enclosed pre-addressed envelope.

The Depositary has been advised by the Company that the chairman of the Company’s board of directors has undertaken to demand poll voting at the Meeting.

Upon timely receipt of signed and completed Voting Instructions from a Holder of ADSs, the Depositary shall endeavor, insofar as practicable and permitted under applicable law and the provisions of the Deposited Securities to vote, or cause the Custodian to vote (by means of the appointment of a proxy or otherwise) the Deposited Securities in respect of which Voting Instructions have been received in accordance with the instructions contained therein.

Please also note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, if the Depositary shall have received timely Voting Instructions from an ADS Holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such ADS Holder’s ADSs, the Depositary will deem such ADS Holder to have instructed the Depositary to vote in favor of the items set forth in the Voting Instructions. If the Depositary shall not have received the Voting Instructions from an ADS Holder on or prior to the ADS Voting Instructions Deadline, such Holder shall be deemed and the Depositary shall deem such Holder to have instructed the Depositary to provide a discretionary proxy to a person designated by the Company to vote the Deposited Securities; provided, however, that no such discretionary proxy will be given by the Depositary with respect to any matters as to which the Company informs the Depositary that (a) it does not wish such proxy to be given; (b) substantial opposition exists; or (c) the rights of Holders may be materially adversely affected.

Voting Instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities.

In addition, please note that the Depositary shall, if so requested in writing by the Company, represent all Deposited Securities for the sole purpose of establishing a quorum at the Meeting.

The information contained herein with respect to the Meeting has been provided by the Company. Citibank, N.A. is forwarding this information to you solely as Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy of such information. Citibank, N.A. does not, and should not be deemed to, express any opinion with respect to the proposals to be considered at the Meeting. The rights and obligations of Holders and Beneficial Owners of ADSs, the Company and the Depositary are set forth in its entirety in the Deposit Agreement and summarized in the ADRs. If you wish to receive a copy of the Deposit Agreement, please contact the Depositary at the number set forth below.

If you have any questions about the way in which Voting Instructions may be delivered to the Depositary, please contact Citibank, N.A. - ADR Shareholder Services at 1-877-CITI-ADR (1-877-248-4237).

Citibank, N.A., as Depositary

*        As set forth in the Deposit Agreement, Holders of record of ADRs as of the close of business on the ADS Record Date, will be entitled, subject to any applicable law, the provisions of the Deposit Agreement, the Articles of Association of the Company, and the provisions of or governing the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by such Holders' ADSs.

ANNEX H: FORM OF ADS VOTING INSTRUCTION CARD

Extraordinary General Meeting

The Voting Instructions must be signed, completed and received at the indicated address prior to
10:00 A.M. (New York City time) on [●], 2016 for action to be taken.

VOTING INSTRUCTIONS	AMERICAN DEPOSITARY SHARES

Sky-mobi Limited (the "Company")

ADS CUSIP No.:	83084G109.
ADS Record Date:	[●], 2016.
Meeting Specifics:	Extraordinary General Meeting to be held on [●], 2016 at [●] A.M. (Beijing time) at [●] (the “Meeting”).
Meeting Agendas:	Please refer to the Company's Notice of Meeting enclosed herewith.
Depositary:	Citibank, N.A.
Deposit Agreement:	Deposit Agreement, dated as of December 15, 2010.
Deposited Securities:	Common shares, par value US$0.00005 per share, of the Company.
Custodian:	Citibank, N.A. - Hong Kong Office.

The undersigned holder, as of the ADS Record Date, of the American Depositary Shares identified above (such American Depositary Shares, the "ADSs"), acknowledges receipt of a copy of the Depositary's Notice of Meeting and hereby authorizes and directs the Depositary to cause to be voted at the Meeting (and any adjournment or postponement thereof) the Deposited Securities represented by the ADSs in the manner indicated on the reverse side hereof.

Please note that the Depositary has been advised by the Company that the chairman of the Company’s board of directors has undertaken to demand poll voting at the Meeting.

Please note that pursuant to Section 4.10 of the Deposit Agreement, the Depositary will vote or cause the Custodian to vote the Deposited Securities in accordance with the instructions as received from the Holders giving instructions.

Please also note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, if the Depositary shall not have received the Voting Instructions from an ADS Holder on or prior to the ADS Voting Instructions Deadline, such Holder shall be deemed and the Depositary shall deem such Holder to have instructed the Depositary to provide a discretionary proxy to a person designated by the Company to vote the Deposited Securities; provided, however, that no such discretionary proxy will be given by the Depositary with respect to any matters as to which the Company informs the Depositary that (a) it does not wish such proxy to be given; (b) substantial opposition exists; or (c) the rights of Holders may be materially adversely affected.

Voting Instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities.

In addition, please note that the Depositary shall, if so requested in writing by the Company, represent all Deposited Securities for the sole purpose of establishing a quorum at the Meeting.

Please indicate on the reverse side hereof how the Deposited Securities are to be voted.

The Voting Instructions must be marked, signed and returned on time in order to be counted.

By signing on the reverse side hereof, the undersigned represents to the Depositary and the Company that the undersigned is duly authorized to give the Voting Instructions contained herein.

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Agenda:

Proposal No. 1 -	As a special resolution, that the Agreement and Plan of Merger, dated as of August 22, 2016 (the “Merger Agreement”), among the Company, Amber Shining Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Power Rich Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being substantially in the form attached to the Merger Agreement and which will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”) including (i) the Merger, (ii) the amendment of the authorized share capital of the Company from US$1,000,000 divided into 20,000,000,000 shares of a par value of US$0.00005 each to US$50,000 divided into 1,000,000,000 shares with a par value of US$0.00005 each, and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association in the form attached as Appendix II to the Plan of Merger at the effective time of the Merger, be approved and authorized by the Company.

Proposal No. 2 -	As a special resolution, that the directors be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

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Proposal No. 3 -	As an ordinary resolution, that the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

A Issues	Sky-mobi Limited

	For	Against	Abstain
Proposal 1	☐	☐	☐

Proposal 2	☐	☐	☐

Proposal 3	☐	☐	☐

B Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

If these Voting Instructions are signed and timely returned to the Depositary but no specific direction as to voting is marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give voting instructions "FOR" the unmarked issue.

If these Voting Instructions are signed and timely returned to the Depositary but multiple specific directions as to voting are marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give an "ABSTAIN" voting instruction for such issue

Please be sure to sign and date this Voting Instruction Card.

Please sign your name to the Voting Instructions exactly as printed. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each MUST sign. Voting Instructions executed by a corporation should be in full name by a duly authorized officer with full title as such.

Signature 1 - Please keep signature within the line	Signature 2 - Please keep signature within the line	Date (mm/dd/yyyy)

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